SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

The Kroger Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

__________

PROXY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

AND

2012 ANNUAL REPORT
__________

Fellow Shareholders:

     We begin our 130th anniversary year with confidence.

     The ways we listen to Customers and respond to their ever-changing needs have evolved through our history, and yet several clear principles have remained constant for The Kroger Co. family of stores.

  Our success comes from our people and their dedication to making a difference in the lives of our Customers;

  We continually seek to strengthen our connection with our Customers, which results in

  Consistent returns for shareholders.

     Our confidence is firmly rooted in Kroger’s strong foundation for growth. About 10 years ago we announced our Customer 1st business strategy, which truly puts the Customer at the center of how we manage our business. Through our focus on the Four Keys of our strategy – our people, products, price and the shopping experience – we are connecting with Customers in more powerful ways than ever before. Kroger’s identical store sales trend is the clearest measure of that growing connection. In 2012, Kroger achieved a retail industry-leading 37 consecutive quarters – more than nine years – of positive identical sales growth.

     Late in 2012 we announced aggressive new growth plans to expand Customer 1st into the next decade. The Company is investing in a targeted expansion strategy to increase square footage and store penetration in existing markets and enter new markets. Through additional capital investments in new and existing stores, new store formats, and new ways to connect with our Customers and Associates, including our digital connection, we expect to achieve a higher long-term financial target and increase Shareholder return.

A Year of Record Earnings and Focus on Shareholder Value

     Kroger’s unique offering of better service, great products, an enjoyable shopping experience and low prices and weekly specials continues to resonate with a full range of Customers. As a result, fiscal 2012 sales grew $6.4 billion for total revenue of $96.8 billion, making Kroger one of the largest retailers in the world. Net earnings were $1.5 billion or $2.77 per diluted share; this includes an $0.11 per diluted share benefit of the extra week. We achieved record earnings per share for the year, and grew adjusted net earnings per share by more than 16 percent.

     Our outstanding business results allowed Kroger to continue using free cash flow to reward shareholders. We increased our quarterly dividend by 30 percent and returned more than $1.5 billion to shareholders through dividends and stock buybacks in 2012. Since 2006, Kroger has paid nearly $1.6 billion in dividends to Shareholders. We have been able to accomplish this while maintaining our investment-grade credit rating and improving our debt leverage ratio and annual interest expense. Since January 2000, Kroger has returned $9.0 billion to Shareholders through share repurchases.

     Now, what makes this best-in-class performance possible? A large part of the answer is simple: Our Great People. Associates in the Kroger family of stores are uniquely and authentically passionate for people and for delivering superior results. This is brought to life through their dedication to making the day better for every one of the more than seven million Customers who shop our stores daily – whether through a simple smile, solving a problem or helping Customers on a budget feed their family.

* * *

Celebration of Our Shared Heritage

     Barney Kroger opened his first store in Cincinnati, Ohio on July 1, 1883. That his Company not only survived but is thriving 130 years later is an amazing accomplishment. And yet two of our banners have been in business even longer. In 1873, George Ralphs – founder of our Ralphs division – opened his first store in Los Angeles. Ten years earlier, in 1863, John C. Groub – founder of our Jay C division – opened his first store in Rockford, Indiana.

     We are celebrating the shared heritage of our entire family of stores – a heritage of transformative growth and innovation that continues to inspire us today.

Transformative Growth

     Kroger’s heritage is one of impressive growth – from being the first grocer in the nation to operate its own bakery in 1901, to operating 37 manufacturing facilities today; from small grocery stores averaging 3,000 square feet in 1930, to supermarkets averaging 12,000 square feet in 1960, to today’s Marketplace stores averaging 125,000 square feet; and from sales topping $1 billion for the first time in 1952 to sales well over $96 billion in 2012.

     Our family of stores has grown by powerful combinations of strong regional banners, giving the Company the benefits of size without losing the local touch.

Innovation

     Strengthening our connection with Customers begins with listening to them, and for 130 years Kroger has developed innovative ways to listen and respond. In 1959, Kroger executives began conducting “Kroger Calls,” door-to-door interviews with homemakers, to better understand the needs of our Customers. In the 1970s we became the first grocer to formalize Customer research, and last year we listened to nearly 2,000,000 individual Customers and learned important insights that we use to make merchandising decisions.

     A more than decade-long partnership with dunnhumbyUSA, the leader in personalizing Customers’ experience of retailers and brands, helps us say that we know our Customers better than anyone. A great example of how we put this into practice is through our Loyal Customer Mailing, or LCM, which we send to millions of households regularly throughout the year. The most recent LCM reached more than 11 million households, and 97 percent of recipients received an individualized set of coupons for the products they like and buy regularly – almost no two were alike. At redemption rates regularly topping 60 percent, our LCM continues to lead the industry.

     Innovation at Kroger also means utilizing new technologies to meet Customer needs. In the early 1970s Kroger was the first retailer in the country to test now-ubiquitous electronic scanners at checkout. In just the last few years, we have pioneered Que Vision, our innovative faster checkout program that has reduced the time a Customer waits in line to check out, on average, from four minutes a few years ago to less than 30 seconds in our stores today.

     Innovation is also at the heart of our sustainability efforts, aimed at improving today to protect tomorrow. Kroger created an innovative process to rescue safe, edible fresh products and donate them quickly to local food banks. This innovation has been replicated by other retailers and today fresh products make up more than half of the food distributed nationwide by Feeding America.

     We remain committed to delivering always fresh, high quality and sustainably-sourced seafood. We do this in a variety of ways, including support for both wild-caught and farm-raised fishery improvement projects around the world, through our partnership with the World Wildlife Fund.

     We continue to reduce energy use, which lowers our carbon footprint and helps our bottom line. We have reduced total energy consumption by 32.7 percent since 2000, and are on track to meet our goal of a 35 percent reduction by 2015. We achieve these efficiencies in large ways and small, from designing every new store to earn the U.S. EPA Energy Star rating, to every Associate taking responsibility to turn off lights and check cooler temperatures throughout the day.

     You can learn more about our sustainability initiatives by reading our annual sustainability report, available on our website sustainability.kroger.com.

     Kroger is one of the safest companies in our industry. Associate engagement in innovative safety programs has reduced accident rates in our stores and manufacturing plants by 76 percent since 1995.

* * *

Celebration of Our People

     Our shared heritage is the sum total of countless decisions made by Associates through more than a century in business. We invest in our Associates and their families in a variety of ways, including:

  In 2012, Kroger spent more than $1.7 billion to provide health care benefits.

  Through the Kroger Scholars fund, we provide scholarships to children of Associates so they can further their dreams. In the last five years, Kroger has provided scholarships to 1,500 children of Associates.

  We take care of each other through the most challenging circumstances – such as the loss of a home due to a natural disaster – through our Helping Hands program.

     A distinct point of pride and celebration for us is the longevity of so many of our Associates. Currently, more than 13,000 of our more than 343,000 Associates have served our Customers for more than 30 years. Nearly 2,000 Associates have served for more than 40 years.

* * *

Enduring Value of Supporting Communities

     Over the years, Kroger has undergone several reinventions to meet the changing needs of American families. One thing that has not changed is our ability to make a difference in the lives of our Customers and communities. We partner with local communities through our commitment to feeding the hungry and supporting women’s health, the military and their families, and local organizations and schools.

     In 2012, Kroger:

  Delivered the largest contribution of food and funds in Kroger’s history, the equivalent of nearly 200 million meals, to Feeding America and its local food banks.

  Engaged vendors and Customers to contribute more than nearly $5.9 million in support of women’s health and breast cancer awareness programs.

  Delivered $3.3 million to the USO to help them in their work supporting the military and their families. This is the largest one-time gift to the USO in that organization’s history.

  Supported more than 30,000 schools and local organizations through our Community Rewards Program that delivers personalized, Customer-driven donations based on total purchases.

  Contributed an additional $8.2 million to local organizations supporting our communities through The Kroger Co. Foundation. In the past five years, our foundation has donated $37.4 million.

     We do these things because our Customers tell us it is important to them and because it strengthens the communities we call home. When you combine the cash, food and product we donate to a variety of causes and programs, Kroger contributed more than $250 million in 2012 to support the communities we serve.

     Kroger is a leader in supplier diversity, spending more than $1 billion annually with women- and minority-owned businesses. We proudly remain a member of the Billion Dollar Roundtable and the United States Hispanic Chamber of Commerce Million Dollar Club.

* * *

The Year Ahead

     Kroger is on pace to deliver another record year. Revenues will approach $100 billion for the first time.

     We will continue to execute our Customer 1st Strategy, coupled with our renewed commitment to growth, to make a difference for Customers and create value for Shareholders in 2013. By targeting capital investments to grow our business in new and existing markets and leveraging dunnhumby insights to solve varied Customer needs, we expect to achieve fully diluted earnings per share growth of 8% to 11% plus the dividend over time.

     As you can see, the future is bright for Kroger. We are bullish about our ability to sustain the strong momentum that we generated in 2012. In many ways, our fiscal 2012 results served as a great example of our ability to continually grow. We are enthusiastic about all that is to come in the year ahead, which will surely be an exciting and significant one for Kroger.

     On behalf of the entire Kroger family, thank you for your continued trust and support.

David B. Dillon
Chairman of the Board and
Chief Executive Officer

     Congratulations to the winners of The Kroger Co. Community Service Award for 2012:

Division	Recipient
Delta	Kay Pruett
Dillon Stores	Janice Cardwell
Food 4 Less/Foods Co	Janet Guerra
Fred Meyer	Carol Drain
Fry’s	Nicki Schillhahn-Amos
Jay C Stores	Roger Pedigo
King Soopers	Linda Hampton
Michigan	Joanne Cook
Mid-Atlantic	Ray Rogers
Mid-South	Anna Hill
QFC	Drew Minnick
Ralphs	Ramon Cabrera
Smith’s	Tim Moore
Southwest	Craig Stone / Stephen DeGloria (co-winners)

Anderson Bakery	John Haymond
Country Oven Bakery	Kenetha Bryant
Kenlake Foods	Chris Rowland
Winchester Farms Dairy	Terry Frailey
Turkey Hill Dairy	Gordon Markel
Kwik Shop (C-stores)	Shelly Glassman

Corporate	Carol Bradham-Hancz
The Little Clinic	Matt Salts
Logistics	Frank Tubbs

Notice of Annual Meeting of Shareholders

Cincinnati, Ohio, May 14, 2013

To All Shareholders of The Kroger Co.:

     The annual meeting of shareholders of The Kroger Co. will be held at the MUSIC HALL BALLROOM, MUSIC HALL, 1241 Elm Street, Cincinnati, Ohio 45202, on June 27, 2013, at 11 a.m., eastern time, for the following purposes:

1.	To elect the directors for the ensuing year;

2.	To consider and act upon an advisory vote to approve executive compensation;

3.	To consider and act upon a proposal to ratify the selection of independent public accountants for the year 2013;

4.	To act upon four shareholder proposals, if properly presented at the annual meeting; and

5.	To transact such other business as may properly be brought before the meeting;

all as set forth in the Proxy Statement accompanying this Notice. Holders of common shares of record at the close of business on April 30, 2013, will be entitled to vote at the meeting.

Attendance

     Only shareholders and persons holding proxies from shareholders may attend the meeting. If you are attending the meeting, please bring the notice of the meeting that was separately mailed to you or the top portion of your proxy card, either of which will serve as your admission ticket.

     YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THE PROXY AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

     If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website, ir.kroger.com, at 11 a.m., eastern time.

By order of the Board of Directors,
Paul W. Heldman, Secretary

Proxy Statement

Cincinnati, Ohio, May 14, 2013

     Your proxy is solicited by the Board of Directors of The Kroger Co., and the cost of solicitation will be borne by Kroger. We will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. Kroger has retained D.F. King & Co., Inc., 48 Wall Street, New York, New York, to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $15,000. Proxies may be solicited personally, by telephone, electronically via the Internet, or by mail.

     David B. Dillon, John T. LaMacchia, and Bobby S. Shackouls, all of whom are Kroger directors, have been named members of the Proxy Committee.

     The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first furnished to shareholders on May 14, 2013.

     As of the close of business on April 30, 2013, our outstanding voting securities consisted of 520,063,320 common shares, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to Kroger’s Secretary, or in person at the meeting, or by appointment of a subsequent proxy. Shareholders may not cumulate votes in the election of directors.

     The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows:

     Item No. 1, Election of Directors – An affirmative majority of the total number of votes cast “for” or “against” a director nominee is required for election. Accordingly, broker non-votes and abstentions will have no effect on this proposal.

     Item No. 2, Advisory Vote to Approve Executive Compensation – Approval by shareholders of executive compensation requires the affirmative vote of the majority of shares participating in the voting. Accordingly, broker non-votes and abstentions will have no effect on this proposal.

     Item No. 3, Selection of Auditors – Ratification by shareholders of the selection of independent public accountants requires the affirmative vote of the majority of shares participating in the voting. Accordingly, abstentions will have no effect on this proposal.

     Item Nos. 4, 5, 6 and 7, Shareholder Proposals – The affirmative vote of a majority of shares participating in the voting on a shareholder proposal is required for its adoption. Proxies will be voted AGAINST these proposals unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Broker non-votes and abstentions will have no effect on these proposals.

Proposals to Shareholders

Election of Directors
(Item No. 1)

     The Board of Directors, as now authorized, consists of fourteen members. All members are to be elected at the annual meeting to serve until the annual meeting in 2014, or until their successors have been elected by the shareholders or by the Board of Directors pursuant to Kroger’s Regulations, and qualified. Kroger’s Articles of Incorporation provide that the vote required for election of a director by the shareholders, except in a contested election or when cumulative voting is in effect, will be the affirmative vote of a majority of the votes cast for or against the election of a nominee.

     The experience, qualifications, attributes, and skills that led the Corporate Governance Committee and the Board to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. The committee memberships stated below are those in effect as of the date of this proxy statement. It is intended that, except to the extent that authority is withheld, proxies will be voted for the election of the following persons:

Name	Professional Occupation (1)	Age	Director Since
	Nominees for Director for Terms of Office Continuing Until 2014
Reuben V. Anderson

Mr. Anderson is a Senior Partner in the Jackson, Mississippi office of Phelps Dunbar, a regional law firm based in New Orleans. Prior to joining this law firm, he was a justice of the Supreme Court of Mississippi. Mr. Anderson is a director of AT&T Inc., and during the past five years was a director of Trustmark Corporation. He is a member of the Corporate Governance and Public Responsibilities Committees.

Mr. Anderson has extensive litigation experience, and he served as the first African-American Justice on the Mississippi Supreme Court. His knowledge and judgment gained through years of legal practice are of great value to the Board. In addition, as former Chairman of the Board of Trustees of Tougaloo College and a resident of Mississippi, he brings to the Board his insights into the African-American community and the southern region of the United States. Mr. Anderson has served on numerous board committees, including audit, public policy, finance, executive, and nominating committees.

		70	1991

Name	Professional Occupation (1)	Age	Director Since
Robert D. Beyer

Mr. Beyer is Chairman of Chaparal Investments LLC, a private investment firm and holding company that he founded in 2009. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. From 2000 to 2005, he served as President and Chief Investment Officer of Trust Company of the West, the principal operating subsidiary of TCW. Mr. Beyer is a member of the Board of Directors of The Allstate Corporation. He is vice chair of the Corporate Governance Committee and a member of the Financial Policy Committee.

Mr. Beyer brings to Kroger his experience as CEO of TCW, a global investment management firm serving many of the largest institutional investors in the U.S. He has exceptional insight into Kroger’s financial strategy, and his experience qualifies him to serve as a member of the Financial Policy Committee. While at TCW, he also conceived and developed the firm’s risk management infrastructure, an experience that is useful to the Kroger Board in performing its risk management oversight functions. His abilities and service as a director were recognized by his peers, who selected Mr. Beyer as an Outstanding Director in 2008 as part of the Outstanding Directors Program of the Financial Times.

		53	1999

David B. Dillon

Mr. Dillon was elected Chairman of the Board of Kroger in 2004, Chief Executive Officer in 2003, and President and Chief Operating Officer in 2000. He served as President in 1999, and as President and Chief Operating Officer from 1995 to 1999. Mr. Dillon was elected Executive Vice President of Kroger in 1990 and President of Dillon Companies, Inc. in 1986. He is a director of DIRECTV, and during the past five years was a director of Convergys Corporation.

Mr. Dillon brings to Kroger his extensive knowledge of the supermarket business, having over 30 years of experience with Kroger and Dillon Companies. In addition to his depth of knowledge of Kroger and the fiercely competitive industry in which Kroger operates, he has gained a wealth of experience by serving on audit, compensation, finance, and governance committees of other boards.

		62	1995

Name	Professional Occupation (1)	Age	Director Since
Susan J. Kropf

Ms. Kropf was President and Chief Operating Officer of Avon Products Inc., a manufacturer and marketer of beauty care products, from 2001 until her retirement in January 2007. She joined Avon in 1970. Prior to her most recent assignment, Ms. Kropf had been Executive Vice President and Chief Operating Officer, Avon North America and Global Business Operations from 1998 to 2000. From 1997 to 1998 she was President, Avon U.S. Ms. Kropf was a member of Avon’s Board of Directors from 1998 to 2006. She currently is a member of the Board of Directors of Coach, Inc., MeadWestvaco Corporation, and Sherwin Williams Company. She is a member of the Audit and Financial Policy Committees.

Ms. Kropf has gained a unique consumer insight, having led a major beauty care company. She has extensive experience in manufacturing, marketing, supply chain operations, customer service, and product development, all of which assist her in her role as a member of Kroger’s Board. Ms. Kropf has a strong financial background, and has served on compensation, audit, and corporate governance committees of other boards. She was inducted into the YWCA Academy of Women Achievers.

		64	2007

John T. LaMacchia

Mr. LaMacchia served as Chairman of the Board of Tellme Networks, Inc., a provider of voice application networks, from September 2001 to May 2007. From September 2001 through December 2004 he was also Chief Executive Officer of Tellme Networks. From May 1999 to May 2000 Mr. LaMacchia was Chief Executive Officer of CellNet Data Systems, Inc., a provider of wireless data communications. From October 1993 through February 1999, he was President and Chief Executive Officer of Cincinnati Bell Inc. He is a member of the Compensation and Corporate Governance Committees.

Mr. LaMacchia brings to Kroger his tenure leading both large and small companies. He has developed expertise in compensation and governance issues through his experience on compensation and corporate governance committees of Kroger and other boards.

		71	1990

David B. Lewis

Mr. Lewis is a shareholder and director of Lewis & Munday, a Detroit based law firm with offices in Washington, D.C. and New York City. He is a director of H&R Block, Inc. and STERIS Corporation. He is a member of the Financial Policy Committee and vice chair of the Public Responsibilities Committee.

In addition to his background as a practicing attorney and expertise in bond financing, Mr. Lewis brings to Kroger’s Board his financial expertise gained while earning his MBA in Finance as well as his service and leadership on Kroger’s audit committee and the board committees of other publicly traded companies. Mr. Lewis has served on the Board of Directors of Conrail, Inc., LG&E Energy Corp., M.A. Hanna, TRW, Inc., and Comerica, Inc. He is a former chairman of the National Association of Securities Professionals.

		68	2002

Name	Professional Occupation (1)	Age	Director Since
W. Rodney McMullen

Mr. McMullen was elected President and Chief Operating Officer of Kroger in August 2009. Prior to that he was elected Vice Chairman in 2003, Executive Vice President in 1999, and Senior Vice President in 1997. Mr. McMullen is a director of Cincinnati Financial Corporation.

Mr. McMullen has broad experience in the supermarket business, having spent his career spanning over 30 years with Kroger. He has a strong financial background and played a major role as architect of Kroger’s strategic plan. Mr. McMullen is actively involved in the day-to-day operations of Kroger. His service on the compensation, executive, and investment committees of Cincinnati Financial Corporation adds depth to his extensive retail experience.

		52	2003

Jorge P. Montoya

Mr. Montoya was President of The Procter & Gamble Company’s Global Snacks & Beverage division, and President of Procter & Gamble Latin America, from 1999 until his retirement in 2004. Prior to that, he was an Executive Vice President of Procter & Gamble, a provider of branded consumer packaged goods, from 1995 to 1999. Mr. Montoya is a director of The Gap, Inc. He is chair of the Public Responsibilities Committee and a member of the Compensation Committee.

Mr. Montoya brings to Kroger’s Board over 30 years of leadership experience at a premier consumer products company. He has a deep knowledge of the Hispanic market, as well as consumer products and retail operations. Mr. Montoya has vast experience in marketing and general management, including international business. He was named among the 50 most important Hispanics in Business & Technology, in Hispanic Engineer & Information Technology Magazine.

		66	2007

Clyde R. Moore

Mr. Moore is the Chairman and Chief Executive Officer of First Service Networks, a national provider of facility and maintenance repair services. He is a director of First Service Networks. Mr. Moore is chair of the Compensation Committee and a member of the Corporate Governance Committee.

Mr. Moore has over 25 years of general management experience in public and private companies. He has sound experience as a corporate leader overseeing all aspects of a facilities management firm and a manufacturing concern. Mr. Moore’s expertise broadens the scope of the Board’s experience to provide oversight to Kroger’s facilities and manufacturing businesses.

		59	1997

Name	Professional Occupation (1)	Age	Director Since
Susan M. Phillips

Dr. Phillips is Professor Emeritus of Finance at The George Washington University School of Business. She joined that university as a Professor and Dean in 1998. She retired as Dean of the School of Business as of June 30, 2010, and as Professor the following year. She was a member of the Board of Governors of the Federal Reserve System from December 1991 through June 1998. Before her Federal Reserve appointment, Dr. Phillips served as Vice President for Finance and University Services and Professor of Finance in The College of Business Administration at the University of Iowa from 1987 through 1991. She is a director of CBOE Holdings, Inc., State Farm Mutual Automobile Insurance Company, State Farm Life Insurance Company, State Farm Companies Foundation, National Futures Association, the Chicago Board Options Exchange, and Agnes Scott College. Dr. Phillips also was a trustee of the Financial Accounting Foundation until the end of 2010. She is a member of the Audit and Compensation Committees.

Dr. Phillips brings to the Board strong financial acumen, along with a deep understanding of, and involvement with, the relationship between corporations and the government. Her experience in academia brings a unique and diverse viewpoint to the deliberations of the Board. Dr. Phillips has been designated an Audit Committee financial expert.

		68	2003

Steven R. Rogel

Mr. Rogel was elected Chairman of the Board of Weyerhaeuser Company, a forest products company, in 1999 and was President and Chief Executive Officer and a director thereof from December 1997 to January 1, 2008 when he relinquished the role of President. He relinquished the CEO role in April of 2008 and retired as Chairman as of April 2009. Before that time Mr. Rogel was Chief Executive Officer, President and a director of Willamette Industries, Inc. He served as Chief Operating Officer of Willamette Industries, Inc. until October 1995 and, before that time, as an executive and group vice president for more than five years. Mr. Rogel is a director of Union Pacific Corporation and a director and non-executive Chairman of the Board of EnergySolutions, Inc. He is a member of the Corporate Governance and Financial Policy Committees.

Mr. Rogel has extensive experience in management of large corporations at all levels. He brings to the Board a unique perspective, having led a national supplier of paper products prior to his retirement. Mr. Rogel previously served as Kroger’s Lead Director, and has served on compensation, finance, audit, and governance committees of other corporations.

		70	1999

Name	Professional Occupation (1)	Age	Director Since
James A. Runde

Mr. Runde is a special advisor and a former Vice Chairman of Morgan Stanley, a financial services provider, where he has been employed since 1974. He was a member of the Board of Directors of Burlington Resources Inc. prior to its acquisition by ConocoPhillips in 2006. Mr. Runde serves as a Trustee Emeritus of Marquette University and the Pierpont Morgan Library. He is a member of the Compensation Committee and chair of the Financial Policy Committee.

Mr. Runde brings to Kroger’s Board a strong financial background, having led a major financial services provider. He has served on the compensation committee of a major corporation.

		66	2006

Ronald L. Sargent

Mr. Sargent is Chairman and Chief Executive Officer of Staples, Inc., a consumer products retailer, where he has been employed since 1989. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. In addition to serving as a director of Staples, Mr. Sargent is a director of Five Below, Inc. During the past five years, he was a director of Mattel, Inc. and The Home Depot, Inc. Mr. Sargent is chair of the Audit Committee and a member of the Public Responsibilities Committee.

Mr. Sargent has over 30 years of retail experience, first with Kroger and then with increasing levels of responsibility and leadership at Staples, Inc. His efforts helped carve out a new market niche for the international retailer that he leads. His understanding of retail operations and consumer insights are of particular value to the Board. Mr. Sargent has been designated an Audit Committee financial expert.

		57	2006

Bobby S. Shackouls

Until the merger of Burlington Resources Inc. and ConocoPhillips, which became effective in 2006, Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He had been a director of that company since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, since 1994. Mr. Shackouls is a director of PNGS GP LLC, the general partner of PAA Natural Gas Storage, L.P., and Oasis Petroleum Inc. During the past five years, Mr. Shackouls was a director of ConocoPhillips. He has been appointed by Kroger’s Board to serve as Lead Director. Mr. Shackouls is chair of the Corporate Governance Committee and a member of the Audit Committee.

Mr. Shackouls brings to the Board the critical thinking that comes with a chemical engineering background. His guidance of a major natural resources company, coupled with his corporate governance expertise, forms the foundation of his leadership role on Kroger’s Board.

		62	1999
____________________

(1)	Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

Information Concerning the Board of Directors

Committees of the Board

     The Board of Directors has a number of standing committees including Audit, Compensation, and Corporate Governance Committees. All standing committees are composed exclusively of independent directors. All Board committees have charters that can be found on our corporate website at ir.kroger.com under Guidelines on Issues of Corporate Governance. During 2012, the Audit Committee met five times, the Compensation Committee met four times, and the Corporate Governance Committee met two times. Committee memberships are shown on pages 8 through 13 of this Proxy Statement. The Audit Committee reviews financial reporting and accounting matters pursuant to its charter and selects our independent accountants. The Compensation Committee recommends for determination by the independent members of our Board the compensation of the Chief Executive Officer, determines the compensation of Kroger’s other senior management, and administers some of our incentive programs. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The Corporate Governance Committee develops criteria for selecting and retaining members of the Board, seeks out qualified candidates for the Board, and reviews the performance of the Board and, along with the other independent board members, the CEO.

     The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations relating to our annual meeting in June 2014, together with a description of the proposed nominee’s qualifications, background and experience, must be submitted in writing to Paul W. Heldman, Secretary, and received at our executive offices not later than January 14, 2014. The shareholder also should indicate the number of shares beneficially owned by the shareholder. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Committee. These criteria are:

  Demonstrated ability in fields considered to be of value in the deliberations of the Board, including business management, public service, education, science, law, and government;

  Highest standards of personal character and conduct;

  Willingness to fulfill the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings, including review of all meeting materials provided in advance of the meeting; and

  Ability to understand the perspectives of Kroger’s customers, taking into consideration the diversity of our customers, including regional and geographic differences.

     Racial, ethnic, and gender diversity is an important element in promoting full, open, and balanced deliberations of issues presented to the Board, and is considered by the Corporate Governance Committee. Some consideration also is given to the geographic location of director candidates in order to provide a reasonable distribution of members from the operating areas of the Company.

     The Corporate Governance Committee typically recruits candidates for Board membership through its own efforts and through suggestions from other directors and shareholders. The Committee on occasion has retained an outside search firm to assist in identifying and recruiting Board candidates who meet the criteria established by the Committee.

Corporate Governance

     The Board of Directors has adopted Guidelines on Issues of Corporate Governance. These Guidelines, which include copies of the current charters for the Audit, Compensation, and Corporate Governance Committees, and the other committees of the Board of Directors, are available on our corporate website at ir.kroger.com. Shareholders may obtain a copy of the Guidelines by making a written request to Kroger’s Secretary at our executive offices.

Independence

     The Board of Directors has determined that all of the directors, with the exception of Messrs. Dillon and McMullen, have no material relationships with Kroger and, therefore, are independent for purposes of the New York Stock Exchange listing standards. The Board made its determination based on information furnished by all members regarding their relationships with Kroger. After reviewing the information, the Board determined that all of the non-employee directors were independent because (i) they all satisfied the independence standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934, (ii) they all satisfied the criteria for independence set forth in Rule 303A.02 of the New York Stock Exchange Listed Company Manual, and (iii) other than business transactions between Kroger and entities with which the directors are affiliated, the value of which falls below the thresholds identified by the New York Stock Exchange listing standards, none had any material relationships with us except for those arising directly from their performance of services as a director for Kroger.

Lead Director

     Kroger’s Lead Director serves in a variety of roles, including reviewing and approving all Board meeting agendas, meeting materials and schedules to ensure that the appropriate topics are reviewed and that sufficient time is allocated to each; serving as a liaison between the chairman of the Board, management, and the non-management directors; presiding at the executive sessions of independent directors (held after each Board meeting) and at all other meetings of the Board at which the chairman is not present; calling an executive session of the independent directors at any time; and serving as the Board’s representative for any consultation and direct communication, following a request, with major shareholders. Unless otherwise determined by the Board, the chair of the Corporate Governance Committee is designated as the Lead Director.

Audit Committee Expertise

     The Board of Directors has determined that Susan M. Phillips and Ronald L. Sargent, independent directors who are members of the Audit Committee, are “audit committee financial experts” as defined by applicable SEC regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards.

Code of Ethics

     The Board of Directors has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, employees and members of the Board of Directors, including Kroger’s principal executive, financial, and accounting officers. The Policy is available on our corporate website at ir.kroger.com. Shareholders may obtain a copy of the Policy by making a written request to Kroger’s Secretary at our executive offices.

Communications with the Board

     The Board has established two separate mechanisms for shareholders and interested parties to communicate with the Board. Any shareholder or interested party who has concerns regarding accounting, improper use of Kroger assets, or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or email address (helpline@kroger.com) established by the Board’s Audit Committee. The concerns are investigated by Kroger’s Vice President of Auditing and reported to the Audit Committee as deemed appropriate by the Vice President of Auditing.

     Shareholders or interested parties also may communicate with the Board in writing directed to Kroger’s Secretary at our executive offices. The Secretary will consider the nature of the communication and determine whether to forward the communication to the chair of the Corporate Governance Committee. Communications relating to personnel issues or our ordinary business operations, or seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. All other communications will be forwarded to the chair of the Corporate Governance Committee for further consideration. The chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the Corporate Governance Committee or the entire Board.

Attendance

     The Board of Directors held seven meetings in 2012. During 2012, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees on which that director served. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. All fourteen members of the Board attended last year’s annual meeting.

Compensation Consultants

     The Compensation Committee directly engages a compensation consultant from Mercer Human Resource Consulting to advise the Committee in the design of compensation for executive officers. In 2012, Kroger paid that consultant $135,573 for work performed for the Committee. Kroger, on management’s recommendation, retained the parent and affiliated companies of Mercer Human Resource Consulting to provide other services for Kroger in 2012, for which Kroger paid $2,541,660. These other services primarily related to insurance claims (for which Kroger was reimbursed by insurance carriers as claims were adjusted), insurance brokerage and bonding commissions, and pension consulting. Kroger also made payments to affiliated companies for insurance premiums that were collected by the affiliated companies on behalf of insurance carriers, but these amounts are not included in the totals referenced above, as the amounts were paid over to insurance carriers for services provided by those carriers. Although neither the Committee nor the Board expressly approved the other services, after taking into consideration the NYSE’s independence standards, the Committee determined that the consultant is independent because (a) he was first engaged by the Committee before he became associated with Mercer; (b) he works exclusively for the Committee and not for our management; (c) he does not benefit from the other work that Mercer’s parent and affiliated companies perform for Kroger; and (d) neither the consultant nor the consultant’s team perform any other services on behalf of Kroger.

Board Oversight of Enterprise Risk

     While risk management is primarily the responsibility of Kroger’s management team, the Board of Directors is responsible for the overall supervision of our risk management activities. The Board’s oversight of the material risks faced by Kroger occurs at both the full Board level and at the committee level.

     The Board’s Audit Committee has oversight responsibility not only for financial reporting of Kroger’s major financial exposures and the steps management has taken to monitor and control those exposures, but also for the effectiveness of management’s processes that monitor and manage key business risks facing Kroger, as well as the major areas of risk exposure and management’s efforts to monitor and control that exposure. The Audit Committee also discusses with management its policies with respect to risk assessment and risk management.

     Management, including Kroger’s Chief Ethics and Compliance Officer, provides regular updates throughout the year to the respective committees regarding the management of the risks they oversee, and each of these committees reports on risk to the full Board at each regular meeting of the Board.

     In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as necessary. At each Board meeting, the Chairman and CEO addresses matters of particular importance or concern, including any significant areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail Kroger’s short- and long-term strategies, including consideration of significant risks facing Kroger and their potential impact. The independent directors, in executive sessions led by the Lead Director, address matters of particular concern, including significant areas of risk, that warrant further discussion or consideration outside the presence of Kroger employees.

     We believe that our approach to risk oversight, as described above, optimizes our ability to assess interrelationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Kroger. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the five fully independent Board committees, and in executive sessions of independent directors led by an independent Lead Director, to exercise effective oversight of the actions of management, led by Mr. Dillon as Chairman and CEO, in identifying risks and implementing effective risk management policies and controls.

Board Leadership Structure

     Our Board is composed of twelve independent directors and two management directors, Mr. Dillon, the Chairman of the Board and Chief Executive Officer, and Mr. McMullen, President and Chief Operating Officer. In addition, as provided in our Guidelines on Issues of Corporate Governance, the Board has designated one of the independent directors as Lead Director. The Board has established five standing committees — audit, compensation, corporate governance, financial policy, and public responsibilities. Each of the Board committees is composed solely of independent directors, each with a different independent director serving as committee chair. We believe that the mix of experienced independent and management directors that make up our Board, along with the independent role of our Lead Director and our independent Board committees, benefits Kroger and its shareholders.

     The Board believes that it is beneficial to Kroger and its shareholders to designate one of the directors as a Lead Director. The Lead Director serves a variety of roles, including reviewing and approving Board agendas, meeting materials and schedules to confirm the appropriate topics are reviewed and sufficient time is allocated to each; serving as liaison between the Chairman of the Board, management, and the non-management directors; presiding at the executive sessions of independent directors and at all other meetings of the Board of Directors at which the Chairman of the Board is not present; calling an executive session of independent directors at any time and serving as the Board’s representative for any consultation and direct communication, following a request, with major shareholders. Bobby Shackouls, an independent director and the chair of the Corporate Governance Committee, is currently our Lead Director. Mr. Shackouls is an effective Lead Director for Kroger due to, among other things, his independence, his deep strategic and operational understanding of Kroger obtained while serving as a Kroger director, his corporate governance knowledge acquired during his tenure as a member of our Corporate Governance Committee, his previous experience on other boards, and his prior experience as a CEO of a Fortune 500 company.

     With respect to the roles of Chairman and CEO, the Guidelines provide that the Board believes that it is in the best interests of Kroger and its shareholders for one person to serve as Chairman and CEO. The Board recognizes that there may be circumstances in which it is in the best interests of Kroger and its shareholders for the roles to be separated, and the Board exercises its discretion as it deems appropriate in light of prevailing circumstances. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process, as was the case in 2003 when the roles were separated. Since 2004, the roles have been combined.

     Our Board and each of its committees conduct an annual evaluation to determine whether they are functioning effectively. As part of this annual self-evaluation, the Board assesses whether the current leadership structure continues to be appropriate for Kroger and its shareholders. Our Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate. We believe that Kroger, like many U.S. companies, has been well-served by this flexible leadership structure.

Compensation Discussion and Analysis

Executive Compensation – Overview

     As one of the largest retailers in the world, our executive compensation philosophy remains to attract and retain the best management talent and motivating these employees to achieve our business and financial goals. We believe that strategy creates value for shareholders in a manner consistent with our focus on our core values: honesty, integrity, respect, inclusion, diversity, and safety.

     To achieve our objectives, our Compensation Committee seeks to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, it is guided by the following principles:

  A significant portion of pay should be performance-based, increasing proportionally with an executive’s level of responsibility;

  Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus;

  Compensation policies should include an opportunity for, and a requirement of, equity ownership; and

  Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that align with our business strategy.

     The compensation of our senior executives in fiscal year 2012 once again reflected these principles. Total compensation for the year reflects how well Kroger performed compared to our business plan, reflecting how our compensation program responds to business challenges and the marketplace. We have continued to deliver sales growth and positive earnings results.

  A key metric, identical supermarket sales, excluding fuel and the 53rd week, increased 3.5% compared to 2011. Through fiscal 2012, we have achieved 37 consecutive quarters of positive identical sales growth.

  Net earnings per diluted share were $2.77, and even after taking into account several items that we believe are necessary to make these results comparable to fiscal 2011, our results still exceeded our guidance range.

  In September 2012, the Board of Directors raised the quarterly cash dividend by approximately 30%, to $0.15 per share.

  Kroger’s stock price increased 15.8% in fiscal year 2012.

     The Committee believes our management produced excellent results in 2012, measured against increasingly aggressive business plan objectives for sales, earnings, and our strategic plan. The compensation paid to our named executive officers reflected this fact as the annual performance-based cash bonus paid out at 85.881% of bonus potentials. The strong link between pay and performance is illustrated by a comparison of the 2011 annual cash bonus, with a 138.666% payout. In 2011, we exceeded our business plan goals for identical sales and EBITDA. In 2012, although our results were very strong, we did not achieve all of our business plan objectives.

     In keeping with our overall compensation philosophy, we endeavor to ensure that our compensation practices conform to best practices. In particular, over the past several years we have:

  put in place significant stock ownership guideline levels to reinforce the link between the interests of our named executive officers and those of our shareholders;

  adopted claw-back policies under which the repayment of bonuses may be required in certain circumstances;

  eliminated tax gross-ups; and

  adopted the recommendation of shareholders that they be permitted annually, on an advisory basis, to vote on executive compensation.

     In addition, beginning in 2010, fifty percent of the time-based equity awards that otherwise would have been granted to the named executive officers as restricted stock have been replaced with performance units that are earned only to the extent that performance objectives are achieved. Equity compensation awards continue to play an important role in rewarding named executive officers for the achievement of long-term business objectives and providing incentives for the creation of shareholder value.

     The Compensation Committee of the Board has the primary responsibility for establishing the compensation of Kroger’s executive officers, including the named executive officers, with the exception of the Chief Executive Officer. The Committee’s role regarding the CEO’s compensation is to make recommendations to the independent members of the Board; those independent Board members establish the CEO’s compensation.

     The following discussion and analysis addresses the compensation of the named executive officers, and the factors considered by the Committee in setting compensation for the named executive officers and making recommendations to the independent Board members in the case of the CEO’s compensation. Additional detail is provided in the compensation tables and the accompanying narrative disclosures that follow this discussion and analysis.

Executive Compensation – Objectives

     The Committee has several related objectives regarding compensation. First, the Committee believes that compensation must be designed to attract and retain those best suited to fulfill the challenging roles that executive officers play at Kroger. Second, some elements of compensation should help align the interests of the officers with your interests as shareholders. Third, compensation should create strong incentives for the officers (a) to achieve the annual business plan targets established by the Board, and (b) to achieve Kroger’s long-term strategic objectives. In developing compensation programs and amounts to meet these objectives, the Committee exercises judgment to ensure that executive officer compensation is appropriate and competitive in light of Kroger’s performance and the needs of the business.

     To meet these objectives, the Committee has taken a number of steps over the last several years, including the following:

  Consulted regularly with its independent advisor from Mercer Human Resource Consulting on the design of compensation plans and on the amount of compensation that is necessary and appropriate for Kroger’s senior leaders in light of the Committee’s objectives. From time to time, and most recently in 2009, the Committee retains a second independent consultant to determine whether the compensation plans and amounts conform to the Committee’s objectives and produce value for Kroger’s shareholders.

  Conducted an annual review of all components of compensation, quantifying total compensation for the named executive officers on tally sheets. The review includes a summary for each named executive officer, including the CEO, of salary; annual performance-based cash bonus; long-term performance-based cash and performance unit compensation; equity; accumulated realized and unrealized stock option gains and restricted stock and performance unit values; the value of any perquisites; retirement benefits; severance benefits available under The Kroger Co. Employee Protection Plan; and earnings and payouts available under Kroger’s nonqualified deferred compensation program.

  Considered internal pay equity at Kroger to ensure that the chief executive officer is not compensated disproportionately. The Committee has assured itself that the compensation of Kroger’s CEO and that of the other named executive officers bears a reasonable relationship to the compensation levels of other executive positions at Kroger taking into consideration performance and differences in responsibilities.

  Recommended share ownership guidelines, adopted by the Board of Directors. These guidelines require non-employee directors, officers and some other key executives to acquire and hold a minimum dollar value of Kroger shares. The guidelines require the CEO to acquire and maintain ownership of Kroger shares equal to five times his base salary; the Chief Operating Officer at four times his base salary; Executive Vice Presidents, Senior Vice Presidents and non-employee directors at three times their base salaries or annual base cash retainers; and other officers and key executives at two times their base salaries. Covered individuals are expected to achieve the target level within five years of appointment to their position.

Results of 2012 Advisory Vote to Approve Executive Compensation

     At the 2012 Annual Meeting of Shareholders, we held our second annual advisory vote on executive compensation. Approximately 96% of the votes cast were in favor of the advisory proposal in 2012. The Committee considered this overwhelmingly favorable outcome and believes it conveys our shareholders’ support of the Committee’s decisions and the existing executive compensation programs. As a result, the Committee made no material changes in the structure of our compensation programs or pay for performance philosophy. At the 2013 Annual Meeting of Shareholders, in keeping with our shareholders’ request for an annual advisory vote, we will again hold a vote to approve executive compensation (see page 46). The Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

Establishing Executive Compensation

     The independent members of the Board have the exclusive authority to determine the amount of the CEO’s salary; the bonus potential for the CEO; the nature and amount of any equity awards made to the CEO; and any other compensation questions related to the CEO. In setting the annual bonus potential for the CEO, the independent directors determine the dollar amount that will be multiplied by the percentage payout under the annual bonus plan generally applicable to all corporate management, including the named executive officers. The independent directors retain discretion to reduce the percentage payout the CEO would otherwise receive. The independent directors thus make a separate determination annually concerning both the CEO’s bonus potential and the percentage of bonus paid.

     The Committee performs the same function and exercises the same authority as to the other named executive officers. The Committee’s annual review of compensation for the named executive officers includes the following:

  A detailed report, by officer, that describes current compensation, the value of equity compensation previously awarded, the value of retirement benefits earned, and any severance or other benefits payable upon a change of control.

  An internal equity comparison of compensation at various senior levels. This current and historical analysis is undertaken to ensure that the relationship of CEO compensation to other senior officer compensation, and senior officer compensation to other levels in the organization, is equitable.

  A report from the Committee’s compensation consultants (described below) comparing named executive officer and other senior executive compensation with that of other companies, primarily our competitors, to ensure that the Committee’s objectives of competitiveness are met.

  A recommendation from the CEO (except in the case of his own compensation) for salary, bonus potential, and equity awards for each of the senior officers including the other named executive officers. The CEO’s recommendation takes into consideration the objectives established by and the reports received by the Committee as well as his assessment of individual job performance and contribution to our management team.

  Historical information regarding salary, bonus, and equity compensation for a 3-year period.

     In considering each of the factors above, the Committee does not make use of a formula, but rather subjectively reviews each in making its compensation determination.

The Committee’s Compensation Consultants and Benchmarking

     As referenced earlier in this proxy statement, the Committee directly engages a compensation consultant from Mercer Human Resource Consulting to advise the Committee in the design of compensation for executive officers.

     The Mercer consultant conducts an annual competitive assessment of executive positions at Kroger for the Committee. The assessment is one of several bases, as described above, on which the Committee determines compensation. The consultant assesses:

  Base salary;

  Target annual performance-based bonus;

  Target annual cash compensation (the sum of salary and annual bonus);

  Annualized long-term incentive awards, such as stock options, restricted shares, and performance-based long-term cash bonuses and performance-based equity awards; and

  Total direct compensation (the sum of all these elements).

  The consultant compares these elements against those of other companies in a group of publicly-traded food and drug retailers. For 2012, the group consisted of:
Costco Wholesale	Supervalu
CVS/Caremark	Target
Rite Aid	Wal-Mart
Safeway	Walgreens

     This peer group is the same group as was used in 2011. The make-up of the compensation peer group is reviewed annually and modified as circumstances warrant. Industry consolidation and other competitive forces will change the peer group used over time. The consultant also provides the Committee data from companies in “general industry,” a representation of major publicly-traded companies. These data are reference points, particularly for senior staff positions where competition for talent extends beyond the retail sector.

     In 2009, the Committee directly engaged an additional compensation consultant to conduct a review of Kroger’s executive compensation. This consultant, from Frederic W. Cook & Co., Inc., examined the compensation philosophy, peer group composition, annual cash bonus, and long-term incentive compensation including equity awards. The consultant concluded that Kroger’s executive compensation program met the Committee’s objectives, and that it provides a strong linkage between pay and performance. The Committee expects to engage an additional compensation consultant from time to time as it deems advisable.

     Considering the size of Kroger in relation to other peer group companies, the Committee believes that salaries paid to our executive officers should be at or above the median paid by competitors for comparable positions. The committee also aims to provide an annual bonus potential to our executive officers that, if the increasingly more challenging annual business plan objectives are achieved, would cause total cash compensation to be meaningfully above the median.

Components of Executive Compensation at Kroger

     Compensation for our named executive officers is comprised of the following:

  Salary;

  Performance-Based Annual Cash Bonus (annual, non-equity incentive pay);

  Performance-Based Long-Term Compensation (long-term, cash and performance unit incentive compensation);

  Other Equity (non-qualified stock options and restricted stock);

  Retirement and other benefits; and

  Perquisites.

Salary

     We provide our named executive officers and other employees a fixed amount of cash compensation – salary – for their work. Salaries for named executive officers (with the exception of the CEO) are established each year by the Committee. The CEO’s salary is established by the independent directors. Salaries for the named executive officers were reviewed in June.

     The amount of each executive’s salary is influenced by numerous factors including:

  An assessment of individual contribution in the judgment of the CEO and the Committee (or, in the case of the CEO, of the Committee and the rest of the independent directors);

  Benchmarking with comparable positions at peer group companies;

  Tenure; and

  Relationship with the salaries of other executives at Kroger.

     The assessment of individual contribution is based on a subjective determination, without the use of performance targets, in the following areas:

  Leadership;

  Contribution to the officer group;

  Achievement of established objectives, to the extent applicable;

  Decision-making abilities;

  Performance of the areas or groups directly reporting to the officer;

  Increased responsibilities;

  Strategic thinking; and

  Furtherance of Kroger’s core values.

     The amounts shown below reflect the salaries of the named executive officers in effect following the annual review of their compensation in June of each year.

	Salaries
	2010	2011	2012
David B. Dillon	$1,260,000	$1,290,000	$1,330,000
J. Michael Schlotman	$610,000	$650,000	$671,100
W. Rodney McMullen	$890,000	$910,000	$939,600
Paul W. Heldman	$724,000	$739,000	$763,000
Kathleen S. Barclay*	—	—	$677,300
____________________

*	Ms. Barclay became a named executive officer in 2012.

Performance-Based Annual Cash Bonus

     A large percentage of our employees at all levels, including the named executive officers, are eligible to receive a performance-based annual cash bonus based on Kroger or business unit performance. The Committee establishes bonus potentials for each executive officer, other than the CEO whose bonus potential is established by the independent directors. Actual payouts, which can exceed 100% of the potential amounts, represent the extent to which performance meets or exceeds the thresholds established by the Committee.

     The Committee considers several factors in making its determination or recommendation as to bonus potentials. First, the individual’s level within the organization is a factor in that the Committee believes that more senior executives should have a substantial part of their compensation dependent upon Kroger’s performance. Second, the individual’s salary is a factor so that a substantial portion of a named executive officer’s total cash compensation is dependent upon Kroger’s performance. Finally, the Committee considers the reports of its compensation consultants to assess the bonus potential of the named executive officers in light of total compensation paid to comparable executive positions in the industry.

     The annual cash bonus potential in effect at the end of the year for each named executive officer is shown below. Actual bonus payouts are prorated to reflect changes, if any, to bonus potentials during the year.

	Annual Bonus Potential
	2010	2011	2012
David B. Dillon	$1,500,000	$1,500,000	$1,500,000
J. Michael Schlotman	$525,000	$525,000	$550,000
W. Rodney McMullen	$1,000,000	$1,000,000	$1,000,000
Paul W. Heldman	$550,000	$550,000	$550,000
Kathleen S. Barclay*	—	—	$550,000
____________________

*	Ms. Barclay became a named executive officer in 2012.

     Over time the Committee has placed an increased emphasis on our strategic plan by making the target more difficult to achieve. The bonus plan allows for minimal bonus to be earned at relatively low levels to provide incentive for achieving even higher levels of performance.

     The amount of bonus that the named executive officers earn each year is determined by Kroger’s performance compared to targets established by the Committee based on the business plan adopted by the Board of Directors. In 2012, one-third of the bonus was based on a target for identical supermarket sales without fuel; one-third was based on a target for EBITDA without fuel; and one-third was based on implementation and results of a set of measures under our strategic plan. An additional 5% would be earned if Kroger achieved three goals with respect to its supermarket fuel operations: achievement of the targeted fuel EBITDA, increase of at least 3% in total gallons sold, and achievement of the planned number of fuel centers placed in service.

     Following the close of the year, the Committee reviewed Kroger’s performance against the identical sales without fuel, EBITDA without fuel, and strategic plan objectives and determined the extent to which Kroger achieved those objectives. Kroger’s EBITDA without fuel for 2012 was $4.118 billion and Kroger’s identical supermarket sales without fuel for 2012 were 3.5%. In 2012, Kroger’s supermarket fuel EBITDA was $215.818 million, which exceeded the goal of $153.425 million necessary to earn a bonus for the fuel component. Kroger’s sale of fuel in supermarket fuel centers was 4.250 billion gallons, or 9.7% over the prior year. We operated 1,169 supermarket fuel centers as of the end of 2012, exceeding our goal of 1,150 centers. As a result, the payout percentage included the additional 5% fuel bonus. Due to our performance when compared to the targets established by the Committee, and based on the business plan adopted by the Board of Directors, the named executive officers earned 85.881% of their bonus potentials This is the same bonus percentage payout received by all other participants in the annual corporate bonus plan.

     The 2012 targets established by the Committee for annual bonus amounts based on identical sales and EBITDA results, the actual 2012 results, and the bonus percentage earned in each of the components of named executive officer bonus, were as follows:

	Targets
Component	Minimum	100%	Result	Amount Earned
Identical Sales without fuel	1.6%	3.6%	3.5%	31.170%
EBITDA without fuel	$3.589 Billion	$4.222 Billion*	$4.118 Billion	16.871%
Strategic Plan	**	**	**	32.840%
Fuel Bonus	[as described in the text above]			5.000%
Total Earned				85.881%
____________________

*	Payout is at 125% if identical sales goal is achieved.

**	The Strategic Plan component also was established by the Committee, but is not disclosed as it is competitively sensitive.

     In 2012, as in all years, the Committee retained discretion to reduce the bonus payout for all executive officers, including the named executive officers, if the Committee determined for any reason that the bonus payouts were not appropriate. The independent directors retained that discretion for the CEO’s bonus. Those bodies also retained discretion to adjust the targets under the plan should unanticipated developments arise during the year. No adjustments were made to the targets. The Committee, and the independent directors in the case of the CEO, determined that the bonus payouts for the named executive officers should remain the same as other participants.

     The percentage paid for 2012 represented good performance that fell short of meeting all of our business plan objectives. A comparison of bonus percentages for the named executive officers in prior years demonstrates the variability of annual cash bonus incentive compensation:

Annual Cash Bonus
Fiscal Year	Percentage
2012	85.881%
2011	138.666%
2010	53.868%
2009	38.450%
2008	104.948%
2007	128.104%
2006	141.118%
2005	132.094%
2004	55.174%
2003	24.100%

     The actual amounts of annual performance-based cash bonuses paid to the named executive officers for 2012 are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and footnote 4. These amounts represent the bonus potentials for each named executive officer multiplied by the 85.881% payout percentage earned in 2012. In no event can any participant receive a performance-based annual cash bonus in excess of $5,000,000. The maximum amount that a participant, including each named executive officer, can earn is further limited to 200% of the participant’s bonus potential amount.

     The performance-based annual cash bonus for 2013 will be determined based on Kroger’s performance against the identical sales, EBITDA, and strategic plan objectives established by the Committee. Each of these metrics will again be weighted the same to indicate to the organization the equal importance that each measure has to Kroger’s overall strategy. The underlying strategy metrics have been revised from prior years to focus on shorter-term measures, as the long-term bonus emphasizes long-term performance. The 2013 plan also provides for an additional 5% payout if our goals for supermarket fuel EBITDA, supermarket fuel gallons sold, and targeted number of fuel centers in operation at the fiscal year end are achieved.

Long-Term Incentives

     The Committee continues to believe in the importance of providing an incentive to the named executive officers to achieve the long-term goals established by the Board of Directors by conditioning a significant portion of compensation on the achievement of those goals.

     In 2006, the Committee adopted the first in a series of long-term performance based plans designed to reward participants for improving the long-term performance of Kroger. These earlier plans provided for overlapping four year performance periods that allowed for the earning of a long-term cash bonus. In 2010, Kroger’s long-term incentive program was redesigned to combine the total value of our long-term cash bonus and equity programs into a cohesive, strategic reward for eligible executives at the Vice President level and above. Approximately fifty percent of the plan value is performance-based, delivered in cash and performance units, contingent on the achievement of certain strategic performance measures. The other fifty percent of the value is time-based and delivered in stock options and restricted shares. Each component is described in more detail below.

Performance Based Long-Term Compensation

     The long-term incentive plan adopted in 2010 provides the model for the new combined plan structure. Subsequent plans have been adopted in 2011, 2012 and 2013. Each of these plans has the following characteristics:

  Performance is measured over a three year period.

  Between 130 and 140 executives, including the named executive officers, participate in each plan.

  Awards include both cash and performance units.
➢	The cash bonus base equals the executive’s salary at the end of the fiscal year preceding the plan adoption date.

➢	A fixed number of performance units is awarded to each participant. The awards are paid out in Kroger common shares, along with a cash amount equal to the dividends paid during the performance period on the number of issued common shares.

  Compensation under the plans is earned based on our performance against metrics established by the Committee at the beginning of the performance period.

  The payout percentage, based on the extent to which the performance metrics are achieved, is applied to both the bonus base and the number of performance units awarded.

  Actual payouts cannot exceed 100% of the cash bonus base or 100% of the number of performance units awarded.

  In no event can a cash bonus award exceed $5,000,000.

     The following table summarizes each of the long-term performance based plans for the years shown:

	2010 Plan	2011 Plan	2012 Plan	2013 Plan
Performance Period	2010 to 2012	2011 to 2013	2012 to 2014	2013 to 2015

Payout Date	March 2013	March 2014	March 2015	March 2016

Cash Bonus Base	Salary at end of	Salary at end of	Salary at end of	Salary at end of
	fiscal year 2009	fiscal year 2010	fiscal year 2011	fiscal year 2012

Performance Metrics

Strategic Plan:	1% payout per unit	2% payout per unit	2% payout per unit	2% payout per unit
	improvement	improvement	improvement	improvement

Reduction in
Operating Cost as	0.25% payout per	0.50% payout per	0.50% payout per	0.50% payout per
a Percentage of	0.01% reduction in	0.01% reduction in	0.01% reduction in	0.01% reduction in
Sales, Excluding	operating costs	operating costs	operating costs	operating costs
Fuel:	Baseline: 27.59%	Baseline: 27.60%	Baseline: 27.09%	Baseline: 26.69%

Improvement
in Associate	2% payout per unit	2% payout per unit	4% payout per unit	4% payout per unit
Engagement:	improvement	improvement	improvement	improvement

Return on	N/A	N/A	N/A	1% payout per 0.01%
Invested Capital:				improvement in ROIC
Baseline: 13.41%

     The long-term performance based plan adopted in 2010, which measured improvements through fiscal year 2012, paid out in March 2013 and was calculated as follows:

					Percentage
Component	Baseline	Result	Improvement	Multiplier	Earned
Strategic Plan	*	*	0 units of improvement	1%	0.00%
Associate Engagement	*	*	3 units of improvement	2%	6.00%
Operating Costs, as a Percentage of
Sales, Excluding Fuel	27.59%	26.84%	75 basis point improvement	0.25%	18.75%
Total Earned					24.75%
______________________

*	The Strategic Plan and Associate Engagement components were established by the Committee but are not disclosed as they are competitively sensitive.

     Accordingly, each named executive officer received cash in amount equal to 24.75% of that executive’s long-term cash bonus base, and was issued the number of Kroger common shares equal to 24.75% of the number of performance units awarded to that executive, along with a cash amount equal to the dividends paid on that number of common shares during the three year performance period. The cash components of the 2010 plan payout are report in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and footnote 4 to that table, and the common shares issued under the plan are reported in the Options Exercised and Stock Vested Table and footnote 2 to that table.

     At the time of adopting new long-term plans, the Committee has made adjustments to the percentage payouts for the components of the long-term plans to account for the increasing difficulty of achieving compounded improvement.

     The Committee anticipates adopting a new plan each year, measuring improvement over successive three-year periods.

Equity Awards

     Awards based on Kroger’s common shares are granted periodically to the named executive officers and a large number of other employees. Equity participation aligns the interests of employees with your interest as shareholders, and Kroger historically has distributed equity awards widely. In 2012, Kroger granted 4,068,815 stock options to approximately 8,031 employees, including the named executive officers. The options permit the holder to purchase Kroger common shares at an option price equal to the closing price of Kroger common shares on the date of the grant. Options are granted only on one of the four dates of Compensation Committee meetings conducted after Kroger’s public release of its quarterly earnings results.

     Kroger’s long-term incentive plans also provide for other equity-based awards, including restricted stock. During 2012, Kroger awarded 2,623,742 shares of restricted stock to approximately 18,346 employees, including the named executive officers, under Kroger’s 2012 long-term incentive plan.

     The Committee considers several factors in determining the amount of options, restricted shares, and performance units awarded to the named executive officers or, in the case of the CEO, recommending to the independent directors the amount awarded. These factors include:

  The compensation consultant’s benchmarking report regarding equity-based and other long-term compensation awarded by our competitors;

  The officer’s level in the organization and the internal relationship of equity-based awards within Kroger;

  Individual performance; and

  The recommendation of the CEO, for all named executive officers other than in the case of the CEO.

     The Committee has long recognized that the amount of compensation provided to the named executive officers through equity-based pay is often below the amount paid by our competitors. Lower equity-based awards for the named executive officers and other senior management permit a broader base of Kroger employees to participate in equity awards.

     Amounts of equity awards issued and outstanding for the named executive officers are set forth in the tables that follow this discussion and analysis.

Retirement and Other Benefits

     Kroger maintains a defined benefit and several defined contribution retirement plans for its employees. The named executive officers participate in one or more of these plans, as well as one or more excess plans designed to make up the shortfall in retirement benefits created by limitations under the Internal Revenue Code on benefits to highly compensated individuals under qualified plans. Additional details regarding retirement benefits available to the named executive officers can be found in the 2012 Pension Benefits table and the accompanying narrative description that follows this discussion and analysis.

     Kroger also maintains an executive deferred compensation plan in which some of the named executive officers participate. This plan is a nonqualified plan under which participants can elect to defer up to 100% of their cash compensation each year. Compensation deferred bears interest, until paid out, at the rate representing Kroger’s cost of ten-year debt in the year the rate is set, as determined by Kroger’s CEO, and reviewed with the Committee, prior to the beginning of each deferral year. In 2012, that rate was 4.23%. Deferred amounts are paid out only in cash, in accordance with a deferral option selected by the participant at the time the deferral election is made.

     We adopted The Kroger Co. Employee Protection Plan, or KEPP, during fiscal year 1988. That plan was amended and restated in 2007. All of our management employees and administrative support personnel whose employment is not covered by a collective bargaining agreement, with at least one year of service, are covered. KEPP provides for severance benefits and extended Kroger-paid health care, as well as the continuation of other benefits as described in the plan, when an employee is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in the plan). Participants are entitled to severance pay of up to 24 months’ salary and bonus. The actual amount is dependent upon pay level and years of service. KEPP can be amended or terminated by the Board at any time prior to a change in control.

     Stock option, restricted stock and performance unit agreements with participants in Kroger’s long-term incentive plans provide that those awards “vest,” with options becoming immediately exercisable, restrictions on restricted stock lapsing, and common shares equal to 50% of the performance units being awarded, upon a change in control as described in the agreements.

     None of the named executive officers is party to an employment agreement.

Perquisites

     The Committee does not believe that it is necessary for the attraction or retention of management talent to provide the named executive officers a substantial amount of compensation in the form of perquisites. In 2012, the only perquisites available to our named executive officers were:

  premiums paid on life insurance policies,

  premiums paid on accidental death and dismemberment insurance;

  premiums paid on long-term disability insurance policies; and

  a nominal gift.

     The life insurance benefit was offered beginning several years ago to replace a split-dollar life insurance benefit that was substantially more costly to Kroger. Currently, 136 active executives, including the named executive officers, and 73 retired executives, receive this benefit.

     In addition, the named executive officers are entitled to the following benefit that does not constitute a perquisite as defined by SEC rules: personal use of Kroger aircraft, which officers may lease from Kroger and pay the average variable cost of operating the aircraft, making officers more available and allowing for a more efficient use of their time.

     The total amount of perquisites furnished to the named executive officers is shown in the Summary Compensation Table and described in more detail in footnote 6 to that table.

Executive Compensation Recoupment Policy

     If a material error of facts results in the payment to an executive officer at the level of Group Vice President or higher of an annual bonus or a long-term bonus in an amount higher than otherwise would have been paid, as determined by the Committee, then the officer, upon demand from the Committee, will reimburse Kroger for the amounts that would not have been paid if the error had not occurred. This recoupment policy applies to those amounts paid by Kroger within 36 months prior to the detection and public disclosure of the error. In enforcing the policy, the Committee will take into consideration all factors that it deems appropriate, including:

  The materiality of the amount of payment involved;

  The extent to which other benefits were reduced in other years as a result of the achievement of performance levels based on the error;

  Individual officer culpability, if any; and

  Other factors that should offset the amount of overpayment.

Section 162(M) of the Internal Revenue Code

     Tax laws place a limit of $1,000,000 on the amount of some types of compensation for the CEO and the next four most highly compensated officers reported in this proxy by virtue of being among the four highest compensated officers (“covered employees”) that is tax deductible by Kroger. Compensation that is deemed to be “performance-based” is excluded for purposes of the calculation and is tax deductible. Awards under Kroger’s long-term incentive plans, when payable upon achievement of stated performance criteria, should be considered performance-based and the compensation paid under those plans should be tax deductible. Generally, compensation expense related to stock options awarded to the CEO and the next four most highly compensated officers should be deductible. On the other hand, Kroger’s awards of restricted stock that vest solely upon the passage of time are not performance-based. As a result, compensation expense for those awards to the covered employees is not deductible, to the extent that the related compensation expense, plus any other expense for compensation that is not performance-based, exceeds $1,000,000.

     Kroger’s bonus plans rely on performance criteria, and have been approved by shareholders. As a result, bonuses paid under the plans to the covered employees will be deductible by Kroger. In Kroger’s case, this group of individuals is not identical to the group of named executive officers.

     Kroger’s policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports Kroger’s compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is deductible by Kroger.

Compensation Committee Report

     The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and incorporated by reference into its annual report on Form 10-K.

Compensation Committee:
       Clyde R. Moore, Chair
       John T. LaMacchia
       Jorge P. Montoya
       Susan M. Phillips
       James A. Runde

Executive Compensation

Summary Compensation Table

     The following table shows the compensation of the Chief Executive Officer, Chief Financial Officer and each of the Company’s three most highly compensated executive officers other than the CEO and CFO (the “named executive officers”) during the fiscal years presented:

Summary Compensation Table
							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
				(2)	(3)	(4)	(5)	(6)
David B. Dillon	2012	$1,328,320	—	$3,332,852	$1,342,088	$1,619,419	$3,380,527	$143,084	$11,146,290
Chairman and CEO	2011	$1,273,871	—	$3,130,540	$1,716,693	$2,699,153	$3,088,686	$115,600	$12,024,543
	2010	$1,256,548	—	$2,070,880	$1,201,240	$808,020	$2,156,625	$58,027	$7,551,340

J. Michael Schlotman	2012	$669,787	—	$609,908	$245,602	$604,250	$822,669	$37,543	$2,989,759
Senior Vice President	2011	$631,371	—	$503,801	$276,269	$1,002,310	$990,524	$31,255	$3,435,530
and CFO	2010	$590,295	—	$225,096	$130,570	$277,368	$578,541	$13,815	$1,815,685

W. Rodney McMullen	2012	$937,732	—	$1,087,655	$437,983	$1,084,975	$1,415,003	$44,619	$5,007,967
President and COO	2011	$899,113	—	$1,009,368	$553,506	$1,821,903	$1,768,792	$38,957	$6,091,639
	2010	$887,562	—	$630,268	$365,595	$538,680	$953,159	$20,875	$3,396,139

Paul W. Heldman	2012	$761,501	—	$551,418	$222,048	$650,595	$1,266,466	$83,175	$3,535,203
Executive Vice	2011	$730,682	—	$479,075	$262,710	$1,110,126	$1,374,309	$68,346	$4,025,248
President, Secretary	2010	$716,044	—	$270,115	$156,684	$296,274	$875,646	$33,777	$2,348,540
and General Counsel

Kathleen S. Barclay(1)	2012	$675,972	—	$491,998	$148,512	$630,375	$—	$71,753	$2,018,610
Senior Vice President
______________________

(1)	Ms. Barclay became a named executive officer in 2012.

(2)	The stock awards reflected in the table consist of both time-based and performance-based awards granted under the Company’s long-term incentive plans. With respect to time-based awards, or restricted stock, the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 is as follows: Mr. Dillon: $2,458,817; Mr. Schlotman: $449,960; Mr. McMullen: $802,418; Mr. Heldman: $406,809, and Ms. Barclay: $395,280.

The value of the performance-based awards, or performance units, reflected in the table is as follows: Mr. Dillon: $874,035; Mr. Schlotman: $159,948; Mr. McMullen: $285,237; Mr. Heldman: $144,609; and Ms. Barclay: $96,718. The reported amounts reflect the aggregate fair value at the grant date based on the probable outcome of the performance conditions. These amounts are consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Assuming that the highest level of performance conditions is achieved, the value of the performance unit awards at the grant date is as follows: Mr. Dillon $1,765,727; Mr. Schlotman: $323,127; Mr. McMullen: $576,236; Mr. Heldman: $292,139, and Ms. Barclay: $195,390. These amounts are required to be reported in a footnote and are not reflected in the table.

(3)	These amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(4)	Non-equity incentive plan compensation for 2012 consists of the following three amounts for each named executive officer:

In accordance with the terms of the 2012 performance-based annual cash bonus program, Kroger paid 85.881% of bonus potentials for the executive officers including the named executive officers. Payments were made in the following amounts: Mr. Dillon: $1,288,215; Mr. Schlotman: $461,813; Mr. McMullen: $858,810; Mr. Heldman: $472,346; and Ms. Barclay: $472,346. These amounts were earned with respect to performance in 2012, and paid in March 2013.

The 2010 Long-Term Bonus Plan is a performance-based bonus plan designed to reward participants for improving the long-term performance of the Company. The plan covered performance during fiscal years 2010, 2011 and 2012, and the cash bonus potential amount equaled the executive’s salary in effect on the last day of fiscal year 2009. The following amounts represent payouts at 24.75% of bonus potentials that were earned under the plan and were paid in March 2013: Mr. Dillon: $311,850; Mr. Schlotman: $140,333; Mr. McMullen: $220,275; Mr. Heldman: $175,725; and Ms. Barclay: $155,925.

The 2010 Long-Term Bonus Plan also included a performance unit component. The Company common shares issued to the executives under the plan are disclosed in the Option Exercises and Stock Vested Table. Executives also received a cash payment equal to the cash dividends that would have been earned on that number of common shares had the participant owned the shares during the three year performance period. The following amounts were earned with respect to performance during fiscal years 2010, 2011 and 2012 and paid in March 2013: Mr. Dillon: $19,354; Mr. Schlotman: $2,104; Mr. McMullen: $5,890; Mr. Heldman: $2,524; and Ms. Barclay: $2,104.

(5)	Amounts are attributable to change in pension value and preferential earnings on nonqualified deferred compensation. During 2012, pension values increased primarily due to: (i) a decrease in the discount rate for the plans, as determined by the plan actuary; (ii) increases in final average earnings used in determining pension benefits; (iii) an additional year of credited service; and (iv) an increase in present value due to participant aging. Since the benefits are based on final average earnings and service, the effect of the final average earnings increase is larger for those with longer service. Please refer to the 2012 Pension Benefits Table for further information regarding credited service.

Under the Company’s deferred compensation plan, deferred compensation earns interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CEO prior to the beginning of each deferral year. For each participant, a separate deferral account is created each year, and the interest rate established under the plan for that year is applied to that deferral account until the deferred compensation is paid out. If the interest rate established by the Company for a particular year exceeds 120% of the applicable federal long-term interest rate that corresponds most closely to the Company rate, the amount by which the Company rate exceeds 120% of the corresponding federal rate is deemed to be above-market or preferential. In eleven of the nineteen years in which at least one named executive officer deferred compensation, the Company rate set under the plan for that year exceeds 120% of the corresponding federal rate. For each of the deferral accounts in which the Company rate is deemed to be above-market, the Company calculates the amount by which the actual annual earnings on the account exceed what the annual earnings would have been if the account earned interest at 120% of the corresponding federal rate, and discloses those amounts as preferential earnings. Amounts deferred in 2012 earn interest at a rate lower than 120% of the corresponding federal rate, accordingly there are no preferential earnings on these amounts.

The amount listed for Mr. Dillon includes change in pension value in the amount of $3,367,229 and preferential earnings on nonqualified deferred compensation in the amount of $13,298. The amount listed for Mr. Schlotman represents only change in pension value. The amount listed for Mr. McMullen includes change in pension value in the amount of $1,359,256 and preferential earnings on nonqualified deferred compensation in the amount of $55,747. The amount listed for Mr. Heldman includes change in pension value in the amount of $1,255,947 and preferential earnings on nonqualified deferred compensation in the amount of $10,519. Ms. Barclay does not participate in a Company defined benefit pension plan or the deferred compensation plan.

(6)	The following table provides the items and amounts included in All Other Compensation for 2012:

		Accidental Death and
	Life Insurance	Dismemberment	Long-Term Disability
	Premium	Insurance Premium	Insurance Premium	Gift
Mr. Dillon	$142,657	$228	—	$199
Mr. Schlotman	$37,116	$228	—	$199
Mr. McMullen	$41,414	$228	$2,778	$199
Mr. Heldman	$79,970	$228	$2,778	$199
Ms. Barclay	$71,326	$228	—	$199

Grants of Plan-Based Awards

     The following table provides information about equity and non-equity awards granted to the named executive officers in 2012:

		Estimated Future
		Payouts Under				Estimated Future				Exercise	Grant
		Non-Equity				Payouts Under				or Base	Date Fair
		Incentive Plan				Equity Incentive				Price of	Value of
		Awards				Plan Awards				Option	Stock and
	Grant	Target		Maximum		Target		Maximum		Awards	Option
Name	Date	($)		($)		(#)		(#)		($/Sh)	Awards
David B. Dillon		$1,500,000	(1)	$3,000,000	(1)
		$1,290,000	(2)	$1,290,000	(2)
	7/12/2012					111,968	(3)				$2,458,817
	7/12/2012					298,580	(4)			$21.96 (4)	$1,342,088
	7/12/2012					36,949	(5)	74,645	(5)		$874,035 (5)

J. Michael Schlotman		$550,000	(1)	$1,100,000	(1)
		$650,000	(2)	$650,000	(2)
	7/12/2012					20,490	(3)				$449,960
	7/12/2012					54,640	(4)			$21.96 (4)	$245,601
	7/12/2012					6,762	(5)	13,660	(5)		$159,948 (5)

W. Rodney McMullen		$1,000,000	(1)	$2,000,000	(1)
		$910,000	(2)	$910,000	(2)
	7/12/2012					36,540	(3)				$802,418
	7/12/2012					97,440	(4)			$21.96 (4)	$437,983
	7/12/2012					12,058	(5)	24,360	(5)		$285,237 (5)

Paul W. Heldman		$550,000	(1)	$1,100,000	(1)
		$739,000	(2)	$739,000	(2)
	7/12/2012					18,525	(3)				$406,809
	7/12/2012					49,400	(4)			$21.96 (4)	$222,048
	7/12/2012					6,113	(5)	12,350	(5)		$144,609 (5)

Kathleen S. Barclay		$550,000	(1)	$1,100,000	(1)
		$656,000	(2)	$656,000	(2)
	7/12/2012					18,000	(3)				$395,280
	7/12/2012					33,040	(4)			$21.96 (4)	$148,512
	7/12/2012					4,089	(5)	8,260	(5)		$96,718 (5)
____________________

(1)	The amount listed under “Target” for each named executive officer represents the bonus potential of the named executive officer under the Company’s 2012 performance-based annual cash bonus program. By the terms of this plan, payouts are limited to no more than 200% of a participant’s bonus potential; accordingly, the amount listed under “Maximum” equals two times that officer’s bonus potential amount. The amount actually earned under this plan is shown in the Summary Compensation Table for 2012 and is described in footnote 4 to that table.

(2)	This amount represents the bonus potential of the named executive officer under the cash bonus component of the Company’s performance-based 2012 Long-Term Incentive Plan. The “Target” amount equals the annual base salary of the named executive officer as of the last day of fiscal year 2011. Bonuses are determined upon completion of the performance period as of fiscal year ending 2014. The “Target” amount is also the “Maximum” amount payable under this program, as participants can earn no more than 100% of their bonus potentials.

(3)	This amount represents the number of restricted shares awarded under one of the Company’s long-term incentive plans.

(4)	This amount represents the number of stock options granted under one of the Company’s long-term incentive plans. Options are granted at fair market value of Kroger common shares on the date of the grant. Fair market value is defined as the closing price of Kroger shares on the date of the grant.

(5)	Performance units were awarded under the Company’s performance-based 2012 Long-Term Incentive Plan. The “Maximum” amount represents the maximum number of common shares that can be earned by the named executive officer under the award. Because the target amount of common shares is not determinable, the amount listed under “Target” reflects a representative amount based on the probable outcome of the performance conditions. The dollar amount listed in the grant date fair value column is the value at the grant date based on the probable outcome of these conditions. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures along with estimated cash payments equal to projected dividend payments.

     The Compensation Committee of the Board of Directors, and the independent members of the Board in the case of the CEO, established bonus potentials, shown in this table as “target” amounts, for the performance-based annual and long-term cash bonus awards for the named executive officers. Amounts were payable to the extent that performance met specific objectives established at the beginning of the performance period. As described in the Compensation Discussion and Analysis, actual earnings under the annual cash bonus can exceed the target amounts if performance exceeds the thresholds. The Compensation Committee of the Board of Directors, and the independent members of the Board in the case of the CEO, also determined the number of performance units to be awarded to each named executive officer, under which common shares are earned to the extent performance meets objectives established at the beginning of the performance period. The performance units are more particularly described in the Compensation Discussion and Analysis.

     Restrictions on restricted stock awards made to the named executive officers normally lapse, as long as the officer is then in our employ, in equal amounts on each of the five anniversaries of the date the award is made, except that: (1) 70,000 shares awarded to Mr. McMullen in 2009 vest as follows: 15,000 shares on 6/25/2012, 20,000 shares on 6/25/2013, and 35,000 shares on 6/25/2014; (2) 30,000 shares awarded to Mr. Heldman in 2008 vest as follows: 6,000 shares on 6/26/2011, 12,000 shares on 6/26/2012, and 12,000 shares on 6/26/2013; (3) 111,986 shares awarded to Mr. Dillon in 2012 vest in equal amounts on each of the four anniversaries of the date the award was made; and (4) 18,000 shares awarded to Ms. Barclay in 2012 vest in equal amounts on each of the three anniversaries of the date the award was made. Any dividends declared on Kroger common shares are payable on restricted stock. Nonqualified stock options granted to the named executive officers normally vest in equal amounts on each of the five anniversaries of the date of grant. Those options were granted at the fair market value of Kroger common shares on the date of the grant. Options are granted only on one of the four dates of Compensation Committee meetings conducted after Kroger’s public release of its quarterly earnings results.

Outstanding Equity Awards at Fiscal Year-End

     The following table discloses outstanding equity-based incentive compensation awards for the named executive officers as of the end of fiscal year 2012. Each outstanding award is shown separately. Option awards made through 2002 included performance-based nonqualified stock options. The vesting schedule for each award is described in the footnotes to this table. Market value of unvested shares is based on Kroger’s closing stock price of $27.89 on February 1, 2013, the last trading day of the 2012 fiscal year.

	Option Awards						Stock Awards
										Equity		Equity
				Equity						Incentive		Incentive
				Incentive						Plan		Plan
				Plan						Awards:		Awards:
				Awards:					Market	Number of		Market or
	Number of	Number of		Number of					Value of	Unearned		Payout Value
	Securities	Securities		Securities			Number of		Shares or	Shares,		of Unearned
	Underlying	Underlying		Underlying			Shares or		Units of	Units or		Shares,
	Unexercised	Unexercised		Unexercised	Option		Units of Stock		Stock That	Other		Units or
	Options	Options		Unearned	Exercise	Option	That Have		Have Not	Rights That		Other Rights
	(#)	(#)		Options	Price	Expiration	Not Vested		Vested	Have		That Have
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	Not Vested		Not Vested
David B. Dillon	300,000				$16.39	5/5/2015	23,000	(6)	$641,470
	240,000				$19.94	5/4/2016	46,000	(7)	$1,282,940
	220,000				$28.27	6/28/2017	51,750	(8)	$1,443,308
	180,000	45,000	(1)		$28.61	6/26/2018	85,080	(9)	$2,372,881
	135,000	90,000	(2)		$22.34	6/25/2019	111,968	(10)	$3,122,788
	92,000	138,000	(3)		$20.16	6/24/2020				39,704	(14)	$1,169,680
	56,720	226,880	(4)		$24.74	6/23/2021				36,949	(15)	$1,093,144
		298,580	(5)		$21.96	7/12/2022

J. Michael Schlotman	17,250				$17.31	5/6/2014	2,000	(6)	$55,780
	40,000				$16.39	5/5/2015	4,000	(7)	$111,560
	20,000				$19.94	5/4/2016	5,625	(8)	$156,881
	20,000				$28.27	6/28/2017	13,692	(9)	$381,870
	16,000	4,000	(1)		$28.61	6/26/2018	20,490	(11)	$571,466
	12,000	8,000	(2)		$22.34	6/25/2019				6,390	(14)	$188,238
	10,000	15,000	(3)		$20.16	6/24/2020				6,762	(15)	$200,045
	9,128	36,512	(4)		$24.74	6/23/2021
		54,640	(5)		$21.96	7/12/2022

W. Rodney McMullen	75,000				$17.31	5/6/2014	7,000	(6)	$195,230
	75,000				$16.39	5/5/2015	55,000	(12)	$1,533,950
	60,000				$19.94	5/4/2016	14,000	(7)	$390,460
	60,000				$28.27	6/28/2017	15,750	(8)	$439,268
	52,000	13,000	(1)		$28.61	6/26/2018	27,432	(9)	$765,078
	39,000	26,000	(2)		$22.34	6/25/2019	36,540	(11)	$1,019,101
	28,000	42,000	(3)		$20.16	6/24/2020				12,802	(14)	$377,135
	18,288	73,152	(4)		$24.74	6/23/2021				12,058	(15)	$356,742
		97,440	(5)		$21.96	7/12/2022

	Option Awards						Stock Awards
										Equity		Equity
				Equity						Incentive		Incentive
				Incentive						Plan		Plan
				Plan						Awards:		Awards:
				Awards:					Market	Number of		Market or
	Number of	Number of		Number of					Value of	Unearned		Payout Value
	Securities	Securities		Securities			Number of		Shares or	Shares,		of Unearned
	Underlying	Underlying		Underlying			Shares or		Units of	Units or		Shares,
	Unexercised	Unexercised		Unexercised	Option		Units of Stock		Stock That	Other		Units or
	Options	Options		Unearned	Exercise	Option	That Have		Have Not	Rights That		Other Rights
	(#)	(#)		Options	Price	Expiration	Not Vested		Vested	Have		That Have
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	Not Vested		Not Vested
Paul W. Heldman	40,000				$17.31	5/6/2014	2,500	(6)	$69,725
	40,000				$16.39	5/5/2015	12,000	(6)	$334,680
	25,000				$19.94	5/4/2016	5,000	(7)	$139,450
	25,000				$28.27	6/28/2017	6,750	(8)	$188,258
	20,000	5,000	(1)		$28.61	6/26/2018	13,020	(9)	$363,128
	15,000	10,000	(2)		$22.34	6/25/2019	18,525	(11)	$516,662
	12,000	18,000	(3)		$20.16	6/24/2020				6,076	(14)	$178,999
	8,680	34,720	(4)		$24.74	6/23/2021				6,113	(15)	$180,861
		49,400	(5)		$21.96	7/12/2022

Kathleen S. Barclay	25,000				$20.06	12/10/2019	5,625	(8)	$156,881
	10,000	15,000	(3)		$20.16	6/24/2020	9,912	(9)	$276,446
	6,608	26,432	(4)		$24.74	6/23/2021	18,000	(13)	$502,020
		33,040	(5)		$21.96	7/12/2022				4,626	(14)	$136,270
										4,089	(15)	$120,964
____________________

(1)	Stock options vest on 6/26/2013.

(2)	Stock options vest in equal amounts on 6/25/2013 and 6/25/2014.

(3)	Stock options vest in equal amounts on 6/24/2013, 6/24/2014, and 6/24/2015.

(4)	Stock options vest in equal amounts on 6/23/2013, 6/23/2014, 6/23/2015, and 6/23/2016.

(5)	Stock options vest in equal amounts on 7/12/2013, 7/12/2014, 7/12/2015, 7/12/2016, and 7/12/2017.

(6)	Restricted stock vests on 6/26/2013.

(7)	Restricted stock vests in equal amounts on 6/25/2013 and 6/25/2014.

(8)	Restricted stock vests in equal amounts on 6/24/2013, 6/24/2014, and 6/24/2015.

(9)	Restricted stock vests in equal amounts on 6/23/2013, 6/23/2014, 6/23/2015, and 6/23/2016.

(10)	Restricted stock vests in equal amounts on 7/12/2013, 7/12/2014, 7/12/2015, and 7/12/2016.

(11)	Restricted stock vests in equal amounts on 7/12/2013, 7/12/2014, 7/12/2015, 7/12/2016, and 7/12/2017.

(12)	Restricted stock vests as follows: 20,000 shares on 6/25/2013 and 35,000 shares on 6/25/2014.

(13)	Restricted stock vests in equal amounts on 7/12/2013, 7/12/2014 and 7/12/2015.

(14)	Performance units are earned as of the last day of fiscal year 2013, to the extent performance goals are achieved. Because the awards are not currently determinable, the number of units and value as of fiscal year-end in the table reflect the probable outcome of such conditions. The maximum number of units achievable and the value of the maximum number of units as of fiscal year-end if such maximum would be achieved are as follows: Mr. Dillon: 70,900 units; $2,088,714; Mr. Schlotman: 11,410 units; $336,139; Mr. McMullen: 22,860 units; $673,456; Mr. Heldman: 10,850 units; $319,641; and Ms. Barclay: 8,260 units; $243,340.

(15)	Performance units are earned as of the last day of fiscal year 2014, to the extent performance goals are achieved. Because the awards are not currently determinable, the number of units and value as of fiscal year-end in the table reflect the probable outcome of such conditions. The maximum number of units achievable and the value of the maximum number of units as of fiscal year-end if such maximum would be achieved are as follows: Mr. Dillon: 74,645 units; $2,208,372; Mr. Schlotman: 13,660 units; $404,131; Mr. McMullen: 24,360 units; $720,691; Mr. Heldman: 12,350 units; $365,375; and Ms. Barclay: 8,260 units; $244,372.

     From 1997 through 2002, Kroger granted to the named executive officers performance-based nonqualified stock options. These options, having a term of ten years, vest six months prior to their date of expiration unless earlier vesting because Kroger’s stock price achieved the specified annual rate of appreciation set forth in the stock option agreement. That rate ranged from 13% to 16%. All performance-based options have vested and have expired if not earlier exercised.

Option Exercises and Stock Vested

     The following table provides the stock options exercised and restricted stock vested during 2012, as well as common shares issued to the executives pursuant to performance units awarded in 2010.

2012 OPTION EXERCISES AND STOCK VESTED
	Option Awards(1)		Stock Awards(2)
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
David B. Dillon	510,000	$4,916,550	120,751	$2,874,530
J. Michael Schlotman	22,750	$199,290	12,845	$306,302
W. Rodney McMullen	150,000	$1,721,700	51,439	$1,208,059
Paul W. Heldman	120,000	$840,400	26,861	$625,328
Kathleen S. Barclay	—	—	32,900	$839,961
____________________

(1)	Options granted under our various long-term incentive plans have a ten-year life and expire if not exercised within that ten-year period.

(2)	The Stock Awards columns of the table include the following two components:

In 2010, executives were awarded performance units which are earned based on performance criteria established by the Compensation Committee at the beginning of the three year performance period. Actual payouts are based on the degree to which improvements are achieved and are earned in Kroger common shares. The number of common shares issued and the value realized based on the closing share price on March 14, 2013, the date of deemed delivery of the shares, are as follows: Mr. Dillon: 14,231 common shares; $448,277 value realized; Mr. Schlotman: 1,547 common shares; $48,731 value realized; Mr. McMullen 4,331 common shares; $136,427 value realized; Mr. Heldman: 1,856 common shares; $58,464 value realized; and Ms. Barclay: 1,547 common shares; $48,731 value realized.

The table also includes the number of shares acquired on vesting and the value realized on the vesting of restricted shares as follows: Mr. Dillon: 106,520 common shares; $2,426,253 value realized; Mr. Schlotman: 11,298 common shares; $257,571 value realized; Mr. McMullen 47,108 common shares; $1,071,632 value realized; Mr. Heldman: 25,005 common shares; $566,864 value realized; and Ms. Barclay: 31,353 common shares; $791,230 value realized.

Pension Benefits

     The following table provides information on pension benefits as of 2012 year-end for the named executive officers.

2012 PENSION BENEFITS
		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
David B. Dillon	The Kroger Consolidated Retirement Benefit Plan	17	$756,583	$0
	The Kroger Co. Excess Benefit Plan	17	$9,996,939	$0
	Dillon Companies, Inc. Excess Benefit Pension Plan	20	$9,810,803	$0

J. Michael Schlotman	The Kroger Consolidated Retirement Benefit Plan	27	$914,191	$0
	The Kroger Co. Excess Benefit Plan	27	$3,844,299	$0

W. Rodney McMullen	The Kroger Consolidated Retirement Benefit Plan	27	$836,023	$0
	The Kroger Co. Excess Benefit Plan	27	$6,997,019	$0

Paul W. Heldman	The Kroger Consolidated Retirement Benefit Plan	30	$1,343,141	$0
	The Kroger Co. Excess Benefit Plan	30	$7,020,108	$0

     Messrs. Dillon, Schlotman, McMullen and Heldman participate in The Kroger Consolidated Retirement Benefit Plan (the “Consolidated Plan”), which is a qualified defined benefit pension plan. The Consolidated Plan generally determines accrued benefits using a cash balance formula, but retains benefit formulas applicable under prior plans for certain “grandfathered participants” who were employed by Kroger on December 31, 2000. Each of the above listed named executive officers is eligible for these grandfathered benefits under the Consolidated Plan. Their benefits, therefore, are determined using formulas applicable under prior plans, including the Kroger formula covering service to The Kroger Co. and the Dillon Companies, Inc. Pension Plan formula covering service to Dillon Companies, Inc.

     Messrs. Dillon, Schlotman, McMullen and Heldman also are eligible to receive benefits under The Kroger Co. Excess Benefit Plan (the “Kroger Excess Plan”), and Mr. Dillon is also eligible to receive benefits under the Dillon Companies, Inc. Excess Benefit Pension Plan (the “Dillon Excess Plan”). These plans are collectively referred to as the “Excess Plans.” The Excess Plans are each considered to be nonqualified deferred compensation plans as defined in Section 409A of the Internal Revenue Code. The purpose of the Excess Plans is to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under qualified plans in accordance with the Internal Revenue Code.

     Each of the above listed named executive officers will receive benefits under the Consolidated Plan and the Excess Plans, determined as follows:

  1½% times years of credited service multiplied by the average of the highest five years of total earnings (base salary and annual bonus) during the last ten calendar years of employment, reduced by 1¼% times years of credited service multiplied by the primary social security benefit;

  normal retirement age is 65;

  unreduced benefits are payable beginning at age 62; and

  benefits payable between ages 55 and 62 will be reduced by ¹/3 of one percent for each of the first 24 months and by ½ of one percent for each of the next 60 months by which the commencement of benefits precedes age 62.

     Although participants generally receive credited service beginning at age 21, those participants who commenced employment prior to 1986, including the above listed named executive officers, began to accrue credited service after attaining age 25. In the event of a termination of employment, Messrs. Dillon, Heldman and Schlotman currently are eligible for a reduced early retirement benefit, as they each have attained age 55.

     Mr. Dillon also participates in the Dillon Employees’ Profit Sharing Plan (the “Dillon Plan”). The Dillon Plan is a qualified defined contribution plan under which Dillon Companies, Inc. and its participating subsidiaries may choose to make discretionary contributions each year that are then allocated to each participant’s account. Participation in the Dillon Plan was frozen effective January 1, 2001. Benefits under the Dillon Plan do not continue to accrue for Mr. Dillon. Participants in the Dillon Plan elect from among a number of investment options and the amounts in their accounts are invested and credited with investment earnings in accordance with their elections. Prior to July 1, 2000, participants could elect to make voluntary contributions under the Dillon Plan, but that option was discontinued effective as of July 1, 2000. Participants can elect to receive their Dillon Plan benefit in the form of either a lump sum payment or installment payments.

     Due to offset formulas contained in the Consolidated Plan and the Dillon Excess Plan, Mr. Dillon’s accrued benefits under the Dillon Plan offset a portion of the benefit that would otherwise accrue for them under those plans for their service with Dillon Companies, Inc. Although benefits that accrue under defined contribution plans are not reportable under the accompanying table, we have added narrative disclosure of the Dillon Plan because of the offsetting effect that benefits under that plan has on benefits accruing under the Consolidated Plan and the Dillon Excess Plan.

     The assumptions used in calculating the present values are set forth in Note 13 to the consolidated financial statements in Kroger’s Form 10-K for fiscal year 2012 ended February 2, 2013. The discount rate used to determine the present values is 4.29%, which is the same rate used at the measurement date for financial reporting purposes.

Nonqualified Deferred Compensation

     The following table provides information on nonqualified deferred compensation for the named executive officers for 2012.

2012 NONQUALIFIED DEFERRED COMPENSATION
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
David B. Dillon	$60,000 (1)	$0	$68,918	$0	$1,037,365
J. Michael Schlotman	$0	$0	$0	$0	$0
W. Rodney McMullen	$364,381 (2)	$0	$413,093	$0	$6,329,976
Paul W. Heldman	$312,716 (3)	$0	$74,488	$0	$1,368,700
Kathleen S. Barclay	$0	$0	$0	$0	$0
____________________

(1)	This amount represents the deferral of annual bonus earned in fiscal year 2011 and paid in March 2012. This amount is included in the Summary Compensation Table for 2011.

(2)	This amount represents the deferral of annual bonus earned in fiscal year 2011 and paid in March 2012 in the amount of $277,332 and deferral of long-term cash bonus earned during the 2008 through 2011 performance period and paid in March 2012 in the amount of $87,049. These amounts are included in the Summary Compensation Table for 2011.

(3)	This amount represents the deferral of long-term cash bonus earned during the 2008 through 2011 performance period and paid in March 2012. This amount is included in the Summary Compensation Table for 2011.

     Eligible participants may elect to defer up to 100% of the amount of their salary that exceeds the sum of the FICA wage base and pre-tax insurance and other Internal Revenue Code Section 125 plan deductions, as well as 100% of their annual and long-term bonus compensation. Deferral account amounts are credited with interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CEO and reviewed by the Compensation Committee prior to the beginning of each deferral year. The interest rate established for deferral amounts for each deferral year will be applied to those deferral amounts for all subsequent years until the deferred compensation is paid out. Participants can elect to receive lump sum distributions or quarterly installments for periods up to ten years. Participants also can elect between lump sum distributions and quarterly installments to be received by designated beneficiaries if the participant dies before distribution of deferred compensation is completed.

Director Compensation

     The following table describes the fiscal year 2012 compensation for non-employee directors. Employee directors receive no compensation for their Board service.

2012 DIRECTOR COMPENSATION
							Change in
							Pension Value
							and
	Fees						Nonqualified
	Earned					Non-Equity	Deferred		All
	or Paid	Stock		Option		Incentive Plan	Compensation		Other
	in Cash	Awards		Awards		Compensation	Earnings		Compensation	Total
Name	($)	($)		($)		($)	($)		($)	($)
		(1)		(1)					(12)
Reuben V. Anderson	$76,008	$120,780	(2)	$29,217	(4)	—	—	(9)	$465	$226,470
Robert D. Beyer	$81,105	$120,780	(3)	$29,217	(4)	—	$5,972	(10)	$465	$237,539
Susan J. Kropf	$86,142	$120,780	(3)	$29,217	(5)	—	N/A		$465	$236,604
John T. LaMacchia	$81,105	$120,780	(2)	$29,217	(4)	—	$415	(11)	$465	$231,982
David B. Lewis	$76,008	$120,780	(2)	$29,217	(4)	—	N/A		$266	$226,271
Jorge P. Montoya	$88,169	$120,780	(2)	$29,217	(5)	—	N/A		$465	$238,631
Clyde R. Moore	$83,073	$120,780	(3)	$29,217	(4)	—	—	(9)	$465	$233,535
Susan M. Phillips	$86,142	$120,780	(2)	$29,217	(6)	—	$1,995	(10)	$465	$238,599
Steven R. Rogel	$76,008	$120,780	(2)	$29,217	(4)	—	N/A		$465	$226,470
James A. Runde	$83,073	$120,780	(2)	$29,217	(7)	—	N/A		$465	$233,535
Ronald L. Sargent	$98,304	$120,780	(3)	$29,217	(7)	—	$2,058	(10)	$465	$250,824
Bobby S. Shackouls	$118,573	$120,780	(3)	$29,217	(8)	—	N/A		$266	$268,836
____________________

(1)	These amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(2)	Aggregate number of stock awards outstanding at fiscal year end was 5,500 shares.

(3)	Aggregate number of stock awards outstanding at fiscal year end was 8,250 shares.

(4)	Aggregate number of stock options outstanding at fiscal year end was 57,500 shares.

(5)	Aggregate number of stock options outstanding at fiscal year end was 37,500 shares.

(6)	Aggregate number of stock options outstanding at fiscal year end was 46,500 shares.

(7)	Aggregate number of stock options outstanding at fiscal year end was 42,500 shares.

(8)	Aggregate number of stock options outstanding at fiscal year end was 47,500 shares.

(9)	This amount reflects the change in pension value for the applicable directors. Only those directors elected to the Board prior to July 17, 1997 are eligible to participate in the outside director retirement plan. Mr. Anderson’s pension value did not change. Mr. Moore’s pension value decreased by $800. In accordance with SEC rules, negative amounts are required to be disclosed, but not reflected in the sum of total compensation.

(10)	This amount reflects preferential earnings on nonqualified deferred compensation. For a complete explanation of preferential earnings, please refer to footnote 5 to the Summary Compensation Table.

(11)	This amount reflects preferential earnings on nonqualified deferred compensation in the amount of $415. Mr. LaMacchia also participates in the outside director retirement plan, and his pension value decreased by $1,200.

(12)	This amount reflects the value of gift cards in the amount of $75, a gift valued at $199 (accepted by each director other than Messrs. Lewis and Shackouls) and the cost to the Company per director for providing accidental death and dismemberment insurance coverage for non-employee directors in the amount of $191. These premiums are paid on an annual basis in February.

     Each non-employee director receives an annual retainer of $75,000. The chair of each committee receives an additional annual retainer of $12,000. Each member of the Audit Committee receives an additional annual retainer of $10,000. The director designated as the “Lead Director” receives an additional annual retainer of $20,000. On July 12, 2012, each non-employee director received 5,500 shares of restricted stock and an award of 6,500 nonqualified stock options.

     Non-employee directors first elected prior to July 17, 1997 receive a major medical plan benefit as well as an unfunded retirement benefit. The retirement benefit equals the average cash compensation for the five calendar years preceding retirement. Participants who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service, and 10% for each additional year up to a maximum of 100%. Benefits for participants who retire prior to age 70 begin at the later of actual retirement or age 65.

     We also maintain a deferred compensation plan, in which all non-employee members of the Board are eligible to participate. Participants may defer up to 100% of their cash compensation. They may elect from either or both of the following two alternative methods of determining benefits:

  interest accrues until paid out at the rate of interest determined prior to the beginning of the deferral year to represent Kroger’s cost of ten-year debt; and

  amounts are credited in “phantom” stock accounts and the amounts in those accounts fluctuate with the price of Kroger common shares.

     In both cases, deferred amounts are paid out only in cash, based on deferral options selected by the participants at the time the deferral elections are made. Participants can elect to have distributions made in a lump sum or in quarterly installments, and may make comparable elections for designated beneficiaries who receive benefits in the event that deferred compensation is not completely paid out upon the death of the participant.

     The Board has determined that compensation of non-employee directors must be competitive on an on-going basis to attract and retain directors who meet the qualifications for service on Kroger’s Board. Non-employee director compensation will be reviewed from time to time as the Corporate Governance Committee deems appropriate.

Potential Payments upon Termination or Change in Control

     Kroger has no contracts, agreements, plans or arrangements that provide for payments to the named executive officers in connection with resignation, severance, retirement, termination, or change in control, except for those available generally to salaried employees. The Kroger Co. Employee Protection Plan, or KEPP, applies to all management employees and administrative support personnel who are not covered by a collective bargaining agreement, with at least one year of service, and provides severance benefits when a participant’s employment is terminated actually or constructively within two years following a change in control of Kroger. For purposes of KEPP, a change in control occurs if:

  any person or entity (excluding Kroger’s employee benefit plans) acquires 20% or more of the voting power of Kroger;

  a merger, consolidation, share exchange, division, or other reorganization or transaction with Kroger results in Kroger’s voting securities existing prior to that event representing less than 60% of the combined voting power immediately after the event;

  Kroger’s shareholders approve a plan of complete liquidation or winding up of Kroger or an agreement for the sale or disposition of all or substantially all of Kroger’s assets; or

  during any period of 24 consecutive months, individuals at the beginning of the period who constituted Kroger’s Board of Directors cease for any reason to constitute at least a majority of the Board of Directors.

     Assuming that a change in control occurred on the last day of Kroger’s fiscal year 2012, and the named executive officers had their employment terminated, they would receive a maximum payment, or, in the case of group term life insurance, a benefit having a cost to Kroger, in the amounts shown below:

			Accrued
		Additional	and	Group
	Severance	Vacation and	Banked	Term Life	Tuition	Outplacement
Name	Benefit	Bonus	Vacation	Insurance	Reimbursement	Reimbursement
David B. Dillon	$4,760,000	$100,289	$767,310	$29	$5,000	$10,000
J. Michael Schlotman	$2,112,200	$38,536	$412,992	$29	$5,000	$10,000
W. Rodney McMullen	$3,279,200	$67,368	$578,208	$29	$5,000	$10,000
Paul W. Heldman	$2,296,000	$39,420	$220,095	$29	$5,000	$10,000
Kathleen S. Barclay	$2,124,600	$37,510	$65,125	$29	$5,000	$10,000

     Each of the named executive officers also is entitled to continuation of health care coverage for up to 24 months at the same contribution rate as existed prior to the change in control. The cost to Kroger cannot be calculated, as Kroger self insures the health care benefit and the cost is based on the health care services utilized by the participant and eligible dependents.

     Under KEPP benefits will be reduced, to the extent necessary, so that payments to an executive officer will in no event exceed 2.99 times the officer’s average W-2 earnings over the preceding five years.

     Kroger’s change in control benefits under KEPP and under equity compensation awards are discussed further in the Compensation Discussion and Analysis section under the “Retirement and Other Benefits” heading.

Compensation Policies as They Relate to Risk Management

     Kroger’s compensation policies and practices for its employees are designed to attract and retain highly qualified and engaged employees, and to minimize risks that would have a material adverse effect on Kroger. One of these policies, the executive compensation recoupment policy, is more particularly described in the Compensation Discussion and Analysis. Kroger does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Kroger.

Beneficial Ownership of Common Stock

     As of February 15, 2013, Kroger’s directors, the named executive officers, and the directors and executive officers as a group, beneficially owned Kroger common shares as follows:

	Amount and Nature
	of
Name	Beneficial Ownership
Reuben V. Anderson	98,620	(1)
Kathleen S. Barclay	82,287	(2)
Robert D. Beyer	140,767	(1)
David B. Dillon	2,263,954	(2)(3)(4)
Paul W. Heldman	516,645	(2)(3)(5)
Susan J. Kropf	43,250	(6)
John T. LaMacchia	111,496	(1)
David B. Lewis	74,752	(1)
W. Rodney McMullen	1,240,157	(2)(3)
Jorge P. Montoya	36,815	(6)
Clyde R. Moore	87,450	(1)
Susan M. Phillips	74,340	(7)
Steven R. Rogel	87,983	(1)
James A. Runde	51,750	(8)
Ronald L. Sargent	50,750	(8)
J. Michael Schlotman	284,526	(2)(3)
Bobby S. Shackouls	63,250	(9)
Directors and Executive Officers as a group (including those named above)	7,250,108	(2)(3)

(1)	This amount includes 38,000 shares that represent options that are or become exercisable on or before April 16, 2013.

(2)	This amount includes shares that represent options that are or become exercisable on or before April 16, 2013, in the following amounts: Ms. Barclay, 41,608; Mr. Dillon, 1,223,720; Mr. Heldman, 185,680; Mr. McMullen, 407,288; Mr. Schlotman, 144,378; and all directors and executive officers as a group, 3,427,138.

(3)	The fractional interest resulting from allocations under Kroger’s defined contribution plans has been rounded to the nearest whole number.

(4)	This amount includes 307,392 shares held in trusts by Mr. Dillon’s wife. Mr. Dillon disclaims beneficial ownership of these shares.

(5)	This amount includes 156,390 shares held in Mr. Heldman’s family trust. Mr. Heldman disclaims beneficial ownership of these shares.

(6)	This amount includes 18,000 shares that represent options that are or become exercisable on or before April 16, 2013.

(7)	This amount includes 27,000 shares that represent options that are or become exercisable on or before April 16, 2013.

(8)	This amount includes 23,000 shares that represent options that are or become exercisable on or before April 16, 2013.

(9)	This amount includes 28,000 shares that represent options that are or become exercisable on or before April 16, 2013.

     No director or officer owned as much as 1% of the common shares of Kroger. The directors and executive officers as a group beneficially owned 1% of the common shares of Kroger.

     No director or officer owned Kroger common shares pledged as security.

     As of February 15, 2013, the following reported beneficial ownership of Kroger common shares based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

		Amount and
		Nature of	Percentage
Name	Address of Beneficial Owner	Ownership	of Class
BlackRock, Inc.	40 East 52nd Street	30,824,789	5.95%
	New York, NY 10022

The Kroger Co. Savings Plan	1014 Vine Street	28,433,496 (1)	5.5%
	Cincinnati, OH 45202
____________________

(1)	Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plan.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Those officers, directors and shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of forms received by Kroger, and any written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that during fiscal year 2012 all filing requirements applicable to our officers, directors and 10% beneficial owners were timely satisfied, with the following exception. In January 2013, Mr. Michael L. Ellis filed an amended Form 3 to report ownership of 750 additional shares that were inadvertently omitted from his original Form 3 and subsequent Form 4 filing.

Related Person Transactions

     Pursuant to our Statement of Policy with Respect to Related Person Transactions and the rules of the SEC, Kroger has the following related person transactions, which were approved by Kroger’s Audit Committee, to disclose:

  During fiscal year 2012, Kroger made purchases from Staples, Inc., totaling approximately $12.5 million. This amount represents substantially less than 2% of Staples’ annual consolidated gross revenue. Kroger periodically employs a bidding process or negotiations following a benchmarking of costs of products from various vendors for the items purchased from Staples and awards the business based on the results of that process. Ronald L. Sargent, a member of Kroger’s Board of Directors, is Chairman and Chief Executive Officer of Staples.

     Director independence is discussed above under the heading “Information Concerning the Board of Directors.” Kroger’s policy on related person transactions is as follows:

Statement of Policy
with Respect to
Related Person Transactions

A. Introduction

     It is the policy of Kroger’s Board of Directors that any Related Person Transaction may be consummated or may continue only if the Committee approves or ratifies the transaction in accordance with the guidelines set forth in this policy. The Board of Directors has determined that the Audit Committee of the Board is best suited to review and approve Related Person Transactions.

     For the purposes of this policy, a “Related Person” is:

1.	any person who is, or at any time since the beginning of Kroger’s last fiscal year was, a director or executive officer of Kroger or a nominee to become a director of Kroger;

2.	any person who is known to be the beneficial owner of more than 5% of any class of Kroger’s voting securities; and

3.	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

     For the purposes of this policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) since the beginning of Kroger’s last fiscal year in which Kroger (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

     Notwithstanding the foregoing, the Audit Committee has reviewed the following types of transactions and has determined that each type of transaction is deemed to be pre-approved, even if the amount involved exceeds $120,000.

1.	Certain Transactions with Other Companies. Any transaction for property or services in the ordinary course of business involving payments to or from another company at which a Related Person’s only relationship is as an employee (including an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved in any fiscal year does not exceed the greater of $1,000,000 or 2 percent of that company’s annual consolidated gross revenues.

2.	Certain Company Charitable Contributions. Any charitable contribution, grant or endowment by Kroger (or one of its foundations) to a charitable organization, foundation, university or other not for profit organization at which a Related Person’s only relationship is as an employee (including an executive officer) or as a director, if the aggregate amount involved does not exceed $250,000 or 5 percent, whichever is lesser, of the charitable organization’s latest publicly available annual consolidated gross revenues.

3.	Transactions where all Shareholders Receive Proportional Benefits. Any transaction where the Related Person’s interest arises solely from the ownership of Kroger common stock and all holders of Kroger common stock received the same benefit on a pro rata basis.

4.	Executive Officer and Director Compensation. (a) Any employment by Kroger of an executive officer if the executive officer’s compensation is required to be reported in Kroger’s proxy statement, (b) any employment by Kroger of an executive officer if the executive officer is not an immediate family member of a Related Person and the Compensation Committee approved (or recommended that the Board approve) the executive officer’s compensation, and (c) any compensation paid to a director if the compensation is required to be reported in Kroger’s proxy statement.

5.	Other Transactions. (a) Any transaction involving a Related Person where the rates or charges involved are determined by competitive bids, (b) any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or (c) any transaction with a Related Person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

B. Audit Committee Approval

     In the event management becomes aware of any Related Person Transactions that are not deemed pre-approved under paragraph A of this policy, those transactions will be presented to the Committee for approval at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the Chair of the Committee (who will possess delegated authority to act between Committee meetings) subject to ratification by the Committee at its next regular meeting. If advance approval of a Related Person Transaction is not feasible, then the Related Person Transaction will be presented to the Committee for ratification at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the Chair of the Committee for ratification, subject to further ratification by the Committee at its next regular meeting.

     In connection with each regular Committee meeting, a summary of each new Related Person Transaction deemed pre-approved pursuant to paragraphs A(1) and A(2) above will be provided to the Committee for its review.

     If a Related Person Transaction will be ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the Related Person. Thereafter, the Committee, on at least an annual basis, will review and assess ongoing relationships with the Related Person to see that they are in compliance with the Committee’s guidelines and that the Related Person Transaction remains appropriate.

     The Committee (or the Chair) will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of Kroger and its shareholders, as the Committee (or the Chair) determines in good faith in accordance with its business judgment.

     No director will participate in any discussion or approval of a Related Person Transaction for which he or she, or an immediate family member (as defined above), is a Related Person except that the director will provide all material information about the Related Person Transaction to the Committee.

C. Disclosure

     Kroger will disclose all Related Person Transactions in Kroger’s applicable filings as required by the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules.

Audit Committee Report

     The primary function of the Audit Committee is to represent and assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of this report that SEC rules require be included in the Company’s annual proxy statement. The Audit Committee performs this work pursuant to a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2012 and is available on the Company’s website at ir.kroger.com. The Audit Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under the Committee’s charter. The Audit Committee held five meetings during fiscal year 2012. The Audit Committee meets separately with the Company’s internal auditor and PricewaterhouseCoopers LLP, the Company’s independent public accountants, without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also meets separately with the Company’s Chief Financial Officer and General Counsel when needed. Following these separate discussions, the Audit Committee meets in executive session.

     Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

     In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended February 2, 2013, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of February 2, 2013, and PricewaterhouseCoopers’ evaluation of the Company’s internal control over financial reporting as of that date. The Audit Committee has also discussed with the independent public accountants the matters that the independent public accountants must communicate to the Audit Committee under applicable requirements of the Public Company Accounting Oversight Board.

     With respect to the Company’s independent public accountants, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence and has received the written disclosures and the letter from the independent public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountants’ communications with the Audit Committee concerning independence. The Audit Committee has reviewed and approved in advance all services provided to the Company by PricewaterhouseCoopers LLP. The Audit Committee conducted a review of services provided by PricewaterhouseCoopers LLP which included an evaluation by management and members of the Audit Committee.

     Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 2, 2013, as filed with the SEC.

     This report is submitted by the Audit Committee.

Ronald L. Sargent, Chair
Susan J. Kropf
Susan M. Phillips
Bobby S. Shackouls

Advisory Vote on Executive Compensation
(Item No. 2)

     The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we give our shareholders the right to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed earlier in this proxy statement in accordance with the SEC’s rules.

     As discussed earlier in our Compensation Discussion and Analysis, our compensation philosophy is to:

  make total compensation competitive;

  include opportunities for equity ownership as part of compensation; and

  use incentive compensation to help drive performance by providing superior pay for superior results.

     Furthermore, as previously disclosed, an increased percentage of total potential compensation is performance-based as opposed to time-based as half of the compensation previously awarded to the named executive officers as restricted stock (and earned based on the passage of time) is now only earned to the extent that performance goals are achieved. In addition, annual and long-term cash bonuses are performance-based and earned only to the extent that performance goals are achieved. In tying a large portion of executive compensation to achievement of short-term and long-term strategic and operational goals, we seek to closely align the interests of our named executive officers with the interests of our shareholders.

     The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our named executive officers as described in this proxy statement. The vote is advisory. This means that the vote is not binding on Kroger. The Compensation Committee of our Board of Directors is responsible for establishing executive compensation. In so doing that Committee will consider, along with all other relevant factors, the results of this vote.

     The affirmative vote of a majority of the shares present and represented in person or by proxy is required to approve this proposal. Broker non-votes and abstentions will have no effect on the outcome of this vote.

     We ask our shareholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

The Board of Directors Recommends a Vote For This Proposal.

Selection of Auditors
(Item No. 3)

     The Audit Committee of the Board of Directors is responsible for the appointment, compensation and retention of Kroger’s independent auditor, as required by law and by applicable NYSE rules. On March 13, 2013, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger’s independent auditor for the fiscal year ending February 1, 2014. While shareholder ratification of the selection of PricewaterhouseCoopers LLP as Kroger’s independent auditor is not required by Kroger’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of Kroger and its shareholders.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

The Board of Directors Recommends a Vote For This Proposal.

Disclosure of Auditor Fees

     The following describes the fees billed to Kroger by PricewaterhouseCoopers LLP related to the fiscal years ended February 2, 2013 and January 28, 2012:

	Fiscal Year 2012	Fiscal Year 2011
Audit Fees	$4,439,110	$4,163,571
Audit-Related Fees	45,993	—
Tax Fees	—	75,819
All Other Fees	—	—
Total	$4,485,103	$4,239,390

     Audit Fees for the years ended February 2, 2013 and January 28, 2012, respectively, were for professional services rendered for the audits of Kroger’s consolidated financial statements, the issuance of comfort letters to underwriters, consents, and assistance with the review of documents filed with the SEC.

     Audit-Related Fees. Audit related services for the year ended February 2, 2013 were for assurance and related services pertaining to accounting consultation in connection with attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards. These services are considered approved under the Company’s existing Audit and Non-Audit Service Pre-Approval Policy. We did not engage PricewaterhouseCoopers LLP for any audit-related services for the year ended January 28, 2012.

     Tax Fees for the year ended January 28, 2012 were for an analysis of sales tax. We did not engage PricewaterhouseCoopers LLP for any tax services for the year ended February 2, 2013.

     All Other Fees. We did not engage PricewaterhouseCoopers LLP for other services for the years ended February 2, 2013 and January 28, 2012.

     The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. On March 13, 2013, the Audit Committee approved services to be performed by PricewaterhouseCoopers LLP for the remainder of fiscal year 2013 that are related to the audit of Kroger or involve the audit itself. In 2007, the Audit Committee adopted an audit and non-audit service pre-approval policy. Pursuant to the terms of that policy, the Committee will annually pre-approve certain defined services that are expected to be provided by the independent auditors. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

     PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.

Shareholder Proposal
(Item No. 4)

     We have been notified by four shareholders, the names and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at Kroger’s executive offices, that they intend to propose the following resolution at the annual meeting:

2013 – Kroger Company

WHEREAS, the Kroger Company purchases significant amounts of fruits and vegetables, from both domestic and international sources, and is one of the largest supermarket chains in the United States, and

WHEREAS, the United States Department of Justice has successfully prosecuted several cases of modern-day slavery in the U.S. agricultural industry since 1996, involving over 1,000 workers, (see, for example, US v. Ramos; US v. Lee; US v. Flores; US v. Cuello; US v. Tecum) and there is increasing public awareness and media coverage of the abuses that many agricultural workers face, and

WHEREAS, neither our company’s Supplier Code of Conduct or its 2012 Sustainability Report addresses human rights, a major corporate responsibility issue, and

WHEREAS, according to the Polaris Project, one of the leading organizations in the global fight against human trafficking and modern-day slavery, victims of labor trafficking have been found among the nation’s migrant and seasonal farmworkers, including men, women, families, or children as young as 5 or 6 years old who harvest crops and raise animals in fields, packing plants, orchards, and nurseries, and

WHEREAS, Kroger’s current Code of Conduct for suppliers is based heavily on compliance with the law (Kroger 2012 Sustainability Report, page 42 “Vendor Standards”) http://sustainability.kroger.com/2012KrogerSustainabilityReport.pdf and U.S. agricultural workers are excluded from many labor laws that apply to other U.S. workers (for example, National Labor Relations Act of 1935, 29 U.S.C. § 151 at seq.; portions of the Fair Labor Standards Act of 1938, 29 U.S.C. § 201, 213), and

WHEREAS, although the company website stipulates that Kroger and its affiliates are subject to the provisions of the California Transparency in Supply Chains Act of 2010, compliance with this law is not verified by frequent third-party, unannounced audits,

THEREFORE BE IT RESOLVED that the shareholders urge the Board of Directors to publish a report assessing the human rights risks, including human trafficking and forced labor (modern day slavery), throughout its supply chain. The report should evaluate all policies and procedures in place to manage identified risks relating to the labor practices of suppliers, including labor brokers. In addition, the report should include the findings from any audits undertaken and the steps taken to resolve any identified issues.

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

     Kroger recognizes the importance of ensuring basic human rights are recognized by those seeking to do business with us. As such, Kroger has in place a comprehensive code of conduct that is applicable to those that furnish goods or services to us, as well as their contractors. That code of conduct has been published and is available on our website at ir.kroger.com. Our existing code of conduct requires compliance with all applicable labor laws, regulations, and orders, including the Fair Labor Standards Act. In addition, the code of conduct:

  Prohibits child, indentured, involuntary, or prison labor;

  Prohibits exposing workers to unreasonably hazardous, unsafe, or unhealthy conditions;

  Prohibits unlawful discrimination;

  Requires the workplace to be free from harassment;

  Requires workers to be treated fairly, with dignity and respect;

  Requires that wages meet or exceed legal and industry standards;

  Requires that U.S. workers be eligible for employment in the U.S.;

  Prohibits bribes and conduct that appears improper or may result in a conflict of interest;

  Requires compliance with the U.S. Foreign Corrupt Practices Act; and

  Requires maintenance of records (that must be furnished to us upon request) evidencing compliance with the code.

     Kroger’s code of conduct does more than simply reporting on human rights risks in its supply chain; it prohibits those that do business with us from engaging in the type of conduct of concern to the proponents. Those that violate our code will not be permitted to do business with us until they comply with our code. As such, we do not believe that human rights violations in our supply chain pose a substantial risk, that the requested report would serve little benefit to shareholders, and preparation of a report would divert resources that otherwise could be more appropriately used in the best interests of shareholders.

Shareholder Proposal
(Item No. 5)

     We have been notified by a shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at Kroger’s executive offices, that it intends to propose the following resolution at the annual meeting:

Independent Board Chair

     RESOLVED: The shareholders of Kroger (the “Company”) urge the Board of Directors to adopt a policy that the Board’s chairman be an independent director. The policy should be implemented so as not to violate any contractual obligation and should specify: (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

     SUPPORTING STATEMENT: It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board.

     In our opinion, a board of directors is less likely to provide rigorous independent oversight of management the Chairman is the CEO, as is the case with our Company. CEO David B. Dillon has served as both Chairman and CEO since 2004.

     We believe that having a board chairman who is independent of the Company and its management is a governance practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

     According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.” (Chairing the Board: The Case for Independent Leadership in Corporate North America, 2009)

     An NACD Blue Ribbon Commission on Directors’ Professionalism recommended several years ago that an independent director should be charged with “organizing the board’s evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises.” A blue-ribbon report from The Conference Board echoed that sentiment a few years later.

     A number of institutional investors believe that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a company’s board should generally be chaired by an independent director, as does the Council of Institutional investors.

     We thus believe that an independent director serving as chairman can help ensure the functioning of an effective board. We urge you to vote FOR this resolution.

The Board of Directors Recommends A Vote Against This Proposal for the Following Reasons:

     Kroger’s Board is structured to provide the best governance on behalf of shareholders. That structure also eliminates all of the concerns raised in the proponent’s supporting statement.

     Kroger’s Board is comprised of an overwhelming majority, 87%, of independent directors. Each of these directors is elected annually by the shareholders. And although not addressed in the proposal, Kroger’s Board is led by a strong independent Lead Director who serves the same functions and provides safeguards against mismanagement that the proposal seeks. In particular, Kroger’s Lead Director serves in a variety of roles, including reviewing and approving all Board meeting agendas, meeting materials and schedules to ensure that the appropriate topics are reviewed and that sufficient time is allocated to each; serving as a liaison between the chairman of the Board, management, and the non-management directors; presiding at the executive sessions of independent directors (held after each Board meeting) and at all other meetings of the Board at which the chairman is not present; calling an executive session of the independent directors at any time; and serving as the Board’s representative for any consultation and direct communication, following a request, with major shareholders. These roles are set forth in the Board’s Guideline’s on Issues of Corporate Governance, published on our website at ir.kroger.com.

     The Board routinely reviews Kroger’s leadership structure. This review includes a discussion of Kroger’s performance, the impact that the leadership has on that performance, and the structure that best serves the interests of shareholders.

     Contrary to the assertions in the proponent’s supporting statement, there is no established consensus that separating the roles of the chairman and the CEO is a best practice or that such a separation enhances returns for shareholders. The authors of a 2004 Wharton School of Business article entitled “Splitting Up the Roles of CEO and Chairman: Reform or Red Herring?” (http://knowledge.wharton.upenn.edu/article.cfm?articleid=987) concluded that there is no evidence that separating the positions of chairman and CEO improves corporate performance. In “Corporate Governance Update: Analyzing Aspects of Board Composition,” David A Katz and Laura A. McIntosh, New York Law Journal, January 26, 2012, the authors concluded that from a board effectiveness perspective, there is no need to separate the roles of chairman and CEO so long as there is an effective lead director in place. In addition, the majority of U.S. companies have not implemented the structure recommended by the proposal.

     While there may be circumstances in which shareholders of corporations would be best served by having an independent Board chair, those circumstances simply do not currently exist at Kroger. There have been times in Kroger’s past in which the positions of chairman of the Board and CEO have been separated, but current circumstances do not warrant a separation. The Board will continue to review Kroger’s leadership structure to ensure that the structure best addresses Kroger’s evolving and dynamic business. For the foregoing reasons, the Board recommends a vote AGAINST this proposal.

Shareholder Proposal
(Item No. 6)

     We have been notified by a shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at Kroger’s executive offices, that it intends to propose the following resolution at the annual meeting:

     WHEREAS product packaging is a significant consumer of natural resources and energy, and a major source of waste and greenhouse gas (GHG) emissions. More than half of U.S. product packaging is discarded in landfills or burned rather than recycled. Only 12% of plastic packaging is recycled.

     Paper and packaging comprise 44% of U.S. landfill waste. Nestle Waters North America says plastic bottles are the largest contributor to it carbon footprint; Coca-Cola Co. reports packaging is the largest part of the carbon footprint of several products. A recent analysis of U.S. Environmental Protection Agency data estimates that the energy needed to produce and dispose of products and packaging accounts for 44% of total U.S. GHG emissions. Decaying paper packaging in landfills forms methane, whose greenhouse warming potential is 72 times more potent than CO2. Metal, paper and plastic packaging have large embodied energy and emissions profiles because of the high costs of processing raw materials.

     For generations taxpayers have subsidized solid waste disposal and recycling in the U.S. Extended Producer Responsibility (EPR) is a corporate and public policy that shifts accountability for collection and recycling from taxpayers and governments to producers. Coca-Cola and Nestle Waters have endorsed such “Make It Take It” policies for financing the recycling of packaging if other producers also pay their fair share. When all producers pay fees based on the amount of packaging used, no company should have to pay disproportionate cost. Unilever has set goals to increase recovery of its used packaging 15% by 2020.

     In many other countries, consumer brands that put packaging on the market are already financially responsible for its recycling. More than have of Organization for Economic Cooperation and Development members have some form of producer-financed packaging systems in place. EPR programs in Denmark, Belgium, Netherlands and Germany recover far higher rates of packaging than the U.S.

     Producers control design and marketing decisions, and are so best positioned to choose the most recyclable packaging materials and reduce overall environmental impact of product packaging. EPR mandates can create new economic markets for used packaging. Increased recycling of packaging can yield strong environmental benefits, lead to more efficient use of materials, reduced extraction of natural resources, fewer GHG and toxic emissions, and less post-consumer packaging flowing into oceans where it imperils marine life.

     BE IT RESOLVED THAT Shareowners of The Kroger Co. request that the board of directors issue a report at reasonable cost, omitting confidential information, assessing the feasibility of adopting a policy of Extended Producer Responsibility for house brand post-consumer product packaging as a means of increasing rates of packaging recycling, and reducing carbon emissions and air and water pollution resulting from the company’s business practices.

     Supporting Statement: Proponents believe policy options reviewed in the report should include taking responsibility for house brand post-consumer package recycling, endorsing EPR mandates as appropriate and participating in development of producer financed and managed EPR systems.

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

     Kroger shares the proponent’s concerns regarding waste reduction and recognizes the important role it plays as a good steward of the environment. We have numerous sustainability initiatives in place to preserve our natural resources and to conserve energy. For instance, the company recycled more than 32 million pounds of plastic waste, from bags and plastic film, in 2012. The company also recycles more than a billion pounds of cardboard each year. Most importantly, we’ve pioneered the Perishable Donations Partnership, which enables the donation of more than 48 million pounds of safe, wholesome food to Feeding America food banks to fight hunger in local communities. By implementing innovative methods of donating these food items, Kroger is reducing the amount of waste being sent to landfills. For each of the past several years we have published on-line The Kroger Co. Public Responsibilities Report and our annual Sustainability Report that highlight the company’s sustainability initiatives and waste reduction efforts in greater detail.

     This proposal requests that Kroger take additional steps to report on the feasibility of adopting a policy of “Extended Producer Responsibility,” or EPR. The resolution provides no guidance regarding proponent’s view of the requirements of a company-adopted EPR policy.

     Kroger supports efforts to reduce waste in the supply chain, as described above and in our various sustainability reports. It would be inappropriate, however, to support a policy that is not clearly defined. We believe our support for waste reduction efforts in our supply chain are significant and meaningful.

     Kroger is familiar with various EPR proposals in states and laws in other countries that require retailers and manufacturers to pay substantial taxes and fees related to waste disposal. The proposals vary in detail and implementation, and while we do assess new laws and regulations for their feasibility, cost and requirements, to do so for each individual EPR proposal at the federal, state, and international level would require significant resources that could be allocated more wisely in the best interests of shareholders.

     Kroger often is asked to take a position on legislation or regulatory proposals. While occasionally we will communicate to federal, state and local officials our positions on specific policy issues, we believe it is premature to offer an official position statement on EPR legislative and regulatory proposals without first carefully examining the specifics of each individual law or regulation and how it would affect our customers and our business.

     This proposal is virtually identical to one submitted to a vote at last year’s annual meeting and was soundly defeated by shareholders.

Shareholder Proposal
(Item No. 7)

     We have been notified by a shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at Kroger’s executive offices, that it intends to propose the following resolution at the annual meeting:

     Whereas: The social and environmental impact of palm oil production create important challenges for companies trying to ensure more sustainable and lower risk supply chain practices. Because our Company has not yet committed to procure certified sustainable palm oil for its products, we believe it opens itself to risks to its reputation as well as risks to the long-term security of its palm oil supply.

     The largest suppliers of palm oil for the United States are Indonesia, Malaysia and Papua New Guinea.

     In the Philippines, it is estimated that almost 25% of palm labor production comes from child labor (http://ctuhr.org/labor-groups-says-24-workers-in-palm-oil-plantations-are-children-calls-on-the-public-to-combat-child labor/). The U.S. Department of Labor reported that child and/or forced labor contributed to palm oil production in Indonesia and Malaysia. (http://www.dol.gov/liab/programs/ocft/PDF/2010TVPRA.pdf). Many of these children are not part of family farms. Such labor practices may violate international codes of human rights.

     According to the Union of Concerned Scientists, palm oil plantations “are a disproportionately large source of global warming emissions because they are often established on land converted from swamp forests. When these wetlands are drained, their carbon-rich peaty soils decay, releasing large amounts of both carbon dioxide and methane. Thus the expansion of plantations onto peat soils is an important source of the emissions that cause global warming.” (Ucsusa.org, June 2011).

     Due in part to deforestation, Indonesia has been the 3rd largest emitter of greenhouse gases (GHGs) globally (World Bank). The conversion of peatlands accounts for roughly half of Indonesia’s GHG emissions buy only 1% of its gross domestic product (Mongabay, January 19, 2010).

     Palm oil plantations that are not sustainably managed have devastated habitats of endangered species, such as the orangutan. Failure to manage reputational risk connected to palm oil in supply chains has been disruptive for a number of major companies including Nestle, Mattel, and others who made palm oil contracts in Indonesia that resulted in negative publicity (http://en.wikipedia.org/wiki/Sinar_Mas_Group).

     To address the social and environmental concerns associated with palm oil production and to promote sustainable palm oil products, the Roundtable on Sustainable Palm Oil was formed in 2004. Leading companies have committed to source only certified sustainable palm oil by 2015 or sooner, including: H.J. Heinz, SC Johnson, Wal-Mart, General Mills, McDonalds, Mars, Nestle and Unilever. Our company has not made such a commitment and has not adequately addressed the risks described above.

     Resolved: Shareholders request the board of directors adopt and implement a comprehensive sustainable palm oil policy.

     Supporting Statement: We believe such a policy should include: 1) a target date for sourcing 100% Certified Sustainable Palm Oil or for purchasing GreenPalm certificates covering 100% of sourced palm oil; 2) plans for independent verification of suppliers’ compliance with the policy; 3) support for a moratorium on palm oil expansion in rainforests and peatlands; and 4) a commitment to disclose publicly the company’s progress on this issue.

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

     Kroger shares many of the proponent’s concerns regarding the social and environmental impacts of palm oil production. This is a developing issue for many of our suppliers, and we are committed to working with them to explore options to improve sustainability in the palm oil production supply chain.

     Kroger has recently announced a Palm Oil Policy via our corporate website and news release. The policy includes an endorsement of the Roundtable for Sustainable Palm Oil (RSPO). In accordance with Kroger’s policy, we will purchase only 100% Certified Sustainable Palm Oil by the end of 2015 through active RSPO members. The company will also disclose progress in our annual sustainability report at www.sustainability.kroger.com.

     Kroger believes the resolution as written would require significantly more resources and is redundant given our recently announced Palm Oil Policy.

     For these reasons, we recommend that you vote AGAINST this proposal.

——————

     SHAREHOLDER PROPOSALS – 2014 ANNUAL MEETING. Shareholder proposals intended for inclusion in our proxy material relating to Kroger’s annual meeting in June 2014 should be addressed to the Secretary of Kroger and must be received at our executive offices not later than January 14, 2014. These proposals must comply with the proxy rules established by the SEC. In addition, the proxy solicited by the Board of Directors for the 2014 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting unless we are provided with notice of the proposal on or before March 28, 2014. Please note, however, that Kroger’s Regulations require a minimum of 45 days’ advance notice to Kroger in order for a matter to be brought before shareholders at the annual meeting. As a result, any attempt to present a proposal without notifying Kroger on or before March 28, 2014, will be ruled out of order and will not be permitted.

——————

     Attached to this Proxy Statement is Kroger’s 2012 Annual Report which includes a brief description of Kroger’s business, including the general scope and nature thereof during 2012, together with the audited financial information contained in our 2012 report to the SEC on Form 10-K. A copy of that report is available to shareholders on request without charge by writing to: Scott M. Henderson, Treasurer, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100 or by calling 1-513-762-1220. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov.

     The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

By order of the Board of Directors,
Paul W. Heldman, Secretary

——————

2012 Annual Report

——————

Financial Report 2012

Management’s Responsibility for Financial Reporting

     The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management’s best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.

     The Company’s financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose selection has been approved by the shareholders. Management has made available to PricewaterhouseCoopers LLP all of the Company’s financial records and related data, as well as the minutes of the shareholders’ and directors’ meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.

     Management also recognizes its responsibility for fostering a strong ethical climate so that the Company’s affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in The Kroger Co. Policy on Business Ethics, which is publicized throughout the Company and available on the Company’s website at ir.kroger.com. The Kroger Co. Policy on Business Ethics addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those related to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

Management’ s Report on Internal Control Over Financial Reporting

     The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. With the participation of the Chief Executive Officer and the Chief Financial Officer, our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, our management has concluded that the Company’s internal control over financial reporting was effective as of February 2, 2013.

David B. Dillon	J. Michael Schlotman
Chairman of the Board and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer

Selected Financial Data

	Fiscal Years Ended
	February 2,	January 28,	January 29,	January 30,	January 31,
	2013	2012	2011	2010	2009
	(53 weeks)	(52 weeks)	(52 weeks)	(52 weeks)	(52 weeks)
	(In millions, except per share amounts)
Sales	$ 96,751	$ 90,374	$ 82,049	$ 76,609	$ 76,063
Net earnings including noncontrolling
interests	1,508	596	1,133	57	1,250
Net earnings attributable to
The Kroger Co.	1,497	602	1,116	70	1,249
Net earnings attributable to
The Kroger Co. per diluted
common share	2.77	1.01	1.74	0.11	1.89
Total assets	24,652	23,476	23,505	23,126	23,290
Long-term liabilities, including obligations
under capital leases and financing
obligations	9,381	10,405	10,137	10,473	10,311
Total shareowners’ equity –
The Kroger Co.	4,207	3,981	5,296	4,852	5,225
Cash dividends per common share	0.495	0.43	0.39	0.365	0.345

Common Share Price Range

	2012		2011
Quarter	High	Low	High	Low
1st	$24.78	$21.76	$25.48	$21.29
2nd	$23.22	$20.98	$25.85	$21.52
3rd	$25.44	$21.57	$23.78	$21.14
4th	$28.00	$24.19	$24.83	$21.68
Main trading market: New York Stock Exchange (Symbol KR) Number of shareholders of record at year-end 2012: 34,157 Number of shareholders of record at March 29, 2013: 33,996

     During 2011, the Company paid three quarterly dividends of $0.105 and one quarterly dividend of $0.115. During 2012, the Company paid three quarterly dividends of $0.115 and one quarterly dividend of $0.15. On March 1, 2013, the Company paid a quarterly dividend of $0.15 per share. On March 14, 2013, the Company announced that its Board of Directors has declared a quarterly dividend of $0.15 per share, payable on June 1, 2013, to shareholders of record at the close of business on May 15, 2013.

Performance Graph

     Set forth below is a line graph comparing the five-year cumulative total shareholder return on Kroger’s common shares, based on the market price of the common shares and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor’s 500 Stock Index and a peer group composed of food and drug companies.

COMPARISON OF CUMULATIVE FIVE-YEAR TOTAL RETURN*
Among The Kroger Co., the S&P 500, and Peer Group**

	Base	INDEXED RETURNS
	Period	Years Ending
Company Name/Index	2007	2008	2009	2010	2011	2012
The Kroger Co.	100	87.70	84.94	85.89	99.86	117.04
S&P 500 Index	100	60.63	80.72	98.63	103.89	122.17
Peer Group	100	81.21	100.61	109.22	114.80	138.65

     Kroger’s fiscal year ends on the Saturday closest to January 31.
____________________

*	Total assumes $100 invested on February 2, 2008, in The Kroger Co., S&P 500 Index, and the Peer Group, with reinvestment of dividends.

**	The Peer Group consists of Costco Wholesale Corp., CVS Caremark Corp, Etablissments Delhaize Freres Et Cie Le Lion (Groupe Delhaize), Great Atlantic & Pacific Tea Company, Inc. (included through March 13, 2012 when it became private after emerging from bankruptcy), Koninklijke Ahold NV, Safeway, Inc., Supervalu Inc., Target Corp., Tesco plc, Wal-Mart Stores Inc., Walgreen Co., Whole Foods Market Inc. and Winn-Dixie Stores, Inc. (included through March 9, 2012 when it became a wholly- owned subsidiary of Bi-Lo Holding).

Data supplied by Standard & Poor’s.

     The foregoing Performance Graph will not be deemed incorporated by reference into any other filing, absent an express reference thereto.

Issuer Purchases of Equity Securities

			Total Number of	Maximum Dollar
			Shares	Value of Shares
			Purchased as	that May Yet Be
			Part of Publicly	Purchased Under
	Total Number	Average	Announced	the Plans or
	of Shares	Price Paid	Plans or	Programs (3)
Period (1)	Purchased	Per Share	Programs (2)	(in millions)
First period - four weeks
November 4, 2012 to December 1, 2012	950,000	$24.80	950,000	$483
Second period - four weeks
December 2, 2012 to December 29, 2012	608,832	$26.43	608,832	$475
Third period – five weeks
December 30, 2012 to February 2, 2013	690,343	$25.95	690,343	$466
Total	2,249,175	$25.59	2,249,175	$466
____________________

(1)	The fourth quarter of 2012 contained two 28-day periods and one 35-day period.

(2)	Shares were repurchased under (i) a $500 million share repurchase program, authorized by the Board of Directors and announced on October 16, 2012 and (ii) a program announced on December 6, 1999 to repurchase common shares to reduce dilution resulting from our employee stock option and long-term incentive plans, which program is limited to proceeds received from exercises of stock options and the tax benefits associated therewith. The programs have no expiration date but may be terminated by the Board of Directors at any time. Total shares purchased include shares that were surrendered to the Company by participants under the Company’s long-term incentive plans to pay for taxes on restricted stock awards.

(3)	The amounts shown in this column reflect amounts remaining under the $500 million share repurchase program referenced in clause (i) of Note 2 above. Amounts to be invested under the program utilizing option exercise proceeds are dependent upon option exercise activity.

Business

     The Kroger Co. (the “Company”) was founded in 1883 and incorporated in 1902. As of February 2, 2013, the Company was one of the largest retailers in the world based on annual sales. The Company also manufactures and processes some of the food for sale in its supermarkets. The Company’s principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202, and its telephone number is (513) 762-4000. The Company maintains a web site (www.thekrogerco.com) that includes additional information about the Company. The Company makes available through its web site, free of charge, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and its interactive data files, including amendments. These forms are available as soon as reasonably practicable after the Company has filed them with, or furnished them electronically to, the SEC.

     The Company’s revenues are earned and cash is generated as consumer products are sold to customers in its stores. The Company earns income predominantly by selling products at price levels that produce revenues in excess of its costs to make these products available to its customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. The Company’s fiscal year ends on the Saturday closest to January 31.

Employees

     As of February 2, 2013, the Company employed approximately 343,000 full- and part-time employees. A majority of the Company’s employees are covered by collective bargaining agreements negotiated with local unions affiliated with one of several different international unions. There are approximately 300 such agreements, usually with terms of three to five years.

     During 2013, the Company will negotiate major labor contracts covering store employees in Indianapolis, Houston, Dallas, Cincinnati and Seattle, among others. These negotiations will be challenging, as the Company seeks competitive cost structures in each market while meeting our associates’ needs for good wages and affordable health care. In these negotiations, we will also need to address the underfunding of our multi-employer pension plans.

Stores

     As of February 2, 2013, the Company operated, either directly or through its subsidiaries, 2,424 supermarkets and multi-department stores, 1,169 of which had fuel centers. Approximately 45% of these supermarkets were operated in Company-owned facilities, including some Company-owned buildings on leased land. The Company’s current strategy emphasizes self-development and ownership of store real estate. The Company’s stores operate under several banners that have strong local ties and brand recognition. Supermarkets are generally operated under one of the following formats: combination food and drug stores (“combo stores”); multi-department stores; marketplace stores; or price impact warehouses.

     The combo stores are the primary food store format. They typically draw customers from a 2 – 2½ mile radius. The Company believes this format is successful because the stores are large enough to offer the specialty departments that customers desire for one-stop shopping, including natural food and organic sections, pharmacies, general merchandise, pet centers and high-quality perishables such as fresh seafood and organic produce.

     Multi-department stores are significantly larger in size than combo stores. In addition to the departments offered at a typical combo store, multi-department stores sell a wide selection of general merchandise items such as apparel, home fashion and furnishings, electronics, automotive products, toys and fine jewelry.

     Marketplace stores are smaller in size than multi-department stores. They offer full-service grocery and pharmacy departments as well as an expanded general merchandise area that includes outdoor living products, electronics, home goods and toys.

     Price impact warehouse stores offer a “no-frills, low cost” warehouse format and feature everyday low prices plus promotions for a wide selection of grocery and health and beauty care items. Quality meat, dairy, baked goods and fresh produce items provide a competitive advantage. The average size of a price impact warehouse store is similar to that of a combo store.

     In addition to the supermarkets, as of February 2, 2013, the Company operated through subsidiaries 786 convenience stores and 328 fine jewelry stores. All of our fine jewelry stores located in malls are operated in leased locations. In addition, 81 convenience stores were operated by franchisees through franchise agreements. Approximately 53% of the convenience stores operated by subsidiaries were operated in Company-owned facilities. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

Segments

     The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent over 99% of the Company’s consolidated sales and EBITDA, are its only reportable segment. The Company’s retail operating divisions have been aggregated into one reportable segment due to the operating divisions having similar economic characteristics with similar long-term financial performance. In addition, the Company’s operating divisions offer to its customers similar products, have similar distribution methods, operate in similar regulatory environments, purchase the majority of the Company’s merchandise for retail sale from similar (and in many cases identical) vendors on a coordinated basis from a centralized location, serve similar types of customers, and are allocated capital from a centralized location. The Company’s operating divisions reflect the manner in which the business is managed and how the Company’s Chief Executive Officer and Chief Operating Officer, who act as the Company’s chief operating decision makers, assess performance internally. All of the Company’s operations are domestic. Revenues, profit and losses and total assets are shown in the Company’s Consolidated Financial Statements set forth in Item 8 below.

Merchandising and Manufacturing

     Corporate brand products play an important role in the Company’s merchandising strategy. Our supermarkets, on average, stock approximately 12,000 private label items. The Company’s corporate brand products are produced and sold in three “tiers.” Private Selection is the premium quality brand designed to be a unique item in a category or to meet or beat the “gourmet” or “upscale” brands. The “banner brand” (Kroger, Ralphs, King Soopers, etc.), which represents the majority of the Company’s private label items, is designed to satisfy customers with quality products. Before Kroger will carry a banner brand product we must be satisfied that the product quality meets our customers’ expectations in taste and efficacy, and we guarantee it. Kroger Value is the value brand, designed to deliver good quality at a very affordable price. In addition, the Company recently introduced two corporate brand lines, Simple Truth and Simple Truth Organic. Both brands are free from 101 artificial preservatives and ingredients that customers have told us they do not want in their food, and the Simple Truth Organic products are USDA certified organic.

     Approximately 40% of the corporate brand units sold are produced in the Company’s manufacturing plants; the remaining corporate brand items are produced to the Company’s strict specifications by outside manufacturers. The Company performs a “make or buy” analysis on corporate brand products and decisions are based upon a comparison of market-based transfer prices versus open market purchases. As of February 2, 2013, the Company operated 37 manufacturing plants. These plants consisted of 17 dairies, nine deli or bakery plants, five grocery product plants, two beverage plants, two meat plants and two cheese plants.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Our Business

     The Kroger Co. was founded in 1883 and incorporated in 1902. It is one of the nation’s largest retailers, as measured by revenue, operating 2,424 supermarket and multi-department stores under two dozen banners including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. Of these stores, 1,169 have fuel centers. We also operate 786 convenience stores, either directly or through franchisees, and 328 fine jewelry stores.

     Kroger operates 37 manufacturing plants, primarily bakeries and dairies, which supply approximately 40% of the corporate brand units sold in our retail outlets.

     Our revenues are earned and cash is generated as consumer products are sold to customers in our stores. We earn income predominately by selling products at price levels that produce revenues in excess of the costs we incur to make these products available to our customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. Our retail operations, which represent over 99% of Kroger’s consolidated sales and EBITDA, are our only reportable segment.

Our 2012 Performance

     We achieved outstanding results in 2012. Our business strategy continues to resonate with a full range of customers and our results reflect the balance we seek to achieve across our business including positive identical sales growth, increases in loyal household count, and good cost control, as well as growth in net earnings and net earnings per diluted share. Our 2012 net earnings were $1.5 billion or $2.77 per diluted share, compared to $602 million, or $1.01 per diluted share for the same period of 2011. For 2012, this includes estimated net earnings of $91 million pre-tax ($58 million after-tax) or $0.11 per diluted share due to a 53rd week in fiscal year 2012 (the “extra week”). In addition, net earnings benefited by $115 million pre-tax ($74 million after-tax) or $0.14 per diluted share from a settlement with Visa and MasterCard and from a reduction in our obligation to fund the United Food and Commercial Workers International Union (“UFCW”) consolidated pension fund created in January 2012. Excluding the Visa and MasterCard settlement, the UFCW consolidated pension fund adjustment and the extra week in 2012, our adjusted net earnings were $1.4 billion or $2.52 per diluted share. Our 2011 results included a charge related to the consolidation of four multi-employer pension plans to the UFCW consolidated pension plan totaling $953 million, pre-tax ($591 million after-tax). Excluding the 2011 adjusted item, our 2011 adjusted net earnings were $1.2 billion or $2.00 per diluted share. After accounting for these adjusted items, our 2012 adjusted net earnings per diluted share represent a 26% increase in adjusted net earnings per diluted share. Please refer to the “Net Earnings” section for more information related to the increase in net earnings for 2012, compared to 2011.

     Our identical supermarket sales increased by 3.5%, excluding fuel in 2012. We have achieved 37 consecutive quarters of positive identical supermarket sales growth, excluding fuel. As we continue to outpace many of our competitors on identical supermarket sales growth, we continue to gain market share. We focus on identical supermarket sales growth, excluding fuel, because our business model emphasizes this primary component.

     Increasing market share is an important part of our long-term strategy as it best reflects how our products and services resonate with customers. Market share growth allows us to spread the fixed costs in our business over a wider revenue base. Our fundamental operating philosophy is to maintain and increase market share by offering customers good prices and superior products and service. Based on Nielsen Homescan Data, our estimated market share increased in total by approximately 20 basis points in 2012 across our 19 marketing areas outlined by the Nielsen report. This information also indicates that our market share increased in 10 of the marketing areas and declined in nine. Wal-Mart supercenters are a primary competitor in 17 of these 19 marketing areas. In these 17 marketing areas, our market share increased in nine and declined in eight. Nielsen Homescan Data is generated by customers who self-report their grocery purchases to Nielsen, regardless of retail channel or grocery outlet. These market share results reflect our long-term strategy of market share growth.

Results of Operations

     The following discussion summarizes our operating results for 2012 compared to 2011 and for 2011 compared to 2010. Comparability is affected by income and expense items that fluctuated significantly between and among the periods and an extra week in 2012.

   Net Earnings

     Net earnings totaled $1.5 billion in 2012, $602 million in 2011 and $1.1 billion in 2010. The net earnings for 2012 include benefits from net earnings of approximately $58 million, after-tax, for the extra week, a $74 million, after-tax, settlement with Visa and MasterCard and a reduction in our obligation to fund the UFCW consolidated pension fund created in January 2012 (“2012 adjusted items”). The net earnings for 2011 include a UFCW consolidated pension plan charge totaling $591 million, after-tax (“2011 adjusted item”). The net earnings for 2010 include a non-cash goodwill impairment charge totaling $12 million, after-tax, related to a small number of stores (“2010 adjusted item”). Excluding these benefits and charges for adjusted items in 2012, 2011 and 2010, adjusted net earnings were $1.4 billion in 2012, $1.2 billion in 2011 and $1.1 billion in 2010. 2012 adjusted net earnings improved, compared to 2011, due to an increase in first-in, first-out (“FIFO”) non-fuel operating profit, increased net earnings from our fuel operations and a last-in, first-out (“LIFO”) charge of $55 million (pre-tax), compared to a LIFO charge of $216 million (pre-tax) in 2011, partially offset by increased interest expense and income tax expense. 2011 adjusted net earnings improved, compared to 2010, due to an increase in FIFO non-fuel operating profit, lower interest expense, favorable resolutions for certain tax issues and higher retail fuel margins, partially offset by a LIFO charge of $216 million (pre-tax), compared to a LIFO charge of $57 million (pre-tax) in 2010.

     2012 net earnings per diluted share totaled $2.77, and adjusted net earnings per diluted share in 2012 totaled $2.52, which excludes the 2012 adjusted items. 2011 net earnings per diluted share totaled $1.01, and adjusted net earnings per diluted share in 2011 totaled $2.00, which excludes the 2011 adjusted item. 2010 net earnings per diluted share totaled $1.74, and adjusted net earnings per diluted share in 2010 totaled $1.76, which excludes the 2010 adjusted item. Adjusted net earnings per diluted share in 2012, compared to 2011, increased primarily due to fewer shares outstanding as a result of the repurchase of Kroger common shares, increased FIFO non-fuel operating profit, increased net earnings from our fuel operations and a decrease in the LIFO charge to $55 million (pre-tax), compared to a LIFO charge of $216 million (pre-tax) in 2011, partially offset by increased interest expense and income tax expense. Adjusted net earnings per diluted share in 2011, compared to 2010, increased primarily due to increased retail fuel margins, the repurchase of Kroger common shares, increased FIFO non-fuel operating profit, and the favorable resolution of certain tax issues, offset by a LIFO charge of $216 million (pre-tax), compared to a LIFO charge of $57 million (pre-tax) in 2010.

     Management believes adjusted net earnings (and adjusted net earnings per diluted share) are useful metrics to investors and analysts because the amounts referenced above in net earnings and net earnings per diluted share are not directly related to our day-to-day business. Adjusted net earnings (and adjusted net earnings per diluted share) are non-generally accepted accounting principle (“non-GAAP”) financial measures and should not be considered alternatives to net earnings (and net earnings per diluted share) or any other generally accepted accounting principle (“GAAP”) measure of performance. Adjusted net earnings (and adjusted net earnings per diluted share) should not be reviewed in isolation or considered substitutes for our financial results as reported in accordance with GAAP. Management uses adjusted net earnings (and adjusted net earnings per diluted share) as it believes these measures are more meaningful indicators of ongoing operating performance since, as adjusted, those earnings relate more directly to our day-to-day operations. Management also uses adjusted net earnings (and adjusted net earnings per diluted share) to measure our progress against internal budgets and targets. In addition, management takes into account adjusted net earnings when calculating management incentive programs.

   Sales

Total Sales
(in millions)

		2012	Percentage		Percentage
	2012	Adjusted (2)	Increase (3)	2011	Increase (4)	2010
Total supermarket sales
without fuel	$75,311	$73,865	3.9%	$71,109	5.0%	$67,742
Fuel sales	18,896	18,413	8.9%	16,901	39.9%	12,081
Other sales (1)	2,544	2,515	6.4%	2,364	6.2%	2,226
Total sales	$96,751	$94,793	4.9%	$90,374	10.1%	$82,049
____________________

(1)	Other sales primarily relate to sales at convenience stores, excluding fuel; jewelry stores; manufacturing plants to outside customers; variable interest entities; a specialty pharmacy; and in-store health clinics.

(2)	The 2012 adjusted column represents the items presented in the 2012 column adjusted to remove the extra week.

(3)	This column represents the percentage increase in 2012 adjusted sales, compared to 2011.

(4)	This column represents the percentage increase in 2011, compared to 2010.

     The increase in 2012 adjusted total sales, compared to 2011 total sales, was primarily due to our identical supermarket sales increase, excluding fuel, of 3.5% and an increase in fuel sales of 8.9%. The increase in total supermarket sales without fuel for 2012, adjusted for the extra week, compared to 2011, was due to our identical supermarket sales increase, excluding fuel of 3.5%. Total fuel sales increased in 2012, adjusted for the extra week, compared to 2011, primarily due to an increase in fuel gallons sold of 7.8% and an increase in the average retail fuel price of 1.7%. The increase in the average retail fuel price was caused by an increase in the product cost of fuel. Identical supermarket sales, excluding fuel, increased primarily due to inflation, increased transaction count and an increase in the average sale per shopping trip, also primarily due to inflation.

     The increase in total sales for 2011 compared to 2010 was primarily the result of our identical supermarket sales increase, excluding fuel, of 4.9% and an increase in fuel sales of 39.9%. Total fuel sales increased over the same period due to a 26.3% increase in average retail fuel prices and a 10.8% increase in fuel gallons sold. The increase in the average retail fuel price was caused by an increase in the product cost of fuel. The increase in total supermarket sales without fuel for 2011 compared to 2010 was primarily the result of increases in identical supermarket sales, excluding fuel, of 4.9%. Identical supermarket sales, excluding fuel, increased primarily due to inflation, increased transaction count and an increase in the average sale per shopping trip, also primarily due to inflation.

     We define a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Fuel discounts received at our fuel centers and earned based on in-store purchases are included in all of the supermarket identical sales results calculations illustrated below and reduce our identical supermarket sales results. Differences between total supermarket sales and identical supermarket sales primarily relate to changes in supermarket square footage. Identical supermarket sales include sales from all departments at identical Fred Meyer multi-department stores. We calculate annualized identical supermarket sales by adding together four quarters of identical supermarket sales. Our identical supermarket sales results are summarized in the table below, based on the 53-week period of 2012, compared to the previous year results adjusted to a comparable 53 week period.

Identical Supermarket Sales
(dollars in millions)

	2012	2011 (1)
Including supermarket fuel centers	$86,801	$83,072
Excluding supermarket fuel centers	$72,562	$70,087

Including supermarket fuel centers	4.5%	9.2%
Excluding supermarket fuel centers	3.5%	4.9%
____________________

(1)	Identical supermarket sales for 2011 were adjusted to a comparable 53 week basis by including week 1 of fiscal 2012 in our 2011 identical supermarket sales base. However, for purposes of determining the percentage change in identical supermarket sales from 2010 to 2011, 2011 identical supermarket sales were not adjusted to include the sales from week 1 of 2012.

   Gross Margin and FIFO Gross Margin

     Our gross margin rates, as a percentage of sales, were 20.56% in 2012, 20.89% in 2011 and 22.24% in 2010. The decrease in 2012, compared to 2011, resulted primarily from increased fuel sales, continued investments in lower prices for our customers and increased shrink and warehousing costs, offset partially by a decrease in the LIFO charge as a percentage of sales. The decrease in 2011, compared to 2010, resulted primarily from increased fuel sales, continued investments in lower prices for our customers, higher transportation costs and an increase in the LIFO charge, offset partially by improvements in shrink, advertising and warehousing costs as a percentage of sales. Retail fuel sales lower our gross margin rate due to the very low gross margin on retail fuel sales as compared to non-fuel sales.

     We calculate FIFO gross margin as sales minus merchandise costs, including advertising, warehousing, and transportation expenses, but excluding the LIFO charge. Merchandise costs exclude depreciation and rent expenses. Our LIFO charge was $55 million in 2012, $216 million in 2011 and $57 million in 2010. FIFO gross margin is a non-GAAP financial measure and should not be considered as an alternative to gross margin or any other GAAP measure of performance. FIFO gross margin should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP. FIFO gross margin is an important measure used by management to evaluate merchandising and operational effectiveness. Management believes FIFO gross margin is a useful metric to investors and analysts because it measures our day-to-day merchandising and operational effectiveness.

     Our FIFO gross margin rates, as a percentage of sales, were 20.62% in 2012, 21.13% in 2011 and 22.31% in 2010. Retail fuel sales lower our FIFO gross margin rate due to the very low FIFO gross margin on retail fuel sales as compared to non-fuel sales. Excluding the effect of retail fuel operations, our FIFO gross margin rate decreased 41 basis points in 2012, as a percentage of sales, compared to 2011. This decrease in 2012, compared to 2011, resulted primarily from continued investments in lower prices for our customers and increased shrink and warehousing costs as a percentage of sales. Excluding the effect of retail fuel operations, our FIFO gross margin rate decreased 33 basis points in 2011, as a percentage of sales, compared to 2010. This decrease in 2011, compared to 2010, was primarily due to continued investments in lower prices for our customers, the effect of inflation and higher transportation expenses, partially offset by improvements in shrink, advertising, and warehousing expenses, as a percentage of sales.

   LIFO Charge

     The LIFO charge was $55 million in 2012, $216 million in 2011 and $57 million in 2010. Like many food retailers, we experienced lower levels of product cost inflation in 2012, compared to 2011. In 2012, our LIFO charge resulted primarily from an annualized product cost inflation related to grocery, natural foods, meat, deli and bakery, general merchandise and pharmacy, partially offset by deflation in seafood and manufactured product. In 2011, we experienced higher levels of product cost inflation, compared to 2010. In 2011, our LIFO charge primarily resulted from an annualized product cost inflation related to grocery, meat and seafood, deli and bakery, and pharmacy. In 2010, our LIFO charge primarily resulted from annualized product cost inflation related to meat, pharmacy and Company-manufactured products, partially offset by deflation in grocery products.

   Operating, General and Administrative Expenses

     Operating, general and administrative (“OG&A”) expenses consist primarily of employee-related costs such as wages, health care benefits and retirement plan costs, utilities and credit card fees. Rent expense, depreciation and amortization expense, and interest expense are not included in OG&A.

     OG&A expenses, as a percentage of sales, were 15.35% in 2012, 16.98% in 2011, and 16.85% in 2010. Excluding the 2012 and 2011 adjusted items, OG&A expenses, as a percentage of sales, were 15.47% in 2012 and 15.92% in 2011. The growth in our retail fuel sales reduces our OG&A rate due to the very low OG&A rate on retail fuel sales as compared to non-fuel sales. OG&A expenses, as a percentage of sales excluding fuel and the 2012 adjusted items, decreased 39 basis points in 2012, compared to 2011. This decrease resulted primarily from increased identical supermarket sales growth, productivity improvements, effective cost controls at the store level, the benefit received in lower operating expenses from the consolidation of four UFCW multi-employer pension plans in the prior year and decreased incentive compensation, offset partially by increased healthcare costs. OG&A expenses, as a percentage of sales excluding fuel and the 2011 adjusted item, decreased 25 basis points in 2011, compared to 2010. The 2011 decrease, compared to 2010, resulted primarily from increased identical supermarket sales growth, productivity improvements and strong cost controls at the store level, offset partially by increased credit and debit card fees, incentive compensation and health care costs.

   Rent Expense

     Rent expense was $628 million in 2012, as compared to $619 million in 2011 and $623 million in 2010. Rent expense, as a percentage of sales, was 0.65% in 2012, as compared to 0.68% in 2011 and 0.76% in 2010. Rent expense, as a percentage of sales excluding fuel, was 0.78% in 2012, as compared to 0.82% in 2011 and 0.87% in 2010. These continual decreases in rent expense, as a percentage of sales both including and excluding fuel, reflects our continued emphasis on owning rather than leasing, whenever possible, and the benefit of increased supermarket sales.

   Depreciation and Amortization Expense

     Depreciation and amortization expense was $1.7 billion in 2012 and $1.6 billion in both 2011 and 2010. Depreciation and amortization expense, as a percentage of sales, was 1.71% in 2012, 1.81% in 2011 and 1.95% in 2010. Excluding the extra week in 2012, depreciation and amortization expense, as a percentage of sales, was 1.74% in 2012. Depreciation and amortization expense, as a percentage of sales excluding fuel, was 1.99% in 2012, 2.10% in 2011 and 2.17% in 2010. Excluding the extra week in 2012, depreciation and amortization expense, as a percentage of sales excluding fuel, was 2.03%. These continual decreases in depreciation and amortization expense, as a percentage of sales both including and excluding fuel and the extra week, are primarily the result of increasing sales.

   Operating Profit and FIFO Operating Profit

     Operating profit was $2.8 billion in 2012, $1.3 billion in 2011 and $2.2 billion in 2010. Excluding the extra week, operating profit was $2.7 billion in 2012. Operating profit, as a percentage of sales, was 2.86% in 2012, 1.41% in 2011 and 2.66% in 2010. Operating profit, as a percentage of sales excluding the extra week, was 2.81%. Operating profit, excluding the 2012, 2011 and 2010 adjusted items, was $2.6 billion in 2012 and $2.2 billion in both 2011 and 2010. Operating profit, as a percentage of sales excluding the 2012, 2011 and 2010 adjusted items, was 2.74% in 2012, 2.47% in 2011 and 2.68% in 2010. Operating profit, excluding the extra week and the 2012 adjusted items, was $2.5 billion in 2012. Operating profit, as a percentage of sales excluding the extra week and the 2012 adjusted items, was 2.69% in 2012.

     Operating profit, as a percentage of sales excluding the 2012 and 2011 adjusted items and the extra week, increased 22 basis points in 2012, compared to 2011, primarily due to improvements in operating, general and administrative expenses, rent, depreciation and the LIFO charge, offset partially by continued investments in lower prices for our customers and increased shrink and warehousing costs. Operating profit, as a percentage of sales excluding the 2011 and 2010 adjusted items, decreased 21 basis points in 2011, compared to 2010, primarily due to an increase in the LIFO charge, continued investments in lower prices for our customers and higher transportation costs, offset partially by improvements in operating, general and administrative expenses, rent, depreciation, advertising, shrink and warehousing costs.

     We calculate FIFO operating profit as operating profit excluding the LIFO charge. FIFO operating profit is a non-GAAP financial measure and should not be considered as an alternative to operating profit or any other GAAP measure of performance. FIFO operating profit should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP. FIFO operating profit is an important measure used by management to evaluate operational effectiveness. Management believes FIFO operating profit is a useful metric to investors and analysts because it measures our day-to-day operational effectiveness. Since fuel discounts are earned based on in-store purchases, fuel operating profit does not include fuel discounts, which are allocated to our in-store supermarket location departments. We also derive operating, general and administrative expenses, rent and depreciation and amortization through the use of estimated allocations in the calculation of fuel operating profit.

     FIFO operating profit was $2.8 billion in 2012, $1.5 billion in 2011 and $2.2 billion in 2010. Excluding the extra week, FIFO operating profit was $2.7 billion in 2012. FIFO operating profit, as a percentage of sales, was 2.91% in 2012, 1.65% in 2011 and 2.73% in 2010. FIFO operating profit, as a percentage of sales excluding the extra week, was 2.87% in 2012. FIFO operating profit, excluding the 2012, 2011 and 2010 adjusted items, was $2.7 billion in 2012, $2.4 billion in 2011 and $2.3 billion in 2010. FIFO operating profit, excluding the extra week and the 2012 adjusted items, was $2.8 billion in 2012. FIFO operating profit, as a percentage of sales excluding the 2012, 2011 and 2010 adjusted items, was 2.79% in 2012, 2.71% in 2011 and 2.75% in 2010. FIFO operating profit, excluding the extra week and the 2012 adjusted items, was 2.75% in 2012.

     Retail fuel sales lower our overall FIFO operating profit rate due to the very low FIFO operating profit rate, as a percentage of sales, of retail fuel sales compared to non-fuel sales. FIFO operating profit, excluding fuel, was $2.6 billion in 2012, $1.3 billion in 2011 and $2.1 billion in 2010. Excluding the extra week, FIFO operating profit, excluding fuel, was $2.5 billion in 2012. FIFO operating profit, as a percentage of sales excluding fuel, was 3.34% in 2012, 1.77% in 2011 and 3.00% in 2010. Excluding the extra week, FIFO operating profit, as a percentage of sales excluding fuel, was 3.28% in 2012. FIFO operating profit, excluding fuel and the 2012, 2011 and 2010 adjusted items, was $2.5 billion in 2012, $2.3 billion in 2011 and $2.1 billion in 2010. FIFO operating profit, as a percentage of sales excluding fuel and the 2012, 2011 and 2010 adjusted items, was 3.19% in 2012, 3.07% in 2011 and 3.02% in 2010. Excluding the extra week, FIFO operating profit, excluding fuel and the 2012 adjusted items was $2.4 billion in 2012. Excluding the extra week, FIFO operating profit, as a percentage of sales excluding fuel and the 2012 adjusted items, was 3.13% in 2012.

     Excluding fuel, FIFO operating profit, as a percentage of sales excluding the 2012 and 2011 adjusted items and the extra week, increased six basis points in 2012, compared to 2011, primarily due to improvements in operating, general and administrative expenses, rent and depreciation, offset partially by continued investments in lower prices for our customers and increased shrink and warehousing costs. Excluding fuel, FIFO operating profit, as a percentage of sales excluding the 2011 and 2010 adjusted items, increased five basis points in 2011, compared to 2010, primarily due to improvements in operating, general and administrative expenses, rent, depreciation, advertising, shrink and warehousing costs, offset partially by continued investments in lower prices for our customers and higher transportation costs.

     The following table provides a reconciliation of operating profit to FIFO operating profit and FIFO operating profit, excluding fuel and the adjusted items, for 2012, 2011 and 2010 ($ in millions):

				2012
		2012		Adjusted		2011		2010
		Percentage	2012	Percentage		Percentage		Percentage
	2012	of Sales	Adjusted (1)	of Sales	2011	of Sales	2010	of Sales
Sales	$96,751		$94,793		$90,374		$82,049
Fuel sales	18,896		18,413		16,901		12,081
Sales excluding fuel	$77,855		$76,380		$73,473		$69,968
Operating profit	$2,764	2.86%	$2,664	2.81%	$1,278	1.41%	$2,182	2.66%
LIFO charge	55	0.06%	55	0.06%	216	0.24%	57	0.07%
FIFO operating profit	2,819	2.91%	2,719	2.87%	1,494	1.65%	2,239	2.73%
Fuel operating profit	218	1.15%	215	1.17%	192	1.14%	143	1.18%
FIFO operating profit
excluding fuel	2,601	3.34%	2,504	3.28%	1,302	1.77%	2,096	3.00%
Adjusted items	(115)		(115)		953		19
FIFO operating profit
excluding fuel and the
adjusted items	$2,486	3.19%	$2,389	3.13%	$2,255	3.07%	$2,115	3.02%
____________________

(1)	The 2012 adjusted column represents items presented above adjusted to remove the extra week.

     Percentages may not sum due to rounding.

   Interest Expense

     Net interest expense totaled $462 million in 2012, $435 million in 2011 and $448 million in 2010. Excluding the extra week, net interest expense was $454 million in 2012. The increase in net interest expense in 2012 excluding the extra week, compared to 2011, resulted primarily from a decrease in the benefit from interest rate swaps and an increase in total debt, offset partially by a lower weighted average interest rate. The decrease in net interest expense in 2011, compared to 2010, resulted primarily from a lower weighted average interest rate and an average lower debt balance for the year, offset partially by a decrease in the benefit from interest rate swaps.

   Income Taxes

     Our effective income tax rate was 34.5% in 2012, 29.3% in 2011 and 34.7% in 2010. The 2012 tax rate differed from the federal statutory rate primarily as a result of the utilization of tax credits, the favorable resolution of certain tax issues and other changes, partially offset by the effect of state income taxes. The 2011 and 2010 effective tax rates differed from the federal statutory rate primarily as a result of the utilization of tax credits and favorable resolution of certain tax issues, partially offset by the effect of state income taxes. The 2011 effective tax rate was also lower than 2012 and 2010 due to the effect on pre-tax income of the UFCW consolidated pension plan charge of $953 million ($591 million after-tax). Excluding the UFCW consolidated pension plan charge, our effective rate in 2011 would have been 33.9%.

Common Share Repurchase Program

     We maintain share repurchase programs that comply with Securities Exchange Act Rule 10b5-1 and allow for the orderly repurchase of our common shares, from time to time. We made open market purchases of Kroger common shares totaling $1.2 billion in 2012, $1.4 billion in 2011 and $505 million in 2010 under these repurchase programs. In addition to these repurchase programs, we also repurchase common shares to reduce dilution resulting from our employee stock option plans. This program is solely funded by proceeds from stock option exercises, and the tax benefit from these exercises. We repurchased approximately $96 million in 2012, $127 million in 2011, and $40 million in 2010 of Kroger shares under the stock option program.

     The shares reacquired in 2012 were reacquired under four separate share repurchase programs. The first is a $1 billion repurchase program that was authorized by Kroger’s Board of Directors on September 15, 2011. The second is a $1 billion repurchase program that was authorized by Kroger’s Board of Directors on June 14, 2012, that replaced the first referenced program. The third is a $500 million repurchase program that was authorized by Kroger’s Board of Directors on October 16, 2012, that replaced the second referenced program. The fourth is a program that uses the cash proceeds from the exercises of stock options by participants in Kroger’s stock option and long-term incentive plans as well as the associated tax benefits. As of February 2, 2013, we had $466 million remaining on the October 16, 2012 $500 million share repurchase program.

Capital Investments

     Capital investments, including changes in construction-in-progress payables and excluding acquisitions and the purchase of leased facilities, totaled $2.0 billion in 2012 and $1.9 billion in both 2011 and 2010. Capital investments for the purchase of leased facilities totaled $73 million in 2012, $60 million in 2011 and $38 million for 2010. The table below shows our supermarket storing activity and our total food store square footage:

Supermarket Storing Activity

	2012	2011	2010
Beginning of year	2,435	2,460	2,469
Opened	18	10	14
Opened (relocation)	7	12	6
Acquired	—	6	4
Acquired (relocation)	—	2	—
Closed (operational)	(29)	(41)	(27)
Closed (relocation)	(7)	(14)	(6)
End of year	2,424	2,435	2,460
Total food store square footage (in millions)	149	149	149

Return on Invested Capital

     We calculate return on invested capital (“ROIC”) by dividing adjusted operating profit for the prior four quarters by the average invested capital. Adjusted operating profit is calculated by excluding certain items included in operating profit, and adding our LIFO charge, depreciation and amortization and rent. Average invested capital is calculated as the sum of (i) the average of our total assets, (ii) the average LIFO reserve, (iii) the average accumulated depreciation and amortization and (iv) a rent factor equal to total rent for the last four quarters multiplied by a factor of eight; minus (i) the average taxes receivable, (ii) the average trade accounts payable, (iii) the average accrued salaries and wages and (iv) the average other current liabilities. Averages are calculated for return on invested capital by adding the beginning balance of the first quarter and the ending balance of the fourth quarter, of the last four quarters, and dividing by two. We use a factor of eight for our total rent as we believe this is a common factor used by our investors and analysts. ROIC is a non-GAAP financial measure of performance. ROIC should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP. ROIC is an important measure used by management to evaluate our investment returns on capital. Management believes ROIC is a useful metric to investors and analysts because it measures how effectively we are deploying our assets. All items included in the calculation of ROIC are GAAP measures, excluding certain adjustments to operating income.

     Although ROIC is a relatively standard financial term, numerous methods exist for calculating a company’s ROIC. As a result, the method used by our management to calculate ROIC may differ from methods other companies use to calculate their ROIC. We urge you to understand the methods used by other companies to calculate their ROIC before comparing our ROIC to that of such other companies.

     The following table provides a calculation of ROIC for 2012 and 2011 on a 52 week basis ($ in millions):

	February 2,	January 28,
	2013	2012
Return on Invested Capital
Numerator
Operating profit on a 53 week basis in fiscal year 2012	$2,764	$1,278
53rd week operating profit adjustment	(100)	—
LIFO charge	55	216
Depreciation and amortization	1,652	1,638
Rent on a 53 week basis in fiscal year 2012	628	619
53rd week rent adjustment	(12)	—
2011 adjusted item	—	953
2012 adjusted items	(115)	—
Adjusted operating profit	$4,872	$4,704

Denominator
Average total assets	$24,064	$23,491
Average taxes receivable (1)	(22)	(21)
Average LIFO reserve	1,071	935
Average accumulated depreciation and amortization	14,051	13,088
Average trade accounts payable	(4,427)	(4,278)
Average accrued salaries and wages	(1,017)	(972)
Average other current liabilities (2)	(2,313)	(2,151)
Rent x 8	4,928	4,952
Average invested capital	$36,335	$35,044
Return on Invested Capital	13.4%	13.4%
____________________

(1)	Taxes receivable were $2 as of February 2, 2013 and $42 as of January 28, 2012. As of January 29, 2011, the Company did not have any taxes receivable.

(2)	Other current liabilities included accrued income taxes of $128 as of February 2, 2013 and $61 as of January 29, 2011. As of January 28, 2012, other current liabilities did not include any accrued income taxes. Accrued income taxes are removed from other current liabilities in the calculation of average invested capital.

Critical Accounting Policies

     We have chosen accounting policies that we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner. Our significant accounting policies are summarized in Note 1 to the Consolidated Financial Statements.

     The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

     We believe that the following accounting policies are the most critical in the preparation of our financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

   Self-Insurance Costs

     We primarily are self-insured for costs related to workers’ compensation and general liability claims. The liabilities represent our best estimate, using generally accepted actuarial reserving methods, of the ultimate obligations for reported claims plus those incurred but not reported for all claims incurred through February 2, 2013. We establish case reserves for reported claims using case-basis evaluation of the underlying claim data and we update as information becomes known.

     For both workers’ compensation and general liability claims, we have purchased stop-loss coverage to limit our exposure to any significant exposure on a per claim basis. We are insured for covered costs in excess of these per claim limits. We account for the liabilities for workers’ compensation claims on a present value basis utilizing a risk-adjusted discount rate. A 25 basis point decrease in our discount rate would increase our liability by approximately $2 million. General liability claims are not discounted.

     The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in these claims can affect the amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled can affect ultimate costs. Our estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, and any changes could have a considerable effect on future claim costs and currently recorded liabilities.

   Impairments of Long-Lived Assets

     We monitor the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, we perform an impairment calculation, comparing projected undiscounted cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If we identify impairment for long-lived assets to be held and used, we compare the assets’ current carrying value to the assets’ fair value. Fair value is determined based on market values or discounted future cash flows. We record impairment when the carrying value exceeds fair market value. With respect to owned property and equipment held for disposal, we adjust the value of the property and equipment to reflect recoverable values based on our previous efforts to dispose of similar assets and current economic conditions. We recognize impairment for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. We recorded asset impairments in the normal course of business totaling $18 million in 2012, $37 million in 2011 and $25 million in 2010. We record costs to reduce the carrying value of long-lived assets in the Consolidated Statements of Operations as “Operating, general and administrative” expense.

     The factors that most significantly affect the impairment calculation are our estimates of future cash flows. Our cash flow projections look several years into the future and include assumptions on variables such as inflation, the economy and market competition. Application of alternative assumptions and definitions, such as reviewing long-lived assets for impairment at a different level, could produce significantly different results.

   Goodwill

     Our goodwill totaled $1.2 billion as of February 2, 2013. We review goodwill for impairment in the fourth quarter of each year, and also upon the occurrence of triggering events. We perform reviews of each of our operating divisions and variable interest entities (collectively, our reporting units) with goodwill balances. Fair value is determined using a multiple of earnings, or discounted projected future cash flows, and we compare fair value to the carrying value of a reporting unit for purposes of identifying potential impairment. We base projected future cash flows on management’s knowledge of the current operating environment and expectations for the future. If we identify potential for impairment, we measure the fair value of a reporting unit against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. We recognize goodwill impairment for any excess of the carrying value of the division’s goodwill over the implied fair value.

     The annual evaluation of goodwill performed during the fourth quarter of 2012 and 2011 did not result in impairment.

     The annual evaluation of goodwill performed during the fourth quarter of 2010 resulted in an impairment charge of $18 million. Based on the results of our step one analysis in the fourth quarter of 2010, a supermarket reporting unit with a small number of stores indicated potential impairment. Due to estimated future expected cash flows being lower than in the past, our estimated fair value of the reporting unit decreased. We concluded that the carrying value of goodwill for this reporting unit exceeded its implied fair value, resulting in a pre-tax impairment charge of $18 million ($12 million after-tax). In 2009, we disclosed that a 10% reduction in fair value of this supermarket reporting unit would indicate a potential for impairment. Subsequent to the impairment, no goodwill remains at this reporting unit.

     Based on current and future expected cash flows, we believe goodwill impairments are not reasonably possible. A 10% reduction in fair value of our reporting units would not indicate a potential for impairment of our goodwill balance.

     For additional information relating to our results of the goodwill impairment reviews performed during 2012, 2011 and 2010 see Note 2 to the Consolidated Financial Statements.

     The impairment review requires the extensive use of management judgment and financial estimates. Application of alternative estimates and assumptions, such as reviewing goodwill for impairment at a different level, could produce significantly different results. The cash flow projections embedded in our goodwill impairment reviews can be affected by several factors such as inflation, business valuations in the market, the economy and market competition.

   Store Closing Costs

     We provide for closed store liabilities on the basis of the present value of the estimated remaining non-cancellable lease payments after the closing date, net of estimated subtenant income. We estimate the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. We usually pay closed store lease liabilities over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. We make adjustments for changes in estimates in the period in which the change becomes known. We review store closing liabilities quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to earnings in the proper period.

     We estimate subtenant income, future cash flows and asset recovery values based on our experience and knowledge of the market in which the closed store is located, our previous efforts to dispose of similar assets and current economic conditions. The ultimate cost of the disposition of the leases and the related assets is affected by current real estate markets, inflation rates and general economic conditions.

     We reduce owned stores held for disposal to their estimated net realizable value. We account for costs to reduce the carrying values of property, equipment and leasehold improvements in accordance with our policy on impairment of long-lived assets. We classify inventory write-downs in connection with store closings, if any, in “Merchandise costs.” We expense costs to transfer inventory and equipment from closed stores as they are incurred.

   Post-Retirement Benefit Plans

     We account for our defined benefit pension plans using the recognition and disclosure provisions of GAAP, which require the recognition of the funded status of retirement plans on the Consolidated Balance Sheet. We record, as a component of Accumulated Other Comprehensive Income (“AOCI”), actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized.

     The determination of our obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent upon our selection of assumptions used by actuaries in calculating those amounts. Those assumptions are described in Note 13 to the Consolidated Financial Statements and include, among others, the discount rate, the expected long-term rate of return on plan assets, average life expectancy and the rate of increases in compensation and health care costs. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions, including the discount rate used and the expected return on plan assets, may materially affect our pension and other post-retirement obligations and our future expense. Note 13 to the Consolidated Financial Statements discusses the effect of a 1% change in the assumed health care cost trend rate on other post-retirement benefit costs and the related liability.

     The objective of our discount rate assumptions was intended to reflect the rates at which the pension benefits could be effectively settled. In making this determination, we take into account the timing and amount of benefits that would be available under the plans. Our policy for selecting the discount rates as of year-end 2012 changed from the policy as of year-end 2011 and 2010. In 2012, our policy was to match the plan’s cash flows to that of a hypothetical bond portfolio whose cash flow from coupons and maturities match the plan’s projected benefit cash flows. The discount rates are the single rates that produce the same present value of cash flows. The selection of the 4.29% and 4.11% discount rates as of year-end 2012 for pension and other benefits, respectively, represents the hypothetical bond portfolio using bonds with an AA or better rating constructed with the assistance of an outside consultant. In 2011 and 2010, our policy was to match the plan’s cash flows to that of a yield curve that provides the equivalent yields on zero-coupon corporate bonds for each maturity. Benefit cash flows due in a particular year can theoretically be “settled” by “investing” them in the zero-coupon bond that matures in the same year. The discount rates are the single rates that produce the same present value of cash flows. The selection of the 4.55% and 4.40% discount rates as of year-end 2011 for pension and other benefits, respectively, represents the equivalent single rates constructed under a broad-market AA yield curve constructed with the assistance of an outside consultant. A 100 basis point increase in the discount rate would decrease the projected pension benefit obligation as of February 2, 2013, by approximately $412.

     To determine the expected rate of return on pension plan assets, we consider current and forecasted plan asset allocations as well as historical and forecasted rates of return on various asset categories. For 2012 and 2011, we assumed a pension plan investment return rate of 8.5%. Our pension plan’s average rate of return was 9.7% for the 10 calendar years ended December 31, 2012, net of all investment management fees and expenses. The value of all investments in our Company-sponsored defined benefit pension plans during the calendar year ending December 31, 2012, net of investment management fees and expenses, increased 15.0%. For the past 20 years, our average annual rate of return has been 9.9%. The average annual return for the S&P 500 over the same period of time has been 8.5%. Based on the above information and forward looking assumptions for investments made in a manner consistent with our target allocations, we believe an 8.5% rate of return assumption is reasonable. See Note 13 to the Consolidated Financial Statements for more information on the asset allocations of pension plan assets.

     Sensitivity to changes in the major assumptions used in the calculation of Kroger’s pension plan liabilities for the qualified plans is illustrated below (in millions).

Projected Benefit
	Percentage	Obligation	Expense
	Point Change	Decrease/(Increase)	Decrease/(Increase)
Discount Rate	+/- 1.0%	$412/(502)	$32/($36)
Expected Return on Assets	+/- 1.0%	—	$26/($26)

     We contributed $71 million in 2012, $52 million in 2011 and $141 million in 2010 to our Company-sponsored defined benefit pension plans. In February 2013, we contributed $100 million to the Company-sponsored defined benefit pension plans and do not expect to make any additional contributions in 2013. We expect contributions made during 2013 will decrease our required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of contributions.

     We contributed and expensed $140 million in 2012, $130 million in 2011, and $119 million in 2010 to employee 401(k) retirement savings accounts. The 401(k) retirement savings account plans provide to eligible employees both matching contributions and automatic contributions from the Company based on participant contributions, plan compensation, and length of service.

   Multi-Employer Pension Plans

     We also contribute to various multi-employer pension plans based on obligations arising from collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

     In the fourth quarter of 2011, we entered into a memorandum of understanding (“MOU”) with 14 locals of the UFCW that participated in four multi-employer pension funds. The MOU established a process that amended each of the collective bargaining agreements between Kroger and the UFCW locals under which we made contributions to these funds and consolidated the four multi-employer pension funds into one multi-employer pension fund.

     Under the terms of the MOU, the locals of the UFCW agreed to a future pension benefit formula through 2021. We are designated as the named fiduciary of the new consolidated pension plan with sole investment authority over the assets. We committed to contribute sufficient funds to cover the actuarial cost of current accruals and to fund the pre-consolidation Unfunded Actuarial Accrued Liability (“UAAL”) that existed as of December 31, 2011, in a series of installments on or before March 31, 2018. At January 1, 2012, the UAAL was estimated to be $911 million (pre-tax). In accordance with GAAP, we expensed $911 million in 2011 related to the UAAL. The expense was based on a preliminary estimate of the contractual commitment. In 2012, we finalized the UAAL contractual commitment and recorded an adjustment that reduced our 2011 estimated commitment by $53 million (pre-tax). The final UAAL contractual commitment, at January 1, 2012, was $858 million (pre-tax). In the fourth quarter of 2011, we contributed $650 million to the consolidated multi-employer pension plan of which $600 million was allocated to the UAAL and $50 million was allocated to service and interest costs and expensed in 2011. In the fourth quarter of 2012, we contributed $258 million to the consolidated multi-employer pension plan to fully fund our UAAL contractual commitment. Future contributions will be dependent, among other things, on the investment performance of assets in the plan. The funding commitments under the MOU replace the prior commitments under the four existing funds to pay an agreed upon amount per hour worked by eligible employees.

     We recognize expense in connection with these plans as contributions are funded or, in the case of the UFCW consolidated pension plan, when commitments are made, in accordance with GAAP. We made cash contributions to these plans of $492 million in 2012, $946 million in 2011 and $262 million in 2010. The cash contributions for 2012 and 2011 include our $258 million contribution in 2012 and our $650 million contribution in 2011 to the UFCW consolidated pension plan in the fourth quarter of each year.

     Based on the most recent information available to us, we believe that the present value of actuarially accrued liabilities in most of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. We have attempted to estimate the amount by which these liabilities exceed the assets, (i.e., the amount of underfunding), as of December 31, 2012. Because Kroger is only one of a number of employers contributing to these plans, we also have attempted to estimate the ratio of Kroger’s contributions to the total of all contributions to these plans in a year as a way of assessing Kroger’s “share” of the underfunding. Nonetheless, the underfunding is not a direct obligation or liability of Kroger or of any employer except as noted above. As of December 31, 2012, we estimate that Kroger’s share of the underfunding of multi-employer plans to which Kroger contributes was $1.8 billion, pre-tax, or $1.1 billion, after-tax. This represents a decrease in the estimated amount of underfunding of approximately $471 million, pre-tax, or $295 million, after-tax, as of December 31, 2012, compared to December 31, 2011. The decrease in the amount of underfunding is attributable to our contribution to the UFCW consolidated pension plan in 2012 and the increased returns on the assets held in the multi-employer plans during 2012. Our estimate is based on the most current information available to us including actuarial evaluations and other data (that include the estimates of others), and such information may be outdated or otherwise unreliable.

     We have made and disclosed this estimate not because, except as noted above, this underfunding is a direct liability of Kroger. Rather, we believe the underfunding is likely to have important consequences. In 2012, excluding all payments to the UFCW consolidated pension plan and the pension plans that were consolidated into the UFCW consolidated pension plan, our contributions to these plans increased approximately 5% over the prior year and have grown at a compound annual rate of approximately 7% since 2007. In 2013, we expect to contribute approximately $225 million to our multi-employer pension plans, subject to collective bargaining and capital market conditions. This amount reflects a contribution decrease, compared to 2012, due to the UFCW consolidated pension plan. Excluding all payments to the UFCW consolidated pension plan and the pension plans that were consolidated into the UFCW consolidated pension plan, based on current market conditions, we expect increases in expense as a result of increases in multi-employer pension plan contributions over the next few years. Finally, underfunding means that, in the event we were to exit certain markets or otherwise cease making contributions to these funds, we could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated, in accordance with GAAP.

     The amount of underfunding described above is an estimate and could change based on contract negotiations, returns on the assets held in the multi-employer plans and benefit payments. The amount could decline, and Kroger’s future expense would be favorably affected, if the values of the assets held in the trust significantly increase or if further changes occur through collective bargaining, trustee action or favorable legislation. On the other hand, Kroger’s share of the underfunding could increase and Kroger’s future expense could be adversely affected if the asset values decline, if employers currently contributing to these funds cease participation or if changes occur through collective bargaining, trustee action or adverse legislation.

     See Note 14 to the Consolidated Financial Statements for more information relating to our participation in these multi-employer pension plans.

   Deferred Rent

     We recognize rent holidays, including the time period during which we have access to the property for construction of buildings or improvements, as well as construction allowances and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Consolidated Balance Sheets.

   Uncertain Tax Positions

     We review the tax positions taken or expected to be taken on tax returns to determine whether and to what extent a benefit can be recognized in our consolidated financial statements. Refer to Note 4 to the Consolidated Financial Statements for the amount of unrecognized tax benefits and other related disclosures related to uncertain tax positions.

     Various taxing authorities periodically audit our income tax returns. These audits include questions regarding our tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, we record allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. As of February 2, 2013, the Internal Revenue Service had concluded its field examination of our 2008 and 2009 federal tax returns. We have filed an administrative appeal within the Internal Revenue Service protesting certain adjustments proposed by the Internal Revenue Service as a result of their field work.

     The assessment of our tax position relies on the judgment of management to estimate the exposures associated with our various filing positions.

   Share-Based Compensation Expense

     We account for stock options under the fair value recognition provisions of GAAP. Under this method, we recognize compensation expense for all share-based payments granted. We recognize share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. In addition, we record expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the award restrictions lapse.

   Inventories

     Inventories are stated at the lower of cost (principally on a LIFO basis) or market. In total, approximately 96% of inventories in 2012 and 97% of inventories in 2011 were valued using the LIFO method. Cost for the balance of the inventories was determined using the FIFO method. Replacement cost was higher than the carrying amount by $1.1 billion at February 2, 2013, and by $1.0 billion at January 28, 2012. We follow the Link-Chain, Dollar-Value LIFO method for purposes of calculating our LIFO charge or credit.

     We follow the item-cost method of accounting to determine inventory cost before the LIFO adjustment for substantially all store inventories at our supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory when compared to the retail method of accounting. In addition, substantially all of our inventory consists of finished goods and is recorded at actual purchase costs (net of vendor allowances and cash discounts).

     We evaluate inventory shortages throughout the year based on actual physical counts in our facilities. We record allowances for inventory shortages based on the results of recent physical counts to provide for estimated shortages from the last physical count to the financial statement date.

   Vendor Allowances

     We recognize all vendor allowances as a reduction in merchandise costs when the related product is sold. In most cases, vendor allowances are applied to the related product cost by item, and therefore reduce the carrying value of inventory by item. When it is not practicable to allocate vendor allowances to the product by item, we recognize vendor allowances as a reduction in merchandise costs based on inventory turns and as the product is sold. We recognized approximately $6.2 billion in 2012, $5.9 billion in 2011, and $6.4 billion in 2010 of vendor allowances as a reduction in merchandise costs. We recognized approximately 95% of all vendor allowances in the item cost with the remainder being based on inventory turns.

Recently Adopted Accounting Standards

     In June 2011, the Financial Accounting Standards Board (“FASB”) amended its rules regarding the presentation of comprehensive income. The objective of this amendment is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. Specifically, this amendment requires that all non-owner changes in shareholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new rules became effective for interim and annual periods beginning after December 15, 2011. In December 2011, the FASB deferred certain aspects of this standard beyond the December 15, 2011 effective date, specifically the provisions dealing with reclassification adjustments. We adopted these amended standards effective January 29, 2012 by presenting separate Consolidated Statements of Comprehensive Income immediately following the Consolidated Statements of Operations.

     In May 2011, the FASB amended its rules for disclosure requirements for common fair value measurement. These amendments, effective for the interim and annual periods beginning on or after December 15, 2011 (early adoption was prohibited), result in a common definition of fair value and common requirements for fair value measurement and disclosure between GAAP and International Financial Accounting Standards.

Consequently, the amendments change some fair value measurement principles and disclosure requirements. The implementation of the amended accounting guidance did not have a material effect on our consolidated financial position or results of operations.

Recently Issued Accounting Standards

     As discussed above under Recently Adopted Accounting Standards, in December 2011 the FASB deferred certain provisions of its 2011 rule amendments dealing with reclassification adjustments. In February 2013, the FASB amended its standards on comprehensive income by requiring disclosure in the footnotes of information about amounts reclassified out of accumulated other comprehensive income by component. Specifically, the amendment will require disclosure of the line items of net income in which the item was reclassified only if it is reclassified to net income in its entirety in the same reporting period. It will also require cross reference to other disclosures for amounts that are not reclassified in their entirety in the same reporting period. The new disclosures will be required for us prospectively only for annual periods beginning February 3, 2013 and interim periods within those annual periods.

Liquidity and Capital Resources

   Cash Flow Information

     Net cash provided by operating activities

     We generated $2.8 billion of cash from operations in 2012, compared to $2.7 billion in 2011 and $3.4 billion in 2010. The cash provided by operating activities came from net earnings including non-controlling interests adjusted primarily for non-cash expenses of depreciation and amortization, the LIFO charge and changes in working capital. The increase in net cash provided by operating activities in 2012, compared to 2011, resulted primarily due to an increase in net earnings including non-controlling interests, offset by a decline in long-term liabilities and changes in working capital. The decline in long-term liabilities in 2012 is due to the investment returns of our Company-sponsored pension plans during the year and our funding of the remaining UAAL commitment, partially offset by a lower discount rate on our Company-sponsored pension plans. The decrease in net cash provided by operating activities in 2011, compared to 2010, was primarily due to the decline in net earnings including non-controlling interests, due to the UFCW consolidated pension plan charge, and changes in working capital, offset by an increase in long-term liabilities. The increase in long-term liabilities in 2011 was due to establishing a liability for our remaining estimated commitment for the UAAL in excess of the cash contribution and a lower discount rate on our Company-sponsored pension plans, offset by the investment returns of our Company-sponsored pension plans during the year. Changes in working capital also provided (used) cash from operating activities of ($332) million in 2012, compared to ($300) million in 2011 and $698 million in 2010. The decrease in cash provided by changes in working capital for 2012, compared to 2011, was primarily due to an increase in inventories and prepaid expenses, offset partially by an increase in accrued expenses. Prepaid expenses increased in 2012, compared to 2011, due to Kroger prefunding $250 million of employee benefits at the end of 2012. The decrease in cash provided by changes in working capital for 2011, compared to 2010, was primarily due to an increase in inventories, offset partially by increases in trade accounts payable and accrued expenses. These amounts are also net of cash contributions to our Company-sponsored defined benefit pension plans totaling $71 million in 2012, $52 million in 2011 and $141 million in 2010.

     The amount of cash paid for income taxes increased in 2012, compared to 2011, primarily due to an increase in net earnings including non-controlling interests. The amount of cash paid for income taxes decreased in 2011, compared to 2010, primarily due to a decrease in net earnings including non-controlling interests and from the bonus depreciation deductions allowed by the 2010 Tax Relief Act for property placed into service in 2011.

     Net cash used by investing activities

     Cash used by investing activities was $2.2 billion in 2012, compared to $1.9 billion in 2011 and $2.0 billion in 2010. The amount of cash used by investing activities increased in 2012, compared to 2011, due to increased payments for capital investments and acquisitions. The amount of cash used by investing activities decreased in 2011, compared to 2010, due to decreased payments for other investing activities, offset partially by increased payments for acquisitions. Capital investments, including changes in construction-in-progress payables and excluding acquisitions, were $2.1 billion in 2012, $2.0 billion in 2011 and $1.9 billion in 2010. Refer to the Capital Investment section for an overview of our supermarket storing activity during the last three years.

     Net cash used by financing activities

     Financing activities used $600 million of cash in 2012, compared to $1.4 billion in 2011 and $1.0 billion in 2010. The decrease in the amount of cash used for financing activities in 2012, compared to 2011, was primarily related to increased proceeds from the issuance of long-term debt and net borrowings from our commercial paper program, offset partially by payments on long-term debt. The increase in the amount of cash used for financing activities in 2011, compared to 2010, was primarily related to increased payments for treasury stock purchases, partially offset by increased borrowings under our commercial paper program. We repurchased $1.3 billion of Kroger common shares in 2012, compared to $1.5 billion in 2011 and $545 million in 2010. We paid dividends totaling $267 million in 2012, $257 million in 2011 and $250 million in 2010.

   Debt Management

     Total debt, including both the current and long-term portions of capital leases and lease-financing obligations increased $714 million to $8.9 billion as of year-end 2012, compared to 2011. The increase in 2012, compared to 2011, resulted from increased borrowings of $1.3 billion of commercial paper supported by our credit facility and the issuance of (i) $500 million of senior notes bearing an interest rate of 3.4% and (ii) $350 million of senior notes bearing an interest rate of 5.0%, offset partially by payments at maturity of (i) $491 million of senior notes bearing an interest rate of 6.75%, (ii) $346 million of senior notes bearing an interest rate of 6.2% and (iii) $500 million of senior notes bearing an interest rate of 5.5%. This increase was primarily due to our $258 million UFCW consolidated pension plan contribution in the fourth quarter of 2012, prefunding $250 million of employee benefit costs at the end of 2012, our common share repurchase activity during the year, the payment at maturity of $500 million of senior notes bearing an interest rate of 5.5% and the purchase of a specialty pharmacy. Total debt increased $273 million to $8.2 billion as of year-end 2011, compared to year-end 2010. The increase in 2011, compared to 2010, resulted from increased net borrowings of commercial paper of $370 million and the issuance of $450 million of senior notes bearing an interest rate of 2.20%, offset by the payment at maturity of our $478 million of senior notes bearing an interest rate of 6.80%.

     In 2013, we expect to refinance $1.5 billion of debt. We plan on refinancing our debt maturities in 2013 along with an additional issuance of approximately $500 million to replace the senior notes bearing an interest rate of 5.5% that matured in the fourth quarter of 2012. The debt that matured in the fourth quarter of 2012 was previously refinanced with commercial paper. We have entered into $850 million notional amount of forward starting interest rate swaps to effectively hedge the changes in future benchmark interest rates on a portion of our expected issuances of fixed rate debt.

   Liquidity Needs

     We estimate our liquidity needs over the next twelve-month period to be approximately $5 billion, which includes anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments of debt and commercial paper, offset by cash and temporary cash investments on hand at the end of 2012. Based on current operating trends, we believe that cash flows from operating activities and other sources of liquidity, including borrowings under our commercial paper program and bank credit facility, will be adequate to meet our liquidity needs for the next twelve months and for the foreseeable future beyond the next twelve months. We have approximately $1.6 billion of commercial paper and $1.0 billion of senior notes maturing in the next twelve months, which is included in the $5 billion in estimated liquidity needs. We expect to refinance this debt by issuing additional senior notes or commercial paper on favorable terms based on our past experience. $2.0 billion of this debt matures in the first quarter of 2013. In the first quarter of 2013, we anticipate refinancing this $2.0 billion through cash flows from operating activities and by issuing $1.0 billion to $1.2 billion of additional senior notes. We also currently do not expect to repurchase our common shares at the levels we did in 2012. We used our commercial paper program toward the end of 2012 to fund our common share repurchases, a $250 million (pre-tax) pre-funding of employee benefit costs at the end of 2012, a $258 million UFCW consolidated pension plan contribution in the fourth quarter of 2012 and the payment at maturity of $500 of senior notes bearing an interest rate of 5.5%. We also expect our contributions to the UFCW consolidated pension plan to decrease in future periods. We may use our commercial paper program to fund debt maturities at the end of 2013 but do not currently expect to use the program permanently. We believe we have adequate coverage of our debt covenants to continue to maintain our current debt ratings and to respond effectively to competitive conditions.

   Factors Affecting Liquidity

     We can currently borrow on a daily basis approximately $2 billion under our commercial paper (“CP”) program. At February 2, 2013, we had $1.6 billion of CP borrowings outstanding. CP borrowings are backed by our credit facility, and reduce the amount we can borrow under the credit facility. If our short-term credit ratings fall, the ability to borrow under our current CP program could be adversely affected for a period of time and increase our interest cost on daily borrowings under our CP program. This could require us to borrow additional funds under the credit facility, under which we believe we have sufficient capacity. However, in the event of a ratings decline, we do not anticipate that our borrowing capacity under our CP program would be any lower than $500 million on a daily basis. Although our ability to borrow under the credit facility is not affected by our credit rating, the interest cost on borrowings under the credit facility could be affected by an increase in our Leverage Ratio. As of March 29, 2013, we had $1.1 billion of CP borrowings outstanding. The decrease as of March 29, 2013, compared to year-end 2012, was due to applying cash from operations against our year-end CP outstanding borrowings.

     Our credit facility requires the maintenance of a Leverage Ratio and a Fixed Charge Coverage Ratio (our “financial covenants”). A failure to maintain our financial covenants would impair our ability to borrow under the credit facility. These financial covenants and ratios are described below:

  Our Leverage Ratio (the ratio of Net Debt to Consolidated EBITDA, as defined in the credit facility) was 1.81 to 1 as of February 2, 2013. If this ratio were to exceed 3.50 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired. In addition, our Applicable Margin on borrowings is determined by our Leverage Ratio.

  Our Fixed Charge Coverage Ratio (the ratio of Consolidated EBITDA plus Consolidated Rental Expense to Consolidated Cash Interest Expense plus Consolidated Rental Expense, as defined in the credit facility) was 4.67 to 1 as of February 2, 2013. If this ratio fell below 1.70 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired.

     Consolidated EBITDA, as defined in our credit facility, includes an adjustment for unusual gains and losses including our UFCW consolidated pension plan liability adjustment in 2012. Our credit agreement is more fully described in Note 5 to the Consolidated Financial Statements. We were in compliance with our financial covenants at year-end 2012.

     The tables below illustrate our significant contractual obligations and other commercial commitments, based on year of maturity or settlement, as of February 2, 2013 (in millions of dollars):

	2013	2014	2015	2016	2017	Thereafter	Total
Contractual Obligations (1) (2)
Long-term debt (3)	$2,700	$320	$517	$463	$607	$3,869	$8,476
Interest on long-term debt (4)	360	318	297	284	257	2,422	3,938
Capital lease obligations	51	47	42	39	38	232	449
Operating lease obligations	707	663	601	540	467	2,025	5,003
Low-income housing obligations	6	1	—	—	—	—	7
Financed lease obligations	13	13	13	13	13	116	181
Self-insurance liability (5)	205	126	84	54	25	43	537
Construction commitments	230	—	—	—	—	—	230
Purchase obligations	500	76	45	34	28	68	751
Total	$4,772	$1,564	$1,599	$1,427	$1,435	$8,775	$19,572

Other Commercial Commitments
Standby letters of credit	$148	$—	$—	$—	$—	$—	$148
Surety bonds	294	—	—	—	—	—	294
Guarantees	6	—	—	—	—	—	6
Total	$448	$—	$—	$—	$—	$—	$448
____________________

(1)	The contractual obligations table excludes funding of pension and other postretirement benefit obligations, which totaled approximately $98 million in 2012. This table also excludes contributions under various multi-employer pension plans, which totaled $492 million in 2012, including our $258 million contribution to the UFCW consolidated pension plan.

(2)	The liability related to unrecognized tax benefits has been excluded from the contractual obligations table because a reasonable estimate of the timing of future tax settlements cannot be determined.

(3)	As of February 2, 2013, we had $1.6 billion of borrowings of commercial paper and no borrowings under our credit agreement and money market lines.

(4)	Amounts include contractual interest payments using the interest rate as of February 2, 2013, and stated fixed and swapped interest rates, if applicable, for all other debt instruments.

(5)	The amounts included in the contractual obligations table for self-insurance liability related to workers’ compensation claims have been stated on a present value basis.

     Our construction commitments include funds owed to third parties for projects currently under construction. These amounts are reflected in other current liabilities in our Consolidated Balance Sheets.

     Our purchase obligations include commitments to be utilized in the normal course of business, such as several contracts to purchase raw materials utilized in our manufacturing plants and several contracts to purchase energy to be used in our stores and manufacturing facilities. Our obligations also include management fees for facilities operated by third parties. Any upfront vendor allowances or incentives associated with outstanding purchase commitments are recorded as either current or long-term liabilities in our Consolidated Balance Sheets.

     As of February 2, 2013, we maintained a $2 billion (with the ability to increase by $500 million), unsecured revolving credit facility that, unless extended, terminates on January 25, 2017. Outstanding borrowings under the credit agreement and commercial paper borrowings, and some outstanding letters of credit, reduce funds available under the credit agreement. In addition to the credit agreement, we maintained two uncommitted money market lines totaling $75 million in the aggregate. The money market lines allow us to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreement. As of

February 2, 2013, we had $1.6 billion of borrowings of commercial paper and no borrowings under our credit agreement and money market lines. The outstanding letters of credit that reduce funds available under our credit agreement totaled $13 million as of February 2, 2013.

     In addition to the available credit mentioned above, as of February 2, 2013, we had authorized for issuance $700 million of securities under a shelf registration statement filed with the SEC and effective on December 15, 2010. On January 18, 2013, the Board of Directors authorized for issuance additional securities in the amount of $1.8 billion over and above the $700 million of securities available for issuance as of February 2, 2013. Subsequent to year-end, we filed a Current Report on Form 8-K, on February 11, 2013, incorporating by reference additional exhibits to the shelf registration statement including the Board of Directors’ resolution.

     We also maintain surety bonds related primarily to our self-insured workers’ compensation claims. These bonds are required by most states in which we are self-insured for workers’ compensation and are placed with predominately third-party insurance providers to insure payment of our obligations in the event we are unable to meet our claim payment obligations up to our self-insured retention levels. These bonds do not represent liabilities of Kroger, as we already have reserves on our books for the claims costs. Market changes may make the surety bonds more costly and, in some instances, availability of these bonds may become more limited, which could affect our costs of, or access to, such bonds. Although we do not believe increased costs or decreased availability would significantly affect our ability to access these surety bonds, if this does become an issue, we would issue letters of credit, in states where allowed, against our credit facility to meet the state bonding requirements. This could increase our cost and decrease the funds available under our credit facility.

     We have guaranteed half of the indebtedness of two real estate entities in which we have a 50% ownership interest. Our share of the responsibility for this indebtedness, should the entities be unable to meet their obligations, totals approximately $6 million. Based on the covenants underlying this indebtedness as of February 2, 2013, we believe that it is unlikely that we will be responsible for repayment of these obligations.

     We also are contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. We could be required to satisfy obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of our assignments among third parties, and various other remedies available to us, we believe the likelihood that we will be required to assume a material amount of these obligations is remote. We have agreed to indemnify certain third-party logistics operators for certain expenses, including pension trust fund contribution obligations and withdrawal liabilities.

     In addition to the above, we enter into various indemnification agreements and take on indemnification obligations in the ordinary course of business. Such arrangements include indemnities against third party claims arising out of agreements to provide services to Kroger; indemnities related to the sale of our securities; indemnities of directors, officers and employees in connection with the performance of their work; and indemnities of individuals serving as fiduciaries on benefit plans. While Kroger’s aggregate indemnification obligation could result in a material liability, we are not aware of any current matter that could result in a material liability.

Outlook

     This discussion and analysis contains certain forward-looking statements about Kroger’s future performance. These statements are based on management’s assumptions and beliefs in light of the information currently available. Such statements relate to, among other things: projected changes in net earnings attributable to The Kroger Co.; identical supermarket sales growth; expected product cost; expected pension plan contributions; our ability to generate operating cash flows; projected capital expenditures; square footage growth; opportunities to reduce costs; cash flow requirements; and our operating plan for the future; and are indicated by words such as “comfortable,” “committed,” “will,” “expect,” “goal,” “should,” “intend,” “target,” “believe,” “anticipate,” “plan,” and similar words or phrases. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.

     Statements elsewhere in this report and below regarding our expectations, projections, beliefs, intentions or strategies are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties about the general economy, our labor relations, our ability to execute our plans on a timely basis and other uncertainties described below could cause actual results to differ materially.

  We expect net earnings per diluted share in the range of $2.71-$2.79 for 2013. This equates to our long-term growth rate of 8% to 11% from our adjusted fiscal 2012 net earnings per diluted share of $2.52, which excludes the UFCW consolidated pension accrual and credit card settlement adjustments in the third quarter of 2012 and the extra week in the fourth quarter of 2012. We expect the first quarter net earnings per diluted share growth rate for 2013 to be on the low end of the range primarily due to expected inflation being lower in the first quarter of 2013, compared to 2012, and the growth of our pharmacy business not being as substantial as in the first quarter of 2012. We expect the second and third quarters net earnings per diluted share growth rate for 2013 to be at the high end to above the range primarily due to expected inflation being more comparable in the second and third quarters of 2013, compared to the second and third quarters of 2012, and expecting our identical supermarket sales to be trending upwards. We also expect the fourth quarter net earnings per diluted share growth rate for 2013 to be lower than the prior year on a 12-week to 12-week basis primarily due to a budgeted LIFO charge of $13 million compared to a LIFO credit of $41 million in the fourth quarter of 2012.

  We expect identical supermarket sales growth, excluding fuel sales, of 2.5%-3.5% in 2013. We expect identical supermarket sales growth to increase over time during 2013 relative to 2012. In 2012, we experienced higher levels of inflation early in the year. In the second half of the year, several branded prescription drugs came off patent, and when branded prescription drugs come off patent and are sold as generics, sales are reduced because generic equivalents have lower retail prices than branded drugs. We do not expect these conditions to continue to have the same impact for 2013.

  Our long-term business model seeks to produce annual earnings per diluted share growth averaging 8.0%-11.0%, plus a dividend of 2.0% to 2.5%, for a total shareholder return of approximately 10.0%-13.5%.

  For 2013, we intend to continue to focus on improving sales growth, in accordance with our Customer 1st strategy, by making investments in gross margin and customer shopping experiences. We expect to finance these investments primarily with operating cost reductions. We expect FIFO non-fuel operating margins for 2013 to expand slightly compared to 2012, excluding the UFCW consolidated pension plan accrual and the credit card settlement adjustments in 2012.

  For 2013, we expect our annualized LIFO charge to be approximately $55 million. This forecast is based on estimated cost changes for products in our inventory.

  For 2013, we expect interest expense to be approximately $440 million.

  We plan to use cash flow primarily for capital investments, to maintain our current debt coverage ratios, to pay cash dividends, and to repurchase stock. As market conditions change, we may re-evaluate these uses of cash flow.

  We expect to obtain sales growth from new square footage, as well as from increased productivity from existing locations.

  Capital investments reflect our strategy of growth through expansion, filling in targeted existing markets, entering a new market and focusing on productivity increases from our existing store base through remodels. In addition, we intend to continue our emphasis on self-development and ownership of real estate, and logistics and technology improvements. Our continued capital spending on technology is focused on improving store operations, logistics, manufacturing procurement, category management, merchandising and buying practices, and is expected to reduce merchandising costs. We intend to continue using cash flow from operations to finance capital expenditure requirements. We expect capital investments for 2013 to increase to the range of $2.1-$2.4 billion, excluding acquisitions and purchases of leased facilities. We also expect capital investments to increase incrementally $200 million over the next few years, excluding acquisitions and purchases of leased facilities, to accomplish our strategy. We expect total food store square footage for 2013 to grow approximately 1.5% before acquisitions and operational closings.

  Based on current operating trends, we believe that cash flow from operations and other sources of liquidity, including borrowings under our commercial paper program and bank credit facility, will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future. We also believe we have adequate coverage under our debt covenants to continue to respond effectively to competitive conditions.

  We believe we have adequate sources of cash, if needed, under our credit facility and other borrowing sources for the next twelve months and for the foreseeable future beyond the next twelve months.

  We expect that our OG&A results will be affected by increased costs, such as higher employee benefit costs and credit card fees, offset by improved productivity from process changes and leverage gained through sales increases.

  We expect that our effective tax rate for 2013 will be approximately 35.5%, excluding the effect of the resolution of any tax issues.

  We expect rent expense, as a percentage of total sales and excluding closed-store activity, will decrease due to the emphasis our current strategy places on ownership of real estate.

  We believe that in 2013 there will be opportunities to reduce our operating costs in such areas as administration, productivity improvements, shrink, warehousing and transportation. We intend to invest most of these savings in our core business to drive profitable sales growth and offer improved value and shopping experiences for our customers.

  In February 2013, we contributed $100 million to the Company-sponsored defined benefit pension plans and do not expect to make any additional contributions in 2013. We expect contributions made during 2013 will decrease our required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of additional contributions. We expect 2013 expense for Company-sponsored defined benefit pension plans to be approximately $80 million. In addition, we expect 401(k) Retirement Savings Account Plan cash contributions and expense from automatic and matching contributions to participants to increase slightly in 2013, compared to 2012.

  We expect to contribute approximately $225 million to multi-employer pension plans in 2013, subject to collective bargaining. In addition, excluding all payments to the UFCW consolidated pension plan and the pension plans that were consolidated into the UFCW consolidated pension plan, we expect increases in expense as a result of increases in multi-employer pension plan contributions over the next few years.

  We do not anticipate additional goodwill impairments in 2013.

  In 2013, we expect to refinance $1.5 billion of debt. We plan on refinancing our debt maturities in 2013 along with an additional issuance of approximately $500 million to replace the senior notes bearing an interest rate of 5.5% that matured in the fourth quarter of 2012. The debt that matured in the fourth quarter of 2012 was previously refinanced with commercial paper.

  We have various labor agreements that will be renegotiated in 2013, covering store employees in Indianapolis, Dallas, Houston, Seattle and Cincinnati, among others. Upon the expiration of our collective bargaining agreements, work stoppages by the affected workers could occur if we are unable to negotiate new contracts with labor unions. A prolonged work stoppage affecting a substantial number of locations could have a material adverse effect on our results. In all of these contracts, rising health care and pension costs will continue to be an important issue in negotiations.

Various uncertainties and other factors could cause us to fail to achieve our goals. These include:

  The extent to which our sources of liquidity are sufficient to meet our requirements may be affected by the state of the financial markets and the effect that such condition has on our ability to issue commercial paper at acceptable rates. Our ability to borrow under our committed lines of credit, including our bank credit facilities, could be impaired if one or more of our lenders under those lines is unwilling or unable to honor its contractual obligation to lend to us, or in the event that natural disasters or weather conditions interfere with the ability of our lenders to lend to us. Our ability to refinance maturing debt may be affected by the state of the financial markets.

  Changes in market conditions could affect our cash flow.

  Our ability to achieve sales and earnings goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with us; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; our response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to our logistics operations; trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; the effect of brand prescription drugs going off patent; our ability to retain additional pharmacy sales from third party payors; and the success of our future growth plans. The extent to which the adjustments we are making to our strategy create value for our shareholders will depend primarily on the reaction of our customers and our competitors to these adjustments, as well as operating conditions, including inflation or deflation, increased competitive activity, and cautious spending behavior of our customers. Our ability to achieve sales and earnings goals may also be affected by our ability to manage the factors identified above.

  Our product cost inflation could vary from our estimate due to general economic conditions, weather, availability of raw materials and ingredients in the products that we sell and their packaging, and other factors beyond our control.

  Our ability to pass on product cost increases will depend on the reactions of our customers and competitors to those increases.

  Our ability to use free cash flow to continue to maintain our debt coverage and to reward our shareholders could be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings.

  During the first three quarters of the year, our LIFO charge and the recognition of LIFO expense will be affected primarily by estimated year-end changes in product costs. Our LIFO charge for the year will be affected primarily by changes in product costs at year-end.

  If actual results differ significantly from anticipated future results for certain reporting units including variable interest entities, an impairment loss for any excess of the carrying value of the reporting units’ goodwill over the implied fair value would have to be recognized.

  In addition to the factors identified above, our identical store sales growth could be affected by increases in Kroger private label sales, the effect of our “sister stores” (new stores opened in close proximity to an existing store) and reductions in retail pricing.

  Our operating margins, without fuel, could decline or fail to meet expectations if we are unable to pass on any cost increases, if we fail to deliver the cost savings contemplated or if changes in the cost of our inventory and the timing of those changes differ from our expectations.

  We have estimated our exposure to the claims and litigation arising in the normal course of business, as well as to the material litigation facing Kroger, and believe we have made provisions where it is reasonably possible to estimate and where an adverse outcome is probable. Unexpected outcomes in these matters, however, could result in an adverse effect on our earnings.

  Changes in the types and numbers of businesses that compete with us are likely to continue and the effects on our business, either favorable or unfavorable, cannot be foreseen.

  Rent expense, which includes subtenant rental income, could be adversely affected by the state of the economy, increased store closure activity and future consolidation.

  Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets, or the remaining terms of leases. Use of the straight-line method of depreciation creates a risk that future asset write-offs or potential impairment charges related to store closings would be larger than if an accelerated method of depreciation were followed.

  Our effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

  The actual amount of automatic and matching cash contributions to our 401(k) Retirement Savings Account Plan will depend on the number of participants, savings rate, compensation as defined by the plan, and length of service of participants.

  The amounts of our contributions and recorded expense related to multi-employer pension funds could vary from the amounts that we expect, and could increase more than anticipated. Should asset values in these funds deteriorate, if employers withdraw from these funds without providing for their share of the liability, or should our estimates prove to be understated, our contributions could increase more rapidly than we have anticipated.

  If the investment performance of our pension plan assets does not meet expectations due to poor performance of the financial markets or for other reasons, our contributions to Company-sponsored defined benefit pension plans could increase more than anticipated in future periods.

  Changes in laws or regulations, including changes in accounting standards, taxation requirements and environmental laws may have a material effect on our financial statements.

  Changes in the general business and economic conditions in our operating regions may affect the shopping habits of our customers, which could affect sales and earnings.

  Changes in our product mix may negatively affect certain financial indicators. For example, we continue to add supermarket fuel centers to our store base. Since gasoline generates low profit margins, we expect to see our FIFO gross profit margins decline as gasoline sales increase. Although this negatively affects our FIFO gross margin, gasoline sales provide a positive effect on OG&A expense as a percentage of sales.

  Our capital expenditures, expected square footage growth, and number of store projects completed over the next fiscal year could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted, if our logistics and technology or store projects are not completed on budget or within the time frame projected, or if economic conditions fail to improve, or worsen.

  Interest expense could be adversely affected by the interest rate environment, changes in our credit ratings, fluctuations in the amount of outstanding debt, decisions to incur prepayment penalties on the early redemption of debt and any factor that adversely affects our operations and results in an increase in debt.

  Impairment losses, including goodwill, could be affected by changes in our assumptions of future cash flows, market values or business valuations in the market. Our cash flow projections include several years of projected cash flows which would be affected by changes in the economic environment, real estate market values, competitive activity, inflation and customer behavior.

  Our estimated expense and obligation for Kroger-sponsored pension plans and other post-retirement benefits could be affected by changes in the assumptions used in calculating those amounts. These assumptions include, among others, the discount rate, the expected long-term rate of return on plan assets, average life expectancy and the rate of increases in compensation and health care costs.

  Adverse weather conditions could increase the cost our suppliers charge for their products, or may decrease customer demand for certain products. Increases in demand for certain commodities could also increase the cost our suppliers charge for their products. Additionally, increases in the cost of inputs, such as utility costs or raw material costs, could negatively affect financial ratios and earnings.

  Although we presently operate only in the United States, civil unrest in foreign countries in which our suppliers do business may affect the prices we are charged for imported goods. If we are unable to pass on these increases to our customers, our FIFO gross margin and net earnings would suffer.

  Earnings and sales also may be affected by natural disasters or adverse weather conditions, particularly to the extent that they disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation.

     We cannot fully foresee the effects of changes in economic conditions on Kroger’s business. We have assumed economic and competitive situations will not change significantly in 2013.

     Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking information. Accordingly, actual events and results may vary significantly from those included in, contemplated or implied by forward-looking statements made by us or our representatives.

Report of Independent Registered Public Accounting Firm

To the Shareowners and Board of Directors of
The Kroger Co.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, cash flows and changes in shareowners’ equity present fairly, in all material respects, the financial position of The Kroger Co. and its subsidiaries at February 2, 2013 and January 28, 2012, and the results of their operations and their cash flows for each of the three years in the period ended February 2, 2013 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of February 2, 2013, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing on page A-1. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Cincinnati, Ohio
April 2, 2013

THE KROGER CO.

Consolidated Balance Sheets

	February 2,	January 28,
(In millions, except par values)	2013	2012
ASSETS
Current assets
Cash and temporary cash investments	$238	$188
Deposits in-transit	955	786
Receivables	1,051	949
FIFO inventory	6,244	6,157
LIFO reserve	(1,098)	(1,043)
Prepaid and other current assets	569	288
Total current assets	7,959	7,325
Property, plant and equipment, net	14,875	14,464
Goodwill	1,234	1,138
Other assets	584	549
Total Assets	$24,652	$23,476
LIABILITIES
Current liabilities
Current portion of long-term debt including obligations under capital leases
and financing obligations	$2,734	$1,315
Trade accounts payable	4,524	4,329
Accrued salaries and wages	977	1,056
Deferred income taxes	284	190
Other current liabilities	2,538	2,215
Total current liabilities	11,057	9,105
Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and
financing obligations	6,141	6,826
Adjustment related to fair-value of interest rate hedges	4	24
Long-term debt including obligations under capital leases and financing obligations	6,145	6,850
Deferred income taxes	800	647
Pension and postretirement benefit obligations	1,291	1,393
Other long-term liabilities	1,145	1,515
Total Liabilities	20,438	19,510

Commitments and contingencies (see Note 11)

SHAREOWNERS’ EQUITY
Preferred shares, $100 par per share, 5 shares authorized and unissued	—	—
Common shares, $1 par per share, 1,000 shares authorized;
959 shares issued in 2012 and 2011	959	959
Additional paid-in capital	3,451	3,427
Accumulated other comprehensive loss	(753)	(844)
Accumulated earnings	9,787	8,571
Common stock in treasury, at cost, 445 shares in 2012 and 398 shares in 2011	(9,237)	(8,132)
Total Shareowners’ Equity - The Kroger Co.	4,207	3,981
Noncontrolling interests	7	(15)
Total Equity	4,214	3,966
Total Liabilities and Equity	$24,652	$23,476

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

Consolidated Statements of Operations

Years Ended February 2, 2013, January 28, 2012 and January 29, 2011

	2012	2011	2010
(In millions, except per share amounts)	(53 weeks)	(52 weeks)	(52 weeks)
Sales	$96,751	$90,374	$82,049
Merchandise costs, including advertising, warehousing, and
transportation, excluding items shown separately below	76,858	71,494	63,803
Operating, general and administrative	14,849	15,345	13,823
Rent	628	619	623
Depreciation and amortization	1,652	1,638	1,600
Goodwill impairment charge	—	—	18
Operating Profit	2,764	1,278	2,182
Interest expense	462	435	448
Earnings before income tax expense	2,302	843	1,734
Income tax expense	794	247	601
Net earnings including noncontrolling interests	1,508	596	1,133
Net earnings (loss) attributable to noncontrolling interests	11	(6)	17
Net earnings attributable to The Kroger Co.	$1,497	$602	$1,116
Net earnings attributable to The Kroger Co. per basic common share	$2.78	$1.01	$1.75
Average number of common shares used in basic calculation	533	590	635
Net earnings attributable to The Kroger Co. per diluted common share	$2.77	$1.01	$1.74
Average number of common shares used in diluted calculation	537	593	638
Dividends declared per common share	$0.53	$0.44	$0.40

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

Consolidated Statements of Comprehensive Income

Years Ended February 2, 2013, January 28, 2012 and January 29, 2011

	2012	2011	2010
(In millions)	(53 weeks)	(52 weeks)	(52 weeks)
Net earnings including noncontrolling interests	$1,508	$596	$1,133
Other comprehensive income
Unrealized gain on available for sale securities, net of income tax (1)	—	2	5
Change in pension and other postretirement defined benefit plans, net
of income tax (2)	75	(271)	36
Unrealized gain (loss) on cash flow hedging activities, net of
income tax (3)	13	(26)	—
Amortization of unrealized gains and losses on cash flow hedging
activities, net of income tax (4)	3	1	2
Total other comprehensive income (loss)	91	(294)	43
Comprehensive income	1,599	302	1,176
Comprehensive income (loss) attributable to noncontrolling interests	11	(6)	17
Comprehensive income attributable to The Kroger Co.	$1,588	$308	$1,159
____________________

(1)	Amount is net of tax of $1 in 2011 and $4 in 2010.

(2)	Amount is net of tax of $45 in 2012, $(154) in 2011 and $21 in 2010.

(3)	Amount is net of tax of $7 in 2012 and $(15) in 2011.

(4)	Amount is net of tax of $2 in 2012 and $1 in both 2011 and 2010.

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

Consolidated Statements of Cash Flows

Years Ended February 2, 2013, January 28, 2012 and January 29, 2011

	2012	2011	2010
(In millions)	(53 weeks)	(52 weeks)	(52 weeks)
Cash Flows From Operating Activities:
Net earnings including noncontrolling interests	$1,508	$596	$1,133
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,652	1,638	1,600
Goodwill impairment charge	—	—	18
Asset impairment charge	18	37	25
LIFO charge	55	216	57
Stock-based employee compensation	82	81	79
Expense for Company-sponsored pension plans	89	70	65
Deferred income taxes	176	31	37
Other	17	8	8
Changes in operating assets and liabilities net of effects from acquisitions of businesses:
Store deposits in-transit	(169)	(120)	(12)
Inventories	(78)	(361)	(88)
Receivables	(126)	(63)	(11)
Prepaid expenses	(257)	52	290
Trade accounts payable	58	82	315
Accrued expenses	76	216	71
Income taxes receivable and payable	164	(106)	133
Contribution to Company-sponsored pension plans	(71)	(52)	(141)
Other	(361)	333	(213)
Net cash provided by operating activities	2,833	2,658	3,366
Cash Flows From Investing Activities:
Payments for capital investments	(2,062)	(1,898)	(1,919)
Proceeds from sale of assets	49	51	55
Payments for acquisitions	(122)	(51)	(7)
Other	(48)	(10)	(90)
Net cash used by investing activities	(2,183)	(1,908)	(1,961)
Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	863	453	381
Payments on long-term debt	(1,445)	(547)	(553)
Net borrowings of commercial paper	1,275	370	—
Proceeds from issuance of capital stock	110	118	29
Treasury stock purchases	(1,261)	(1,547)	(545)
Dividends paid	(267)	(257)	(250)
Investment in the remaining interest of a variable interest entity	—	—	(86)
Other	125	23	20
Net cash used by financing activities	(600)	(1,387)	(1,004)
Net increase (decrease) in cash and temporary cash investments	50	(637)	401
Cash and temporary cash investments:
Beginning of year	188	825	424
End of year	$238	$188	$825
Reconciliation of capital investments:
Payments for capital investments	$(2,062)	$(1,898)	$(1,919)
Changes in construction-in-progress payables	(1)	(60)	22
Total capital investments	$(2,063)	$(1,958)	$(1,897)
Disclosure of cash flow information:
Cash paid during the year for interest	$438	$457	$486
Cash paid during the year for income taxes	$468	$296	$664

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

Consolidated Statement of Changes in Shareowners’ Equity

Years Ended February 2, 2013, January 28, 2012 and January 29, 2011

						Accumulated
			Additional			Other
	Common Stock		Paid-In	Treasury Stock		Comprehensive	Accumulated	Noncontrolling
(In millions, except per share amounts)	Shares	Amount	Capital	Shares	Amount	Gain (Loss)	Earnings	Interest	Total
Balances at January 30, 2010	958	$958	$3,361	316	$(6,238)	$(593)	$7,364	$74	$4,926
Issuance of common stock:
Stock options exercised	1	1	9	(2)	19	—	—	—	29
Restricted stock issued	—	—	(54)	(1)	37	—	—	—	(17)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	24	(505)	—	—	—	(505)
Stock options exchanged	—	—	—	2	(40)	—	—	—	(40)
Investment in the remaining interest of a variable
interest entity net of income tax of $(14)	—	—	(8)	—	—	—	—	(67)	(75)
Share-based employee compensation	—	—	79	—	—	—	—	—	79
Other comprehensive gain net of income
tax of $26	—	—	—	—	—	43	—	—	43
Other	—	—	7	—	(5)	—	—	(22)	(20)
Cash dividends declared
($0.40 per common share)	—	—	—	—	—	—	(255)	—	(255)
Net earnings including non-controlling interests	—	—	—	—	—	—	1,116	17	1,133
Balances at January 29, 2011	959	$959	$3,394	339	$(6,732)	$(550)	$8,225	$2	$5,298
Issuance of common stock:
Stock options exercised	—	—	—	(6)	118	—	—	—	118
Restricted stock issued	—	—	(55)	(2)	34	—	—	—	(21)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	61	(1,420)	—	—	—	(1,420)
Stock options exchanged	—	—	—	6	(127)	—	—	—	(127)
Share-based employee compensation	—	—	81	—	—	—	—	—	81
Other comprehensive loss net of income tax
of $(167)	—	—	—	—	—	(294)	—	—	(294)
Other	—	—	7	—	(5)	—	—	(11)	(9)
Cash dividends declared
($0.44 per common share)	—	—	—	—	—	—	(256)	—	(256)
Net earnings (loss) including non-controlling
interests	—	—	—	—	—	—	602	(6)	596
Balances at January 28, 2012	959	$959	$3,427	398	$(8,132)	$(844)	$8,571	$(15)	$3,966
Issuance of common stock:
Stock options exercised	—	—	—	(7)	110	—	—	—	110
Restricted stock issued	—	—	(59)	(2)	40	—	—	—	(19)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	51	(1,165)	—	—	—	(1,165)
Stock options exchanged	—	—	—	5	(96)	—	—	—	(96)
Share-based employee compensation	—	—	82	—	—	—	—	—	82
Other comprehensive gain net of income
tax of $54	—	—	—	—	—	91	—	—	91
Other	—	—	1	—	6	—	—	11	18
Cash dividends declared
($0.53 per common share)	—	—	—	—	—	—	(281)	—	(281)
Net earnings including non-controlling interests	—	—	—	—	—	—	1,497	11	1,508
Balances at February 2, 2013	959	$959	$3,451	445	$(9,237)	$(753)	$9,787	$7	$4,214

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

All dollar amounts are in millions except share and per share amounts.

Certain prior-year amounts have been reclassified to conform to current year presentation.

1. Accounting Policies

     The following is a summary of the significant accounting policies followed in preparing these financial statements.

   Description of Business, Basis of Presentation and Principles of Consolidation

     The Kroger Co. (the “Company”) was founded in 1883 and incorporated in 1902. As of February 2, 2013, the Company was one of the largest retailers in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The accompanying financial statements include the consolidated accounts of the Company, its wholly-owned subsidiaries and the Variable Interest Entities (“VIEs”) in which the Company is the primary beneficiary. Significant intercompany transactions and balances have been eliminated.

   Fiscal Year

     The Company’s fiscal year ends on the Saturday nearest January 31. The last three fiscal years consist of the 53-week period ended February 2, 2013 and the 52-week periods ended January 28, 2012 and January 29, 2011.

   Pervasiveness of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

   Inventories

     Inventories are stated at the lower of cost (principally on a last-in, first-out “LIFO” basis) or market. In total, approximately 96% and 97% of inventories for 2012 and 2011, respectively, were valued using the LIFO method. Cost for the balance of the inventories, including substantially all fuel inventories, was determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $1,098 at February 2, 2013 and $1,043 at January 28, 2012. The Company follows the Link-Chain, Dollar-Value LIFO method for purposes of calculating its LIFO charge or credit.

     The item-cost method of accounting to determine inventory cost before the LIFO adjustment is followed for substantially all store inventories at the Company’s supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory when compared to the retail method of accounting. In addition, substantially all of the Company’s inventory consists of finished goods and is recorded at actual purchase costs (net of vendor allowances and cash discounts).

     The Company evaluates inventory shortages throughout the year based on actual physical counts in its facilities. Allowances for inventory shortages are recorded based on the results of these counts to provide for estimated shortages as of the financial statement date.

Notes to Consolidated Financial Statements, Continued

   Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years. All new purchases of store equipment are assigned lives varying from three to nine years. Leasehold improvements are amortized over the shorter of the lease term to which they relate, which varies from four to 25 years, or the useful life of the asset. Manufacturing plant and distribution center equipment is depreciated over lives varying from three to 15 years. Information technology assets are generally depreciated over five years. Depreciation and amortization expense was $1,652 in 2012, $1,638 in 2011 and $1,600 in 2010.

     Interest costs on significant projects constructed for the Company’s own use are capitalized as part of the costs of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in net earnings.

   Deferred Rent

     The Company recognizes rent holidays, including the time period during which the Company has access to the property for construction of buildings or improvements and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Company’s Consolidated Balance Sheets.

   Goodwill

     The Company reviews goodwill for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. The reviews are performed at the operating division level. Generally, fair value is determined using a multiple of earnings, or discounted projected future cash flows, and is compared to the carrying value of a division for purposes of identifying potential impairment. Projected future cash flows are based on management’s knowledge of the current operating environment and expectations for the future. If potential for impairment is identified, the fair value of a division is measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. Goodwill impairment is recognized for any excess of the carrying value of the division’s goodwill over the implied fair value. Results of the goodwill impairment reviews performed during 2012, 2011 and 2010 are summarized in Note 2 to the Consolidated Financial Statements.

   Impairment of Long-Lived Assets

     The Company monitors the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted future cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If the Company identifies impairment for long-lived assets to be held and used, the Company compares the assets’ current carrying value to the assets’ fair value. Fair value is based on current market values or discounted future cash flows. The Company records impairment when the carrying value exceeds fair market value. With respect to owned property and equipment held for sale, the value of the property and equipment is adjusted to reflect recoverable values based on previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. The Company recorded asset impairments in the normal course of business totaling $18, $37 and $25 in 2012, 2011 and 2010, respectively. Costs to reduce the carrying value of long-lived assets for each of the years presented have been included in the Consolidated Statements of Operations as “Operating, general and administrative” expense.

Notes to Consolidated Financial Statements, Continued

   Store Closing Costs

     The Company provides for closed store liabilities relating to the present value of the estimated remaining non-cancellable lease payments after the closing date, net of estimated subtenant income. The Company estimates the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

     Owned stores held for disposal are reduced to their estimated net realizable value. Costs to reduce the carrying values of property, equipment and leasehold improvements are accounted for in accordance with the Company’s policy on impairment of long-lived assets. Inventory write-downs, if any, in connection with store closings, are classified in “Merchandise costs.” Costs to transfer inventory and equipment from closed stores are expensed as incurred.

     The following table summarizes accrual activity for future lease obligations of stores that were closed in the normal course of business:

Future Lease
Obligations
Balance at January 29, 2011	$52
Additions	9
Payments	(11)
Other	5

Balance at January 28, 2012	55
Additions	6
Payments	(10)
Other	(7)

Balance at February 2, 2013	$44

   Interest Rate Risk Management

     The Company uses derivative instruments primarily to manage its exposure to changes in interest rates. The Company’s current program relative to interest rate protection and the methods by which the Company accounts for its derivative instruments are described in Note 6.

   Commodity Price Protection

     The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of the normal course of business. The Company’s current program relative to commodity price protection and the methods by which the Company accounts for its purchase commitments are described in Note 6.

Notes to Consolidated Financial Statements, Continued

   Benefit Plans and Multi-Employer Pension Plans

     The Company recognizes the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized as part of net periodic benefit cost are required to be recorded as a component of Accumulated Other Comprehensive Income (“AOCI”). All plans are measured as of the Company’s fiscal year end.

     The determination of the obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent on the selection of assumptions used by actuaries and the Company in calculating those amounts. Those assumptions are described in Note 13 and include, among others, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and health care costs. Actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the pension and other post-retirement obligations and future expense.

     The Company also participates in various multi-employer plans for substantially all union employees. Pension expense for these plans is recognized as contributions are funded. Refer to Note 14 for additional information regarding the Company’s participation in these various multi-employer plans and the United Food and Commercial Workers International Union (“UFCW”) consolidated fund.

     The Company administers and makes contributions to the employee 401(k) retirement savings accounts. Contributions to the employee 401(k) retirement savings accounts are expensed when contributed. Refer to Note 13 for additional information regarding the Company’s benefit plans.

   Stock Based Compensation

     The Company accounts for stock options under fair value recognition provisions. Under this method, the Company recognizes compensation expense for all share-based payments granted. The Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. In addition, the Company records expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the awards lapse.

   Deferred Income Taxes

     Deferred income taxes are recorded to reflect the tax consequences of differences between the tax basis of assets and liabilities and their financial reporting basis. Refer to Note 4 for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income taxes are classified as a net current or noncurrent asset or liability based on the classification of the related asset or liability for financial reporting purposes. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date.

   Uncertain Tax Positions

     The Company reviews the tax positions taken or expected to be taken on tax returns to determine whether and to what extent a benefit can be recognized in its consolidated financial statements. Refer to Note 4 for the amount of unrecognized tax benefits and other related disclosures related to uncertain tax positions.

     Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. As of February 2, 2013, the Internal Revenue Service had concluded its field examination

Notes to Consolidated Financial Statements, Continued

of the Company’s 2008 and 2009 federal tax returns. The Company has filed an administrative appeal within the Internal Revenue Service protesting certain adjustments proposed by the Internal Revenue Service as a result of their field work.

     The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

   Self-Insurance Costs

     The Company is primarily self-insured for costs related to workers’ compensation and general liability claims. Liabilities are actuarially determined and are recognized based on claims filed and an estimate of claims incurred but not reported. The liabilities for workers’ compensation claims are accounted for on a present value basis. The Company has purchased stop-loss coverage to limit its exposure to any significant exposure on a per claim basis. The Company is insured for covered costs in excess of these per claim limits.

     The following table summarizes the changes in the Company’s self-insurance liability through February 2, 2013.

	2012	2011	2010
Beginning balance	$529	$514	$485
Expense	215	215	210
Claim payments	(207)	(200)	(181)
Ending balance	537	529	514
Less: Current portion	(205)	(197)	(181)
Long-term portion	$332	$332	$333

     The current portion of the self-insured liability is included in “Other current liabilities,” and the long-term portion is included in “Other long-term liabilities” in the Consolidated Balance Sheets.

     The Company is also similarly self-insured for property-related losses. The Company maintains stop loss coverage to limit its property loss exposures including coverage for earthquake, wind, flood and other catastrophic events.

   Revenue Recognition

     Revenues from the sale of products are recognized at the point of sale. Discounts provided to customers by the Company at the time of sale, including those provided in connection with loyalty cards, are recognized as a reduction in sales as the products are sold. Discounts provided by vendors, usually in the form of paper coupons, are not recognized as a reduction in sales provided the coupons are redeemable at any retailer that accepts coupons. The Company records a receivable from the vendor for the difference in sales price and cash received. Pharmacy sales are recorded when provided to the customer. Sales taxes are recorded as other accrued liabilities and not as a component of sales. The Company does not recognize a sale when it sells its own gift cards and gift certificates. Rather, it records a deferred liability equal to the amount received. A sale is then recognized when the gift card or gift certificate is redeemed to purchase the Company’s products. Gift card and certificate breakage is recognized when redemption is deemed remote and there is no legal obligation to remit the value of the unredeemed gift card. The amount of breakage has not been material for 2012, 2011 and 2010.

   Merchandise Costs

     The “Merchandise costs” line item of the Consolidated Statements of Operations includes product costs, net of discounts and allowances; advertising costs (see separate discussion below); inbound freight charges; warehousing costs, including receiving and inspection costs; transportation costs; and manufacturing production and operational costs. Warehousing, transportation and manufacturing management salaries

Notes to Consolidated Financial Statements, Continued

are also included in the “Merchandise costs” line item; however, purchasing management salaries and administration costs are included in the “Operating, general, and administrative” line item along with most of the Company’s other managerial and administrative costs. Rent expense and depreciation expense are shown separately in the Consolidated Statements of Operations.

     Warehousing and transportation costs include distribution center direct wages, repairs and maintenance, utilities, inbound freight and, where applicable, third party warehouse management fees, as well as transportation direct wages and repairs and maintenance. These costs are recognized in the periods the related expenses are incurred.

     The Company believes the classification of costs included in merchandise costs could vary widely throughout the industry. The Company’s approach is to include in the “Merchandise costs” line item the direct, net costs of acquiring products and making them available to customers in its stores. The Company believes this approach most accurately presents the actual costs of products sold.

     The Company recognizes all vendor allowances as a reduction in merchandise costs when the related product is sold. When possible, vendor allowances are applied to the related product cost by item and, therefore, reduce the carrying value of inventory by item. When the items are sold, the vendor allowance is recognized. When it is not possible, due to systems constraints, to allocate vendor allowances to the product by item, vendor allowances are recognized as a reduction in merchandise costs based on inventory turns and, therefore, recognized as the product is sold.

   Advertising Costs

     The Company’s advertising costs are recognized in the periods the related expenses are incurred and are included in the “Merchandise costs” line item of the Consolidated Statements of Operations. The Company’s pre-tax advertising costs totaled $553 in 2012, $532 in 2011 and $533 in 2010. The Company does not record vendor allowances for co-operative advertising as a reduction of advertising expense.

   Deposits In-Transit

     Deposits in-transit generally represent funds deposited to the Company’s bank accounts at the end of the year related to sales, a majority of which were paid for with credit cards and checks, to which the Company does not have immediate access but that settle within a few days of the sales transaction.

   Consolidated Statements of Cash Flows

     For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be temporary cash investments. Book overdrafts, which are included in accounts payable, represent disbursements that are funded as the item is presented for payment. Book overdrafts totaled $839, $718 and $699 as of February 2, 2013, January 28, 2012 and January 29, 2011, respectively, and are reflected as a financing activity in the Consolidated Statements of Cash Flows.

   Accumulated Other Comprehensive (Loss) Income

     Accumulated other comprehensive (loss) income, net of applicable taxes, consisted of the following at year-end:

	2012	2011	2010
Unrealized gain on available for sale securities	$7	$7	$5
Pension and other postretirement defined benefit plans	(746)	(821)	(550)
Unrealized gain (loss) on cash flow hedging activities	(14)	(30)	(5)

Total	$(753)	$(844)	$(550)

Notes to Consolidated Financial Statements, Continued

   Segments

     The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent over 99% of the Company’s consolidated sales and EBITDA, are its only reportable segment. The Company’s retail operating divisions have been aggregated into one reportable segment due to the operating divisions having similar economic characteristics with similar long-term financial performance. In addition, the Company’s operating divisions offer to its customers similar products, have similar distribution methods, operate in similar regulatory environments, purchase the majority of the Company’s merchandise for retail sale from similar (and in many cases identical) vendors on a coordinated basis from a centralized location, serve similar types of customers, and are allocated capital from a centralized location. The Company’s operating divisions reflect the manner in which the business is managed and how the Company’s Chief Executive Officer and Chief Operating Officer, who act as the Company’s chief operating decision makers, assess performance internally. All of the Company’s operations are domestic.

     The following table presents sales revenue by type of product for 2012, 2011 and 2010.

	2012		2011		2010
	Amount	% of total	Amount	% of total	Amount	% of total
Non Perishable (1)	$48,663	50.3%	$46,494	51.4%	$44,615	54.4%
Perishable (2)	19,893	20.6%	18,693	20.7%	17,532	21.4%
Fuel	18,896	19.5%	16,901	18.7%	12,081	14.7%
Pharmacy	8,018	8.3%	7,322	8.1%	6,929	8.4%
Other (3)	1,281	1.3%	964	1.1%	892	1.1%
Total Sales and other revenue	$96,751	100.0%	$90,374	100.0%	$82,049	100.0%
____________________

(1)	Consists primarily of grocery, general merchandise, health and beauty care and natural foods.

(2)	Consists primarily of produce, floral, meat, seafood, deli and bakery.

(3)	Consists primarily of jewelry store sales, outside manufacturing sales and sales from entities not controlled by the Company.

2. Goodwill

     The following table summarizes the changes in the Company’s net goodwill balance through February 2, 2013.

	2012	2011
Balance beginning of year
Goodwill	$3,670	$3,672
Accumulated impairment losses	(2,532)	(2,532)
	1,138	1,140
Activity during the year
Acquisitions	96	—
Disposition	—	(2)
Balance end of year
Goodwill	3,766	3,670
Accumulated impairment losses	(2,532)	(2,532)
	$1,234	$1,138

Notes to Consolidated Financial Statements, Continued

     In 2012, the Company acquired an interest in one of its suppliers and all the outstanding shares of Axium Pharmacy, a leading specialty pharmacy that provides specialized drug therapies and support services for patients with complex medical conditions, resulting in combined additional goodwill of $96.

     Testing for impairment must be performed annually, or on an interim basis upon the occurrence of a triggering event or a change in circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The annual evaluation of goodwill performed during the fourth quarter of 2012 and 2011 did not result in impairment.

     The annual evaluation of goodwill performed during the fourth quarter of 2010 resulted in an impairment charge of $18. Based on the results of the Company’s step one analysis in the fourth quarter of 2010, a supermarket reporting unit with a small number of stores indicated potential impairment. Due to estimated future expected cash flows being lower than in the past, the estimated fair value of the reporting unit decreased. Management concluded that the carrying value of goodwill for this reporting unit exceeded its implied fair value, resulting in a pre-tax impairment charge of $18 ($12 after-tax). In 2009, the Company disclosed that a 10% reduction in fair value of this supermarket reporting unit would indicate a potential for impairment. Subsequent to the impairment, no goodwill remains at this reporting unit.

     Based on current and future expected cash flows, the Company believes goodwill impairments are not reasonably possible. A 10% reduction in fair value of the Company’s reporting units would not indicate a potential for impairment of the Company’s remaining goodwill balance.

3. Property, Plant and Equipment, Net

     Property, plant and equipment, net consists of:

	2012	2011
Land	$2,450	$2,253
Buildings and land improvements	8,276	7,799
Equipment	10,267	10,110
Leasehold improvements	6,545	6,119
Construction-in-progress	1,239	1,202
Leased property under capital leases and financing obligations	593	588
Total property, plant and equipment	29,370	28,071
Accumulated depreciation and amortization	(14,495)	(13,607)
Property, plant and equipment, net	$14,875	$14,464

     Accumulated depreciation for leased property under capital leases was $321 at February 2, 2013 and $327 at January 28, 2012.

     Approximately $236 and $220, original cost, of Property, Plant and Equipment collateralized certain mortgages at February 2, 2013 and January 28, 2012, respectively.

Notes to Consolidated Financial Statements, Continued

4. Taxes Based on Income

     The provision for taxes based on income consists of:

	2012	2011	2010
Federal
Current	$563	$146	$697
Deferred	154	78	(136)
	717	224	561
State and local
Current	46	42	95
Deferred	31	(19)	(55)
	77	23	40
Total	$794	$247	$601

     A reconciliation of the statutory federal rate and the effective rate follows:

	2012	2011	2010
Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	2.2%	1.8%	1.5%
Credits	(1.4)%	(3.6)%	(1.3)%
Favorable resolution of issues	(0.5)%	(3.4)%	(.8)%
Other changes, net	(0.8)%	(0.5)%	0.3%
	34.5%	29.3%	34.7%

     The 2011 effective tax rate was significantly lower than 2012 and 2010 due to the effect on pre-tax income of the UFCW consolidated pension plan charge of $953 ($591 after-tax) in 2011. The effect of the UFCW consolidated pension plan charge reduced pre-tax income thereby increasing the effect of credits and of the favorable resolution of tax issues on our 2011 effective tax rate.

Notes to Consolidated Financial Statements, Continued

The tax effects of significant temporary differences that comprise tax balances were as follows:

	2012	2011
Current deferred tax assets:
Net operating loss and credit carryforwards	$4	$1
Compensation related costs	79	171
Total current deferred tax assets	83	172
Current deferred tax liabilities:
Insurance related costs	(116)	(111)
Inventory related costs	(234)	(220)
Other	(17)	(31)
Total current deferred tax liabilities	(367)	(362)
Current deferred taxes	$(284)	$(190)
Long-term deferred tax assets:
Compensation related costs	$564	$749
Lease accounting	87	93
Closed store reserves	56	66
Insurance related costs	77	76
Net operating loss and credit carryforwards	82	86
Other	2	23
Subtotal	868	1,093
Valuation allowance	(32)	(42)
Total long-term deferred tax assets	836	1,051
Long-term deferred tax liabilities:
Depreciation	(1,636)	(1,698)
Long-term deferred taxes	$(800)	$(647)

     At February 2, 2013, the Company had net operating loss carryforwards for state income tax purposes of $1,275. These net operating loss carryforwards expire from 2014 through 2032. The utilization of certain of the Company’s net operating loss carryforwards may be limited in a given year. Further, based on the analysis described below, the Company has recorded a valuation allowance against some of the deferred tax assets resulting from its net operating losses.

     At February 2, 2013, the Company had state credit carryforwards of $24, some of which expire from 2013 through 2027. The utilization of certain of the Company’s credits may be limited in a given year.

     The Company regularly reviews all deferred tax assets on a tax filer and jurisdictional basis to estimate whether these assets are more likely than not to be realized based on all available evidence. This evidence includes historical taxable income, projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies. Projected future taxable income is based on expected results and assumptions as to the jurisdiction in which the income will be earned. The expected timing of the reversals of existing temporary differences is based on current tax law and the Company’s tax methods of accounting. Unless deferred tax assets are more likely than not to be realized, a valuation allowance is established to reduce the carrying value of the deferred tax asset until such time that realization becomes more likely than not. Increases and decreases in these valuation allowances are included in “Income tax expense” in the Consolidated Statements of Operations.

Notes to Consolidated Financial Statements, Continued

     A reconciliation of the beginning and ending amount of unrecognized tax benefits, including positions impacting only the timing of tax benefits, is as follows:

	2012	2011	2010
Beginning balance	$310	$285	$544
Additions based on tax positions related to the current year	45	24	38
Reductions based on tax positions related to the current year	(9)	—	(273)
Additions for tax positions of prior years	1	24	13
Reductions for tax positions of prior years	(27)	(11)	(21)
Settlements	(21)	(12)	(16)
Ending balance	$299	$310	$285

     In prior periods, the above table included state net operating losses which the Company believed would expire unused. These net operating losses are no longer included in the above table. Instead, the tax benefit of these losses has been included in the deferred tax table shown above and a valuation allowance has been recorded against them as described above.

     The Company does not anticipate that changes in the amount of unrecognized tax benefits over the next twelve months will have a significant impact on its results of operations or financial position.

     As of February 2, 2013, January 28, 2012 and January 29, 2011, the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $70, $81 and $85 respectively. The Company’s disclosure of these amounts for 2011 and 2010 has changed due to the Company reclassifying state operating losses as described above.

     To the extent interest and penalties would be assessed by taxing authorities on any underpayment of income tax, such amounts have been accrued and classified as a component of income tax expense. During the years ended February 2, 2013, January 28, 2012 and January 29, 2011, the Company recognized approximately $(8), $(24) and $(2), respectively, in interest and penalties (recoveries). The Company had accrued approximately $33 and $54 for the payment of interest and penalties as of February 2, 2013 and January 28, 2012, respectively.

     As of February 2, 2013, the Internal Revenue Service had concluded its field examination of the Company’s 2008 and 2009 federal tax returns and is currently auditing years 2010 and 2011. The 2010 and 2011 audit is expected to be completed in 2014. The Company has filed an administrative appeal within the Internal Revenue Service protesting certain adjustments proposed by the Internal Revenue Service as a result of their field work.

5. Debt Obligations

     Long-term debt consists of:

	2012	2011
0.40% to 0.48% Commercial paper due through March 2013	$1,645	$370
2.20% to 8.00% Senior notes due through 2042	6,587	7,078
5.00% to 12.75% Mortgages due in varying amounts through 2034	60	65
Other	184	230
Total debt	8,476	7,743
Less current portion	(2,700)	(1,275)
Total long-term debt	$5,776	$6,468

Notes to Consolidated Financial Statements, Continued

     In 2011, the Company issued $450 of senior notes bearing an interest rate of 2.20% due in fiscal year 2016. The proceeds of this issuance of senior notes were used to fund a portion of the Company’s obligations under the UFCW consolidated multi-employer pension fund. In 2011, the Company repaid $478 of senior notes bearing an interest rate of 6.80%.

     In 2012, the Company issued $500 of senior notes due in fiscal year 2022 bearing an interest rate of 3.40% and $350 of senior notes due in fiscal year 2042 bearing an interest rate of 5.00%. In 2012, the Company repaid upon their maturity $491 of senior notes bearing an interest rate of 6.75%, $346 of senior notes bearing an interest rate of 6.20% and $500 of senior notes bearing an interest rate of 5.50%.

     On January 25, 2012, the Company amended and extended its $2,000 unsecured revolving credit facility. The Company entered into the amended credit facility to amend and extend the Company’s existing credit facility which would have terminated on May 15, 2014. The amended credit facility provides for a $2,000 unsecured revolving credit facility (the “Credit Agreement”), with a termination date of January 25, 2017, unless extended as permitted under the Credit Agreement. The Company has the ability to increase the size of the Credit Agreement by up to an additional $500, subject to certain conditions.

     Borrowings under the Credit Agreement bear interest at the Company’s option, at either (i) LIBOR plus a market rate spread, based on the Company’s Leverage Ratio or (ii) the base rate, defined as the highest of (a) the Bank of America prime rate, (b) the Federal Funds rate plus 0.5%, and (c) one-month LIBOR plus 1.0%, plus a market rate spread based on the Company’s Leverage Ratio. The Company will also pay a Commitment Fee based on the Leverage Ratio and Letter of Credit fees equal to a market rate spread based on the Company’s Leverage Ratio. The Credit Agreement contains covenants, which, among other things, require the maintenance of a Leverage Ratio of not greater than 3.50:1.00 and a Fixed Charge Coverage Ratio of not less than 1.70:1.00. In the first quarter of 2012, the covenants were amended to exclude up to $1,000 in expense related to the Company’s commitment to fund the UFCW consolidated pension plan. The Company may repay the Credit Agreement in whole or in part at any time without premium or penalty. The Credit Agreement is not guaranteed by the Company’s subsidiaries.

     In addition to the Credit Agreement, the Company maintained two uncommitted money market lines totaling $75 in the aggregate. The money market lines allow the Company to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreement. As of February 2, 2013, the Company had $1,645 of borrowings of commercial paper and no borrowings under its Credit Agreement and money market lines.

     As of February 2, 2013, the Company had outstanding letters of credit in the amount of $192, of which $13 reduce funds available under the Company’s Credit Agreement. The letters of credit are maintained primarily to support performance, payment, deposit or surety obligations of the Company.

     Most of the Company’s outstanding public debt is subject to early redemption at varying times and premiums, at the option of the Company. In addition, subject to certain conditions, some of the Company’s publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days’ notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. “Redemption Event” is defined in the indentures as the occurrence of (i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company, (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company’s Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company or (iii) both a change of control and a below investment grade rating.

Notes to Consolidated Financial Statements, Continued

     The aggregate annual maturities and scheduled payments of long-term debt, as of year-end 2012, and for the years subsequent to 2012 are:

2013	$2,700
2014	320
2015	517
2016	463
2017	607
Thereafter	3,869
Total debt	$8,476

6. Derivative Financial Instruments

     GAAP defines derivatives, requires that derivatives be carried at fair value on the balance sheet, and provides for hedge accounting when certain conditions are met. The Company’s derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of tax effects. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings. Other comprehensive income or loss is reclassified into current period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as “fair value” hedges, along with corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current period earnings. Ineffective portions of fair value hedges, if any, are recognized in current period earnings.

     The Company assesses, both at the inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of the hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company discontinues hedge accounting prospectively.

   Interest Rate Risk Management

     The Company is exposed to market risk from fluctuations in interest rates. The Company manages its exposure to interest rate fluctuations through the use of interest rate swaps (fair value hedges) and forward-starting interest rate swaps (cash flow hedges). The Company’s current program relative to interest rate protection contemplates hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, the Company uses the following guidelines: (i) use average daily outstanding borrowings to determine annual debt amounts subject to interest rate exposure, (ii) limit the average annual amount subject to interest rate reset and the amount of floating rate debt to a combined total of $2,500 or less, (iii) include no leveraged products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

     The Company reviews compliance with these guidelines annually with the Financial Policy Committee of the Board of Directors. These guidelines may change as the Company’s needs dictate.

Notes to Consolidated Financial Statements, Continued

   Fair Value Interest Rate Swaps

     The table below summarizes the outstanding interest rate swaps designated as fair value hedges as of February 2, 2013, and January 28, 2012.

	2012		2011
	Pay	Pay	Pay	Pay
	Floating	Fixed	Floating	Fixed
Notional amount	$475	$—	$1,625	$—
Number of contracts	6	—	18	—
Duration in years	1.41	—	0.74	—
Average variable rate	3.29%	—	3.84%	—
Average fixed rate	5.38%	—	5.87%	—
Maturity	Between		Between
	April 2013 and		April 2012 and
	December 2018		April 2013

     During 2012, fourteen of the Company’s fair value swaps, with a notional amount of $1,250, matured.

     In 2012, the Company entered into two fair value swaps with a total notional amount of $100.

     The gain or loss on these derivative instruments as well as the offsetting gain or loss on the hedged items attributable to the hedged risk are recognized in current income as “Interest expense.” These gains and losses for 2012 and 2011 were as follows:

Year-To-Date
	February 2, 2013		January 28, 2012
	Gain/(Loss) on	Gain/(Loss) on	Gain/(Loss) on	Gain/(Loss) on
Income Statement Classification	Swaps	Borrowings	Swaps	Borrowings
Interest Expense	$(24)	$16	$(20)	$22

     The following table summarizes the location and fair value of derivative instruments designated as fair value hedges on the Company’s Consolidated Balance Sheets:

	Asset Derivatives
	Fair Value
	February 2,	January 28,	Balance Sheet
Derivatives Designated as Fair Value Hedging Instruments	2013	2012	Location
Interest Rate Hedges	$1	$25	Other Assets

   Cash Flow Forward-Starting Interest Rate Swaps

     As of February 2, 2013, the Company had 17 forward-starting interest rate swap agreements with maturity dates between April 2013 and January 2014 with an aggregate notional amount totaling $850. In 2012, the Company entered into seven of these forward-starting interest rate swap agreements with an aggregate notional amount totaling $350. A forward-starting interest rate swap is an agreement that effectively hedges the variability in future benchmark interest payments attributable to changes in interest rates on the forecasted issuance of fixed-rate debt. The Company entered into the forward-starting interest rate swaps in order to lock in fixed interest rates on its forecasted issuances of debt in fiscal year 2013. Accordingly, the forward-starting interest rate swaps were designated as cash-flow hedges as defined by GAAP. As of February 2, 2013, the fair value of the interest rates swaps was recorded in other investments for $5 and accumulated other comprehensive income for $3 net of tax.

Notes to Consolidated Financial Statements, Continued

     As of January 28, 2012, the Company maintained 24 forward-starting interest rate swap derivatives with maturity dates between May 2012 and April 2013 with an aggregate notional amount totaling $1,200. The Company entered into the forward-starting interest rate swaps in order to lock in fixed interest rates on its forecasted issuances of debt in fiscal years 2012 and 2013. Accordingly, the forward-starting interest rate swaps were designated as cash-flow hedges as defined by GAAP. As of January 28, 2012, the fair value of the interest rates swaps was recorded in other long-term liabilities for $41 and accumulated other comprehensive loss for $26 net of tax.

     During 2012, the Company terminated 14 forward-starting interest rate swap agreements with maturity dates of May 2012 with an aggregate notional amount totaling $700. These forward-starting interest rate swap agreements were hedging the variability in future benchmark interest payments attributable to changing interest rates on the forecasted issuance of fixed-rate debt issued in 2012. As discussed in Note 5, the Company issued $850 of senior notes in 2012. Since these forward-starting interest rate swap agreements were classified as cash flow hedges, the unamortized loss of $27 has been deferred net of tax in accumulated other comprehensive income (“AOCI”) and will be amortized to earnings as the interest payments are made.

     The following table summarizes the effect of the Company’s derivative instruments designated as cash flow hedges for 2012 and 2011:

	Year-To-Date
			Amount of Gain/(Loss)
	Amount of Gain/(Loss)		Reclassified from AOCI
	in AOCI on Derivative		into Income (Effective		Location of Gain/(Loss)
Derivatives in Cash Flow Hedging	(Effective Portion)		Portion)		Reclassified into Income
Relationships	2012	2011	2012	2011	(Effective Portion)
Forward-Starting Interest Rate
Swaps, net of tax*	$(14)	$(30)	$(3)	$(1)	Interest expense
____________________

*	The amounts of Gain/(Loss) in AOCI on derivatives include unamortized proceeds and payments from forward-starting interest rate swaps once classified as cash flow hedges that were terminated prior to end of 2012.

   Commodity Price Protection

     The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, warehouses, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which the Company expects to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales.

7. Fair Value Measurements

     GAAP establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of the fair value hierarchy defined in the standards are as follows:

     Level 1 – Quoted prices are available in active markets for identical assets or liabilities;

     Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable;

     Level 3 – Unobservable pricing inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Notes to Consolidated Financial Statements, Continued

     For items carried at (or adjusted to) fair value in the consolidated financial statements, the following tables summarize the fair value of these instruments at February 2, 2013 and January 28, 2012:

February 2, 2013 Fair Value Measurements Using

	Quoted Prices in
	Active Markets		Significant
	for Identical	Significant Other	Unobservable
	Assets	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Available-for-Sale Securities	$8	$—	$20	$28
Long-Lived Assets	—	—	8	8
Interest Rate Hedges	—	6	—	6
Total	$8	$6	$28	$42

January 28, 2012 Fair Value Measurements Using

	Quoted Prices in
	Active Markets		Significant
	for Identical	Significant Other	Unobservable
	Assets	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Available-for-Sale Securities	$8	$—	$20	$28
Long-Lived Assets	—	—	23	23
Interest Rate Hedges	—	(16)	—	(16)
Total	$8	$(16)	$43	$35

     The Company values interest rate hedges using observable forward yield curves. These forward yield curves are classified as Level 2 inputs.

     Fair value measurements of non-financial assets and non-financial liabilities are primarily used in the impairment analysis of goodwill, other intangible assets, long-lived assets and in the valuation of store lease exit costs. The Company reviews goodwill and other intangible assets for impairment annually, during the fourth quarter of each fiscal year, and as circumstances indicate the possibility of impairment. See Note 2 for further discussion related to the Company’s carrying value of goodwill and its goodwill impairment charge in 2010. Long-lived assets and store lease exit costs were measured at fair value on a nonrecurring basis using Level 3 inputs as defined in the fair value hierarchy. See Note 1 for further discussion of the Company’s policies and recorded amounts for impairments of long-lived assets and valuation of store lease exit costs. In 2012, long-lived assets with a carrying amount of $26 were written down to their fair value of $8, resulting in an impairment charge of $18. In 2011, long-lived assets with a carrying amount of $60 were written down to their fair value of $23, resulting in an impairment charge of $37.

     In 2011, unrealized gains on Level 3 Available-for-Sale Securities totaled $3.

Fair Value of Other Financial Instruments

   Current and Long-term Debt

     The fair value of the Company’s long-term debt, including current maturities, was estimated based on the quoted market prices for the same or similar issues adjusted for illiquidity based on available market evidence. If quoted market prices were not available, the fair value was based upon the net present value of the future cash flow using the forward interest rate yield curve in effect at respective year-ends. At February 2, 2013, the fair value of total debt was $9,339 compared to a carrying value of $8,476. At January 28, 2012, the fair value of total debt was $8,700 compared to a carrying value of $7,743.

Notes to Consolidated Financial Statements, Continued

     Cash and Temporary Cash Investments, Deposits In-Transit, Receivables, Prepaid and Other Current Assets, Trade Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

     The carrying amounts of these items approximated fair value.

   Long-term Investments

     The fair values of these investments were estimated based on quoted market prices for those or similar investments, or estimated cash flows, if appropriate. At February 2, 2013 and January 28, 2012, the carrying and fair value of long-term investments for which fair value is determinable were $44 and $50, respectively.

8. Leases and Lease-Financed Transactions

     While the Company’s current strategy emphasizes ownership of store real estate, the Company operates primarily in leased facilities. Lease terms generally range from 10 to 20 years with options to renew for varying terms. Terms of certain leases include escalation clauses, percentage rent based on sales or payment of executory costs such as property taxes, utilities or insurance and maintenance. Rent expense for leases with escalation clauses or other lease concessions are accounted for on a straight-line basis beginning with the earlier of the lease commencement date or the date the Company takes possession. Portions of certain properties are subleased to others for periods generally ranging from one to 20 years.

     Rent expense (under operating leases) consists of:

	2012	2011	2010
Minimum rentals	$727	$715	$721
Contingent payments	13	13	11
Tenant income	(112)	(109)	(109)
Total rent expense	$628	$619	$623

     Minimum annual rentals and payments under capital leases and lease-financed transactions for the five years subsequent to 2012 and in the aggregate are:

			Lease-
	Capital	Operating	Financed
	Leases	Leases	Transactions
2013	$51	$707	$6
2014	47	663	6
2015	42	601	7
2016	39	540	7
2017	38	467	8
Thereafter	232	2,025	87

	449	$5,003	$121

Less estimated executory costs included in capital leases	—

Net minimum lease payments under capital leases	449
Less amount representing interest	171

Present value of net minimum lease payments under capital leases	$278

     Total future minimum rentals under noncancellable subleases at February 2, 2013, were $243.

Notes to Consolidated Financial Statements, Continued

9. Earnings Per Common Share

     Net earnings attributable to The Kroger Co. per basic common share equals net earnings attributable to The Kroger Co. less income allocated to participating securities divided by the weighted average number of common shares outstanding. Net earnings attributable to The Kroger Co. per diluted common share equals net earnings attributable to The Kroger Co. less income allocated to participating securities divided by the weighted average number of common shares outstanding, after giving effect to dilutive stock options. The following table provides a reconciliation of net earnings attributable to The Kroger Co. and shares used in calculating net earnings attributable to The Kroger Co. per basic common share to those used in calculating net earnings attributable to The Kroger Co. per diluted common share:

	For the year ended			For the year ended			For the year ended
	February 2, 2013			January 28, 2012			January 29, 2011
	Earnings	Shares	Per	Earnings	Shares	Per	Earnings	Shares	Per
(in millions, except	(Numer-	(Denomi-	Share	(Numer-	(Denomi-	Share	(Numer-	(Denomi-	Share
per share amounts)	ator)	nator)	Amount	ator)	nator)	Amount	ator)	nator)	Amount
Net earnings attributable
to The Kroger Co.
per basic
common share	$1,485	533	$2.78	$598	590	$1.01	$1,109	635	$1.75
Dilutive effect of
stock options		4			3			3

Net earnings attributable
to The Kroger Co.
per diluted
common share	$1,485	537	$2.77	$598	593	$1.01	$1,109	638	$1.74

     The Company had undistributed and distributed earnings to participating securities totaling $12, $4 and $7 in 2012, 2011 and 2010, respectively.

     For the years ended February 2, 2013, January 28, 2012 and January 29, 2011, there were options outstanding for approximately 12.2 million, 12.2 million and 21.2 million common shares, respectively, that were excluded from the computation of net earnings attributable to The Kroger Co. per diluted common share. These shares were excluded because their inclusion would have had an anti-dilutive effect on EPS.

10. Stock Option Plans

     The Company grants options for common shares (“stock options”) to employees, as well as to its non-employee directors, under various plans at an option price equal to the fair market value of the stock at the date of grant. The Company accounts for stock options under the fair value recognition provisions. Under this method, the Company recognizes compensation expense for all share-based payments granted. The Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. Equity awards may be made at one of four meetings of its Board of Directors occurring shortly after the Company’s release of quarterly earnings. The 2012 primary grant was made in conjunction with the June meeting of the Company’s Board of Directors.

     Stock options typically expire 10 years from the date of grant. Stock options vest between one and five years from the date of grant. At February 2, 2013, approximately 15 million common shares were available for future option grants under these plans.

     In addition to the stock options described above, the Company awards restricted stock to employees under various plans. The restrictions on these awards generally lapse between one and five years from the date of the awards. The Company records expense for restricted stock awards in an amount equal to the fair market value of the underlying shares on the grant date of the award, over the period the awards lapse. As of February 2, 2013, approximately 8 million common shares were available under the 2005, 2008 and 2011

Notes to Consolidated Financial Statements, Continued

Long-Term Incentive Plans (the “Plans”) for future restricted stock awards or shares issued to the extent performance criteria are achieved. The Company has the ability to convert shares available for stock options under the Plans to shares available for restricted stock awards. Under some of the Plans, four shares available for option awards can be converted into one share available for restricted stock awards.

     All awards become immediately exercisable upon certain changes of control of the Company.

  Stock Options

     Changes in options outstanding under the stock option plans are summarized below:

	Shares	Weighted-
	subject	average
	to option	exercise
	(in millions)	price
Outstanding, year-end 2009	34.7	$21.30
Granted	3.7	$20.23
Exercised	(2.0)	$16.31
Canceled or Expired	(0.5)	$22.12

Outstanding, year-end 2010	35.9	$21.45
Granted	3.9	$24.69
Exercised	(5.9)	$20.28
Canceled or Expired	(2.9)	$24.43

Outstanding, year-end 2011	31.0	$21.80
Granted	4.1	$22.04
Exercised	(6.7)	$18.35
Canceled or Expired	(1.9)	$23.28

Outstanding, year-end 2012	26.5	$22.61

     A summary of options outstanding and exercisable at February 2, 2013 follows:

		Weighted-
		average	Weighted-		Weighted-
Range of Exercise	Number	remaining	average	Options	average
Prices	outstanding	contractual life	exercise price	exercisable	exercise price
	(in millions)	(in years)		(in millions)
$13.78 - $17.30	2.8	2.22	$16.38	2.8	$16.38
$17.31 - $20.15	4.1	2.38	$18.68	4.0	$18.67
$20.16 - $22.33	6.9	8.52	$21.21	1.6	$20.21
$22.34 - $26.13	6.4	7.45	$23.71	3.6	$23.32
$26.14 - $28.62	6.3	4.84	$28.35	6.0	$28.36
$13.78 - $28.62	26.5	5.77	$22.61	18.0	$22.57

     The weighted-average remaining contractual life for options exercisable at February 2, 2013, was approximately 4.5 years. The intrinsic value of options outstanding and exercisable at February 2, 2013 was $143 and $99, respectively.

Notes to Consolidated Financial Statements, Continued

   Restricted stock

     Changes in restricted stock outstanding under the restricted stock plans are summarized below:

	Restricted
	shares	Weighted-average
	outstanding	grant-date
	(in millions)	fair value
Outstanding, year-end 2009	4.4	$24.25
Granted	2.4	$20.25
Lapsed	(2.3)	$23.62
Canceled or Expired	(0.1)	$23.13

Outstanding, year-end 2010	4.4	$22.39
Granted	2.5	$24.63
Lapsed	(2.5)	$21.96
Canceled or Expired	(0.2)	$23.80

Outstanding, year-end 2011	4.2	$23.92
Granted	2.6	$22.23
Lapsed	(2.4)	$24.34
Canceled or Expired	(0.1)	$23.28

Outstanding, year-end 2012	4.3	$22.67

     The weighted-average fair value of stock options granted during 2012, 2011 and 2010 was $4.39, $6.00 and $5.12, respectively. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on the assumptions shown in the table below. The Black-Scholes model utilizes extensive judgment and financial estimates, including the term employees are expected to retain their stock options before exercising them, the volatility of the Company’s stock price over that expected term, the dividend yield over the term and the number of awards expected to be forfeited before they vest. Using alternative assumptions in the calculation of fair value would produce fair values for stock option grants that could be different than those used to record stock-based compensation expense in the Consolidated Statements of Operations. The decrease in the fair value of the stock options granted during 2012, compared to 2011, resulted primarily from a decrease in the Company’s share price, a decrease in the weighted average risk-free interest rate and an increase in the expected dividend yield. The increase in the fair value of the stock options granted in 2011, compared to 2010, resulted primarily from an increase in the Company’s share price.

     The following table reflects the weighted-average assumptions used for grants awarded to option holders:

	2012	2011	2010
Weighted average expected volatility	26.49%	26.31%	26.87%
Weighted average risk-free interest rate	0.97%	2.16%	2.57%
Expected dividend yield	2.49%	1.90%	2.00%
Expected term (based on historical results)	6.9 years	6.9 years	6.9 years

     The weighted-average risk-free interest rate was based on the yield of a treasury note as of the grant date, continuously compounded, which matures at a date that approximates the expected term of the options. The dividend yield was based on our history and expectation of dividend payouts. Expected volatility was determined based upon historical stock volatilities; however, implied volatility was also considered. Expected term was determined based upon a combination of historical exercise and cancellation experience as well as estimates of expected future exercise and cancellation experience.

Notes to Consolidated Financial Statements, Continued

     Total stock compensation recognized in 2012, 2011 and 2010 was $82, $81 and $79, respectively. Stock option compensation recognized in 2012, 2011 and 2010 was $22, $22 and $25, respectively. Restricted shares compensation recognized in 2012, 2011 and 2010 was $60, $59 and $54 respectively.

     The total intrinsic value of options exercised was $44, $24 and $11 in 2012, 2011 and 2010, respectively. The total amount of cash received in 2012 by the Company from the exercise of options granted under share-based payment arrangements was $110. As of February 2, 2013, there was $96 of total unrecognized compensation expense remaining related to non-vested share-based compensation arrangements granted under the Company’s equity award plans. This cost is expected to be recognized over a weighted-average period of approximately two years. The total fair value of options that vested was $23, $33 and $37 in 2012, 2011 and 2010, respectively.

     Shares issued as a result of stock option exercises may be newly issued shares or reissued treasury shares. Proceeds received from the exercise of options, and the related tax benefit, may be utilized to repurchase the Company’s common shares under a stock repurchase program adopted by the Company’s Board of Directors. During 2012, the Company repurchased approximately four million common shares in such a manner.

11. Commitments and Contingencies

     The Company continuously evaluates contingencies based upon the best available evidence.

     The Company believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from the Company’s estimates, future earnings will be charged or credited.

     The principal contingencies are described below:

     Insurance — The Company’s workers’ compensation risks are self-insured in most states. In addition, other workers’ compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers’ compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are all reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

     Litigation — On October 6, 2006, the Company petitioned the Tax Court (Ralphs Grocery Company and Subsidiaries, formerly known as Ralphs Supermarkets, Inc. v. Commissioner of Internal Revenue, Docket No. 20364-06) for a redetermination of deficiencies asserted by the Commissioner of Internal Revenue. The dispute at issue involved a 1992 transaction in which Ralphs Holding Company acquired the stock of Ralphs Grocery Company and made an election under Section 338(h)(10) of the Internal Revenue Code. The Commissioner determined that the acquisition of the stock was not a purchase as defined by Section 338(h)(3) of the Internal Revenue Code and that the acquisition therefore did not qualify for a Section 338(h)(10) election. On January 27, 2011, the Tax Court issued its opinion upholding the Company’s position that the acquisition of the stock qualified as a purchase, granting the Company’s motion for partial summary judgment and denying the Tax Commissioner’s motion. All remaining issues in the matter had been resolved and the Tax Court entered its decision on May 2, 2012. On July 24, 2012, the Tax Commissioner filed a notice with the United States Court of Appeals for the 9th Circuit to appeal the decision of the Tax Court.

     Subsequent to the filing of the notice to appeal the government requested the dismissal of the case. On November 14, 2012, the United States Court of Appeals for the 9th Circuit issued its dismissal order with prejudice, finally resolving all issues in the matter.

     Various claims and lawsuits arising in the normal course of business, including suits charging violations of certain antitrust, wage and hour, or civil rights laws, are pending against the Company. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. Any damages that may be awarded in antitrust cases will be automatically trebled. Although it is not possible at this time to evaluate

Notes to Consolidated Financial Statements, Continued

the merits of all of these claims and lawsuits, nor their likelihood of success, the Company is of the belief that any resulting liability will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

     The Company continually evaluates its exposure to loss contingencies arising from pending or threatened litigation and believes it has made provisions where it is reasonably possible to estimate and where an adverse outcome is probable. Nonetheless, assessing and predicting the outcomes of these matters involves substantial uncertainties. Management currently believes that the aggregate range of loss for the Company’s exposure is not material to the Company. It remains possible that despite management’s current belief, material differences in actual outcomes or changes in management’s evaluation or predictions could arise that could have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

     Assignments — The Company is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Company could be required to satisfy the obligations under the leases if any of the assignees is unable to fulfill its lease obligations. Due to the wide distribution of the Company’s assignments among third parties, and various other remedies available, the Company believes the likelihood that it will be required to assume a material amount of these obligations is remote.

12. Stock

   Preferred Shares

     The Company has authorized five million shares of voting cumulative preferred shares; two million shares were available for issuance at February 2, 2013. The shares have a par value of $100 per share and are issuable in series.

   Common Shares

     The Company has authorized one billion common shares, $1 par value per share. On May 20, 1999, the shareholders authorized an amendment to the Amended Articles of Incorporation to increase the number of authorized common shares from one billion to two billion when the Board of Directors determines it to be in the best interest of the Company.

   Common Stock Repurchase Program

     The Company maintains stock repurchase programs that comply with Securities Exchange Act Rule 10b5-1 to allow for the orderly repurchase of The Kroger Co. common shares, from time to time. The Company made open market purchases totaling $1,165, $1,420 and $505 under these repurchase programs in 2012, 2011 and 2010, respectively. In addition to these repurchase programs, in December 1999, the Company began a program to repurchase common shares to reduce dilution resulting from its employee stock option plans. This program is solely funded by proceeds from stock option exercises and the related tax benefit. The Company repurchased approximately $96, $127 and $40 under the stock option program during 2012, 2011 and 2010, respectively.

13. Company-Sponsored Benefit Plans

     The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees and some union-represented employees as determined by the terms and conditions of collective bargaining agreements. These include several qualified pension plans (the “Qualified Plans”) and a non-qualified plan (the “Non-Qualified Plan”). The Non-Qualified Plan pays benefits to any employee that earns in excess of the maximum allowed for the Qualified Plans by Section 415 of the Internal Revenue Code. The Company only funds obligations under the Qualified Plans. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan.

Notes to Consolidated Financial Statements, Continued

     In addition to providing pension benefits, the Company provides certain health care benefits for retired employees. The majority of the Company’s employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care benefits occurs as claims or premiums are paid.

     The Company recognizes the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized as part of net periodic benefit cost are required to be recorded as a component of AOCI. All plans are measured as of the Company’s fiscal year end.

     Amounts recognized in AOCI as of February 2, 2013 and January 28, 2012 consist of the following (pre-tax):

	Pension Benefits		Other Benefits		Total
	2012	2011	2012	2011	2012	2011
Net actuarial loss (gain)	$1,206	$1,329	$(15)	$(21)	$1,191	$1,308
Prior service cost (credit)	3	3	(8)	(12)	(5)	(9)
Transition obligation	—	1	—	—	—	1

Total	$1,209	$1,333	$(23)	$(33)	$1,186	$1,300

     Amounts in AOCI expected to be recognized as components of net periodic pension or postretirement benefit costs in the next fiscal year are as follows (pre-tax):

	Pension	Other
	Benefits	Benefits	Total
	2013	2013	2013
Net actuarial loss	$101	$—	$101
Prior service cost (credit)	1	(4)	(3)

Total	$102	$(4)	$98

     Other changes recognized in other comprehensive income in 2012, 2011, and 2010 were as follows (pre-tax):

	Pension Benefits			Other Benefits			Total
	2012	2011	2010	2012	2011	2010	2012	2011	2010
Incurred net actuarial loss (gain)	$(33)	$451	$(18)	$5	$32	$4	$(28)	$483	$(14)
Amortization of prior service
credit (cost)	—	(1)	(1)	5	5	5	5	4	4
Amortization of net actuarial
gain (loss)	(97)	(64)	(50)	—	2	3	(97)	(62)	(47)
Total recognized in other
comprehensive income	(130)	386	(69)	10	39	12	(120)	425	(57)

Total recognized in net periodic
benefit cost and other
comprehensive income	$(41)	$456	$(4)	$38	$62	$33	$(3)	$518	$29

Notes to Consolidated Financial Statements, Continued

     Information with respect to change in benefit obligation, change in plan assets, the funded status of the plans recorded in the Consolidated Balance Sheets, net amounts recognized at the end of fiscal years, weighted average assumptions and components of net periodic benefit cost follow:

	Pension Benefits
	Qualified Plans		Non-Qualified Plan		Other Benefits
	2012	2011	2012	2011	2012	2011
Change in benefit obligation:
Benefit obligation at beginning of
fiscal year	$3,348	$2,923	$217	$192	$378	$330
Service cost	44	41	3	3	16	13
Interest cost	146	158	9	10	16	17
Plan participants’ contributions	—	—	—	—	9	9
Actuarial loss	33	344	3	21	6	32
Benefits paid	(131)	(122)	(11)	(9)	(23)	(23)
Other	3	4	—	—	—	—
Benefit obligation at end of fiscal year	$3,443	$3,348	$221	$217	$402	$378

Change in plan assets:
Fair value of plan assets at beginning of
fiscal year	$2,523	$2,472	$—	$—	$—	$—
Actual return on plan assets	278	117	—	—	—	—
Employer contributions	71	52	11	9	14	14
Plan participants’ contributions	—	—	—	—	9	9
Benefits paid	(131)	(122)	(11)	(9)	(23)	(23)
Other	5	4	—	—	—	—
Fair value of plan assets at end of fiscal year	$2,746	$2,523	$—	$—	$—	$—
Funded status at end of fiscal year	$(697)	$(825)	$(221)	$(217)	$(402)	$(378)
Net liability recognized at end of fiscal year	$(697)	$(825)	$(221)	$(217)	$(402)	$(378)

     As of February 2, 2013 and January 28, 2012, other current liabilities include $29 and $27, respectively, of net liability recognized for the above benefit plans.

     As of February 2, 2013 and January 28, 2012, pension plan assets do not include common shares of The Kroger Co.

	Pension Benefits			Other Benefits
Weighted average assumptions	2012	2011	2010	2012	2011	2010
Discount rate – Benefit obligation	4.29%	4.55%	5.60%	4.11%	4.40%	5.40%
Discount rate – Net periodic benefit cost	4.55%	5.60%	6.00%	4.40%	5.40%	5.80%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase –
Net periodic benefit cost	2.82%	2.88%	2.92%
Rate of compensation increase –
Benefit Obligation	2.77%	2.82%	2.88%

     The Company’s discount rate assumptions were intended to reflect the rates at which the pension benefits could be effectively settled. They take into account the timing and amount of benefits that would be available under the plans. The Company’s policy for selecting the discount rates as of year-end 2012 changed from the policy as of year-end 2011 and 2010. In 2012, the Company’s policy was to match the plan’s cash flows to that of a hypothetical bond portfolio whose cash flow from coupons and maturities match the plan’s projected

Notes to Consolidated Financial Statements, Continued

benefit cash flows. The discount rates are the single rates that produce the same present value of cash flows. The selection of the 4.29% and 4.11% discount rates as of year-end 2012 for pension and other benefits, respectively, represents the hypothetical bond portfolio using bonds with an AA or better rating constructed with the assistance of an outside consultant. In 2011 and 2010, the Company’s policy was to match the plan’s cash flows to that of a yield curve that provides the equivalent yields on zero-coupon corporate bonds for each maturity. Benefit cash flows due in a particular year can theoretically be “settled” by “investing” them in the zero-coupon bond that matures in the same year. The discount rates are the single rates that produce the same present value of cash flows. The selection of the 4.55% and 4.40% discount rates as of year-end 2011 for pension and other benefits, respectively, represents the equivalent single rates constructed under a broad-market AA yield curve constructed with the assistance of an outside consultant. A 100 basis point increase in the discount rate would decrease the projected pension benefit obligation as of February 2, 2013, by approximately $412.

     To determine the expected rate of return on pension plan assets, the Company considers current and anticipated plan asset allocations as well as historical and forecasted rates of return on various asset categories. For 2012, 2011 and 2010, the Company assumed a pension plan investment return rate of 8.5%. The Company pension plan’s average rate of return was 9.7% for the 10 calendar years ended December 31, 2012, net of all investment management fees and expenses. The rate of return for the Company-sponsored defined benefit pension plans for the calendar year ending December 31, 2012 was 15.0%, net of investment management fees and expenses. For the past 20 years, the Company’s average annual rate of return has been 9.9%, and the average annual rate of return for the S&P 500 has been 8.5%. Based on the above information and forward looking assumptions for investments made in a manner consistent with the Company’s target allocations, the Company believes an 8.5% rate of return assumption is reasonable.

     The Company calculates its expected return on plan assets by using the market-related value of plan assets. The market-related value of plan assets is determined by adjusting the actual fair value of plan assets for gains or losses on plan assets. Gains or losses represent the difference between actual and expected returns on plan investments for each plan year. Gains or losses on plan assets are recognized evenly over a five year period. Using a different method to calculate the market-related value of plan assets would provide a different expected return on plan assets.

     The funded status increased in 2012, compared to 2011, due mostly to the return on plan assets, offset slightly by a decrease in the discount rate used to calculate the present value of the Company’s benefit obligation.

     The Company uses the RP-2000 projected 2018 mortality table in calculating the pension obligation.

	Pension Benefits
	Qualified Plans			Non-Qualified Plan			Other Benefits
	2012	2011	2010	2012	2011	2010	2012	2011	2010
Components of net periodic benefit cost:
Service cost	$44	$41	$40	$3	$3	$2	$16	$13	$12
Interest cost	146	158	158	9	10	12	16	17	17
Expected return on plan assets	(210)	(207)	(196)	—	—	—	—	—	—
Amortization of:
Prior service cost (credit)	—	—	—	—	1	(1)	(4)	(5)	(5)
Actuarial (gain) loss	88	57	44	9	7	6	—	(2)	(3)
Net periodic benefit cost	$68	$49	$46	$21	$21	$19	$28	$23	$21

Notes to Consolidated Financial Statements, Continued

     The following table provides the projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”) and the fair value of plan assets for all Company-sponsored pension plans.

	Qualified Plans		Non-Qualified Plan
	2012	2011	2012	2011
PBO at end of fiscal year	$3,443	$3,348	$221	$217
ABO at end of fiscal year	$3,278	$3,147	$211	$209
Fair value of plan assets at end of year	$2,746	$2,523	$—	$—

     The following table provides information about the Company’s estimated future benefit payments.

	Pension	Other
	Benefits	Benefits
2013	$151	$18
2014	$160	$20
2015	$170	$22
2016	$181	$23
2017	$193	$26
2018 – 2022	$1,121	$157

     The following table provides information about the target and actual pension plan asset allocations.

	Target	Actual
	allocations	Allocations
	2012	2012	2011
Pension plan asset allocation
Global equity securities	18.5%	19.2%	20.9%
Emerging market equity securities	8.8	8.9	8.8
Investment grade debt securities	9.5	8.1	10.8
High yield debt securities	16.4	17.3	14.1
Private equity	6.3	6.0	6.3
Hedge funds	27.5	27.2	23.3
Real estate	3.0	3.3	3.2
Other	10.0	10.0	12.6
Total	100.0%	100.0%	100.0%

     Investment objectives, policies and strategies are set by the Pension Investment Committee (the “Committee”) appointed by the CEO. The primary objectives include holding and investing the assets and distributing benefits to participants and beneficiaries of the pension plans. Investment objectives have been established based on a comprehensive review of the capital markets and each underlying plan’s current and projected financial requirements. The time horizon of the investment objectives is long-term in nature and plan assets are managed on a going-concern basis.

     Investment objectives and guidelines specifically applicable to each manager of assets are established and reviewed annually. Derivative instruments may be used for specified purposes, including rebalancing exposures to certain asset classes. Any use of derivative instruments for a purpose or in a manner not specifically authorized is prohibited, unless approved in advance by the Committee.

     The current target allocations shown represent 2012 targets that were established in 2011. The Company will rebalance by liquidating assets whose allocation materially exceeds target, if possible, and investing in assets whose allocation is materially below target. If markets are illiquid, the Company may not be able to rebalance to target quickly. To maintain actual asset allocations consistent with target allocations, assets are reallocated or rebalanced periodically. In addition, cash flow from employer contributions and participant benefit payments can be used to fund underweight asset classes and divest overweight asset classes, as appropriate. The Company expects that cash flow will be sufficient to meet most rebalancing needs.

Notes to Consolidated Financial Statements, Continued

     In February 2013, the Company contributed $100 to the Company-sponsored defined benefit pension plans and does not expect to make additional contributions in 2013. The Company expects contributions made during 2013 will decrease its required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions. The Company expects 2013 expense for Company-sponsored defined benefit pension plans to be approximately $80. In addition, the Company expects 401(k) Retirement Savings Account Plan cash contributions and expense from automatic and matching contributions to participants to increase slightly in 2013, compared to 2012.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The Company used a 7.20% initial health care cost trend rate and a 4.50% ultimate health care cost trend rate to determine its expense. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1% Point	1% Point
	Increase	Decrease
Effect on total of service and interest cost components	$5	$(4)
Effect on postretirement benefit obligation	$46	$(44)

     The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of February 2, 2013 and January 28, 2012:

Assets at Fair Value as of February 2, 2013

	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Cash and cash equivalents	$17	$—	$—	$17
Corporate Stocks	375	—	—	375
Corporate Bonds	—	72	—	72
U.S. Government Securities	—	66	—	66
Mutual Funds/Collective Trusts	130	559	—	689
Partnerships/Joint Ventures	—	378	—	378
Hedge Funds	—	—	739	739
Private Equity	—	—	180	180
Real Estate	—	—	91	91
Other	—	139	—	139
Total	$522	$1,214	$1,010	$2,746

Notes to Consolidated Financial Statements, Continued

Assets at Fair Value as of January 28, 2012

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and cash equivalents	$—	$—	$—	$—
Corporate Stocks	306	—	—	306
Corporate Bonds	—	82	—	82
U.S. Government Securities	—	91	—	91
Mutual Funds/Collective Trusts	143	476	—	619
Partnerships/Joint Ventures	—	454	—	454
Hedge Funds	—	—	579	579
Private Equity	—	—	159	159
Real Estate	—	—	81	81
Other	—	152	—	152
Total	$449	$1,255	$819	$2,523

     For measurements using significant unobservable inputs (Level 3) during 2012 and 2011, a reconciliation of the beginning and ending balances is as follows:

	Hedge Funds	Private Equity	Real Estate
Ending balance, January 29, 2011	$580	$150	$62
Contributions into Fund	6	27	17
Realized gains	—	18	3
Unrealized gains (losses)	(7)	3	8
Distributions	—	(45)	(10)
Other	—	6	1
Ending balance, January 28, 2012	579	159	81
Contributions into Fund	175	49	23
Realized gains	11	15	3
Unrealized gains	55	—	2
Distributions	(81)	(49)	(22)
Other	—	6	4
Ending balance, February 2, 2013	$739	$180	$91

     See Note 7 for a discussion of the levels of the fair value hierarchy. The assets’ fair value measurement level above is based on the lowest level of any input that is significant to the fair value measurement.

     The following is a description of the valuation methods used for the plan’s assets measured at fair value in the above tables:

  Cash and cash equivalents: The carrying value approximates fair value.

  Corporate Stocks: The fair values of these securities are based on observable market quotations for identical assets and are valued at the closing price reported on the active market on which the individual securities are traded.

Notes to Consolidated Financial Statements, Continued

  Corporate Bonds: The fair values of these securities are primarily based on observable market quotations for similar bonds, valued at the closing price reported on the active market on which the individual securities are traded. When such quoted prices are not available, the bonds are valued using a discounted cash flow approach using current yields on similar instruments of issuers with similar credit ratings, including adjustments for certain risks that may not be observable, such as credit and liquidity risks.

  U.S. Government Securities: Certain U.S. Government securities are valued at the closing price reported in the active market in which the security is traded. Other U.S. government securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for similar securities, the security is valued under a discounted cash flow approach that maximizes observable inputs, such as current yields of similar instruments, but includes adjustments for certain risks that may not be observable, such as credit and liquidity risks.

  Mutual Funds/Collective Trusts: The mutual funds/collective trust funds are public investment vehicles valued using a Net Asset Value (NAV) provided by the manager of each fund. The NAV is based on the underlying net assets owned by the fund, divided by the number of shares outstanding. The NAV’s unit price is quoted on a private market that is not active. However, the NAV is based on the fair value of the underlying securities within the fund, which are traded on an active market, and valued at the closing price reported on the active market on which those individual securities are traded.

  Partnerships/Joint Ventures: These funds consist primarily of U.S. government securities, Corporate Bonds, Corporate Stocks, and derivatives, which are valued in a manner consistent with these types of investments, noted above.

  Hedge Funds: Hedge funds are private investment vehicles valued using a Net Asset Value (NAV) provided by the manager of each fund. The NAV is based on the underlying net assets owned by the fund, divided by the number of shares outstanding. The NAV’s unit price is quoted on a private market that is not active. The NAV is based on the fair value of the underlying securities within the funds, which are typically traded on an active market, and valued at the closing price reported on the active market on which those individual securities are traded. For investments not traded on an active market, or for which a quoted price is not publicly available, a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches, are employed by the fund manager to value investments. Fair values of all investments are adjusted annually, if necessary, based on audits of the Hedge Fund financial statements; such adjustments are reflected in the fair value of the plan’s assets.

  Private Equity: Private Equity investments are valued based on the fair value of the underlying securities within the fund, which include investments both traded on an active market and not traded on an active market. For those investments that are traded on an active market, the values are based on the closing price reported on the active market on which those individual securities are traded. For investments not traded on an active market, or for which a quoted price is not publicly available, a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches, are employed by the fund manager to value investments. Fair values of all investments are adjusted annually, if necessary, based on audits of the private equity fund financial statements; such adjustments are reflected in the fair value of the plan’s assets.

  Real Estate: Real estate investments include investments in real estate funds managed by a fund manager. These investments are valued using a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches.

     The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement.

Notes to Consolidated Financial Statements, Continued

     The Company contributed and expensed $140, $130 and $119 to employee 401(k) retirement savings accounts in 2012, 2011 and 2010, respectively. The 401(k) retirement savings account plan provides to eligible employees both matching contributions and automatic contributions from the Company based on participant contributions, compensation as defined by the plan, and length of service.

     The Company also administers other defined contribution plans for eligible employees. The cost of these plans was $7, $6 and $7 for 2012, 2011 and 2010, respectively.

14. Multi-Employer Pension Plans

     The Company contributes to various multi-employer pension plans based on obligations arising from collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

     In the fourth quarter of 2011, the Company entered into a memorandum of understanding (“MOU”) with 14 locals of the UFCW that participated in four multi-employer pension funds. The MOU established a process that amended each of the collective bargaining agreements between the Company and the UFCW locals under which the Company made contributions to these funds and consolidated the four multi-employer pension funds into one multi-employer pension fund.

     Under the terms of the MOU, the locals of the UFCW agreed to a future pension benefit formula through 2021. The Company was designated as the named fiduciary of the new consolidated pension plan with sole investment authority over the assets. The Company committed to contribute sufficient funds to cover the actuarial cost of current accruals and to fund the pre-consolidation Unfunded Actuarial Accrued Liability (“UAAL”) that existed as of December 31, 2011, in a series of installments on or before March 31, 2018. At January 1, 2012, the UAAL was estimated to be $911 (pre-tax). In accordance with GAAP, the Company expensed $911 in 2011 related to the UAAL. The expense was based on a preliminary estimate of the contractual commitment. In 2012, the Company finalized the UAAL contractual commitment and recorded an adjustment that reduced the 2011 estimated commitment by $53 (pre-tax). The final UAAL contractual commitment, at January 1, 2012, was $858 (pre-tax). In the fourth quarter of 2011, the Company contributed $650 to the consolidated multi-employer pension plan of which $600 was allocated to the UAAL and $50 was allocated to service and interest costs and expensed in 2011. In the fourth quarter of 2012, the Company contributed $258 to the consolidated multi-employer pension plan to fully fund the Company’s UAAL contractual commitment. Future contributions will be dependent, among other things, on the investment performance of assets in the plan. The funding commitments under the MOU replace the prior commitments under the four existing funds to pay an agreed upon amount per hour worked by eligible employees.

     The Company recognizes expense in connection with these plans as contributions are funded, or in the case of the UFCW consolidated pension plan, when commitments are made. The Company made contributions to these funds of $492 in 2012, $946 in 2011 and $262 in 2010. The cash contributions for 2012 and 2011 include the Company’s $258 and $650 contributions described above, respectively, to the UFCW consolidated pension plan in the fourth quarter of each year.

     The risks of participating in multi-employer pension plans are different from the risks of participating in single-employer pension plans in the following respects:

a.	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan allocable to such withdrawing employer may be borne by the remaining participating employers.

Notes to Consolidated Financial Statements, Continued

c.	If the Company stops participating in some of its multi-employer pension plans, the Company may be required to pay those plans an amount based on its allocable share of the underfunded status of the plan, referred to as a withdrawal liability.

     The Company’s participation in these plans is outlined in the following tables. The EIN / Pension Plan Number column provides the Employer Identification Number (“EIN”) and the three-digit pension plan number. The most recent Pension Protection Act Zone Status available in 2012 and 2011 is for the plan’s year-end at December 31, 2011 and December 31, 2010, respectively. Among other factors, generally, plans in the red zone are less than 65 percent funded, plans in the yellow zone are less than 80 percent funded and plans in the green zone are at least 80 percent funded. The FIP/RP Status Pending / Implemented Column indicates plans for which a funding improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented. Unless otherwise noted, the information for these tables was obtained from the Forms 5500 filed for each plan’s year-end at December 31, 2011 and December 31, 2010. The multi-employer contributions listed in the table below are the Company’s multi-employer contributions made in fiscal years 2012, 2011 and 2010.

Notes to Consolidated Financial Statements, Continued

     The following table contains information about the Company’s multi-employer pension plans:

	EIN / Pension	Pension Protection Act Zone Status		FIP/RP Status Pending/	Multi-Employer Contributions			Surcharge
Pension Fund	Plan Number	2012	2011	Implemented	2012	2011	2010	Imposed (7)
SO CA UFCW Unions & Food
Employers Joint Pension
Trust Fund (1) (2)	95-1939092 - 001	Red	Red	Implemented	$43	$40	$41	No
BD of Trustees of UNTD Food
and Commercial (1) (5)	58-6101602 - 001	Red	Red	Implemented	—	59	47	No
Desert States Employers & UFCW
Unions Pension Plan (1)	84-6277982 - 001	Green	Yellow	Implemented	22	20	17	No
UFCW Unions and Food
Employers Pension Plan of
Central Ohio (1) (5)	31-6089168 - 001	Green	Red	Implemented	—	23	21	No
Sound Retirement Trust
(formerly Retail Clerks
Pension Plan) (1) (3)	91-6069306 – 001	Red	Green	Implemented	12	10	9	No
Rocky Mountain UFCW
Unions and Employers
Pension Plan (1)	84-6045986 - 001	Green	Red	Implemented	17	16	16	No
Indiana UFCW Unions and
Retail Food Employers
Pension Plan (1) (5)	35-6244695 - 001	Red	Red	Implemented	—	5	5	No
Oregon Retail Employees
Pension Plan (1)	93-6074377 - 001	Red	Red	Implemented	7	6	6	No
Bakery and Confectionary Union
& Industry International
Pension Fund (1)	52-6118572 - 001	Red	Green	Pending	10	9	6	Yes
Washington Meat Industry
Pension Trust (1) (4)	91-6134141 - 001	Red	Red	Implemented	3	2	2	No
Retail Food Employers & UFCW
Local 711 Pension (1)	51-6031512 - 001	Red	Red	Implemented	8	7	7	No
Denver Area Meat Cutters and
Employers Pension Plan (1)	84-6097461 - 001	Green	Red	Implemented	8	8	8	No
United Food & Commercial
Workers Intl Union – Industry
Pension Fund (1) (4)	51-6055922 - 001	Green	Green	No	33	33	30	No
Northwest Ohio UFCW Union
and Employers Joint
Pension Fund (1) (5)	34-0947187 - 001	Green	Red	Implemented	—	2	2	No
Western Conference of
Teamsters Pension Plan	91-6145047 - 001	Green	Green	No	30	31	30	No
Central States, Southeast &
Southwest Areas
Pension Plan	36-6044243 - 001	Red	Red	Implemented	12	14	8	No
UFCW Consolidated
Pension Plan (1) (6)	58-6101602 – 001	N/A	N/A	N/A	275	650	—	No
Other					12	11	7
Total Contributions					$492	$946	$262
____________________

(1)	The Company’s multi-employer contributions to these respective funds represent more than 5% of the total contributions received by the pension funds.

Notes to Consolidated Financial Statements, Continued

(2)	The information for this fund was obtained from the Form 5500 filed for the plan’s year-end at March 31, 2012 and March 31, 2011.

(3)	The information for this fund was obtained from the Form 5500 filed for the plan’s year-end at September 30, 2011 and September 30, 2010.

(4)	The information for this fund was obtained from the Form 5500 filed for the plan’s year-end at June 30, 2011 and June 30, 2010.

(5)	As of December 31, 2011, these four pension funds were consolidated into the UFCW consolidated pension plan. See the above information regarding this multi-employer pension fund consolidation.

(6)	The UFCW consolidated pension plan was formed on January 1, 2012, as the result of the merger of four existing multi-employer pension plans. See the above information regarding this multi-employer pension fund consolidation.

(7)	Under the Pension Protection Act, a surcharge may be imposed when employers make contributions under a collective bargaining agreement that is not in compliance with a rehabilitation plan. As of February 2, 2013, the collective bargaining agreements under which the Company was making contributions were in compliance with rehabilitation plans adopted by the applicable pension fund, except for the pension fund noted above with an imposed surcharge.

     The following table describes (a) the expiration date of the Company’s collective bargaining agreements and (b) the expiration date of the Company’s most significant collective bargaining agreements for each of the material multi-employer funds in which the Company participates.

	Expiration Date	Most Significant Collective
	of Collective	Bargaining Agreements (1)
	Bargaining	(not in millions)
Pension Fund	Agreement	Count	Expiration
SO CA UFCW Unions & Food Employers Joint	March 2014 to		March 2014 to
Pension Trust Fund	June 2014	2	June 2014
	May 2012 (2) to		May 2012 (2) to
UFCW Consolidated Pension Plan (3)	August 2015	8	August 2015
	June 2014 to
Desert States Employers & UFCW Unions Pension Plan	October 2014	1	October 2014
Sound Retirement Trust	May 2013 to		May 2013 to
(formerly Retail Clerks Pension Plan)	December 2013	2	August 2013
Rocky Mountain UFCW Unions and Employers
Pension Plan	September 2015	1	September 2015
	February 2011 (2) to		July 2012 (2) to
Oregon Retail Employees Pension Plan	April 2015	3	June 2013
Bakery and Confectionary Union & Industry	May 2011 (2) to		August 2012 (2) to
International Pension Fund	July 2017	4	July 2015
	April 2013 to
Washington Meat Industry Pension Trust	January 2015	1	May 2013
	April 2013 to
Retail Food Employers & UFCW Local 711 Pension	March 2015	2	March 2015
Denver Area Meat Cutters and Employers Pension Plan	September 2015	1	September 2015
United Food & Commercial Workers Intl Union – Industry	April 2012 (2) to		June 2013 to
Pension Fund	September 2015	2	April 2015
	April 2014 to		August 2014 to
Western Conference of Teamsters Pension Plan	April 2018	5	September 2015
Central States, Southeast & Southwest Areas Pension Plan	September 2014	2	September 2014

Notes to Consolidated Financial Statements, Continued

____________________
(1)	This column represents the number of significant collective bargaining agreements and their expiration date for each of the Company’s pension funds listed above. For purposes of this table, the “significant collective bargaining agreements” are the largest based on covered employees that, when aggregated, cover the majority of the employees for which we make multi-employer contributions for the referenced pension fund.

(2)	Certain collective bargaining agreements for each of these pension funds are operating under an extension.

(3)	As of January 1, 2012, four multi-employer pension funds were consolidated into the UFCW consolidated pension plan. See the above information regarding this multi-employer pension fund consolidation.

     Based on the most recent information available to it, the Company believes that the present value of actuarial accrued liabilities in most of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. Moreover, if the Company were to exit certain markets or otherwise cease making contributions to these funds, the Company could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated.

     The Company also contributes to various other multi-employer benefit plans that provide health and welfare benefits to active and retired participants. Total contributions made by the Company to these other multi-employer benefit plans were approximately $1,100 in 2012, $1,000 in 2011 and $900 in 2010.

15. Recently Adopted Accounting Standards

     In June 2011, the Financial Accounting Standards Board (“FASB”) amended its rules regarding the presentation of comprehensive income. The objective of this amendment is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. Specifically, this amendment requires that all non-owner changes in shareholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new rules became effective for interim and annual periods beginning after December 15, 2011. In December 2011, the FASB deferred certain aspects of this standard beyond the December 15, 2011 effective date, specifically the provisions dealing with reclassification adjustments. The Company adopted this amended standard effective January 29, 2012 by presenting separate Consolidated Statements of Comprehensive Income immediately following the Consolidated Statements of Operations. Because this standard only affects the display of comprehensive income and does not affect what is included in comprehensive income, this standard did not have a material effect on the Company’s Consolidated Financial Statements.

     In May 2011, the FASB amended its rules for disclosure requirements for common fair value measurement. These amendments, effective for the interim and annual periods beginning on or after December 15, 2011 (early adoption was prohibited), result in a common definition of fair value and common requirements for fair value measurement and disclosure between GAAP and International Financial Accounting Standards. Consequently, the amendments change some fair value measurement principles and disclosure requirements. The implementation of the amended accounting guidance did not have a material effect on the Company’s consolidated financial position or results of operations.

16. Recently Issued Accounting Standards

     In February 2013, the FASB amended its standards on comprehensive income by requiring disclosure in the footnotes of information about amounts reclassified out of accumulated other comprehensive income by component. Specifically, the amendment will require disclosure of the line items of net income in which the item was reclassified only if it is reclassified to net income in its entirety in the same reporting period. It will also require cross reference to other disclosures for amounts that are not reclassified in their entirety in the same reporting period. The new disclosures will be required for the Company prospectively only for annual periods beginning February 3, 2013 and interim periods within those annual periods. The implementation of the amended accounting guidance will not have a material effect on the Company’s consolidated financial position or results of operations.

Notes to Consolidated Financial Statements, Continued

17. Quarterly Data (Unaudited)

     The two tables that follow reflect the unaudited results of operations for 2012 and 2011.

	Quarter
2012	First (16 Weeks)	Second (12 Weeks)	Third (12 Weeks)	Fourth (13 Weeks)	Total Year (53 Weeks)
Sales	$29,065	$21,726	$21,807	$24,153	$96,751
Merchandise costs, including advertising,
warehousing, and transportation,
excluding items shown separately below	23,095	17,278	17,383	19,102	76,858
Operating, general, and administrative	4,464	3,391	3,305	3,689	14,849
Rent	191	139	141	157	628
Depreciation and amortization	501	383	382	386	1,652
Operating profit	814	535	596	819	2,764
Interest expense	141	106	103	112	462
Earnings before income tax expense	673	429	493	707	2,302
Income tax expense	232	148	175	239	794
Net earnings including noncontrolling interests	441	281	318	468	1,508
Net earnings attributable to noncontrolling
interests	2	2	1	6	11
Net earnings attributable to The Kroger Co.	$439	$279	$317	$462	$1,497
Net earnings attributable to The Kroger Co. per basic
common share	$0.78	$0.52	$0.61	$0.89	$2.78
Average number of shares used in basic calculation	556	538	518	514	533
Net earnings attributable to The Kroger Co. per
diluted common share	$0.78	$0.51	$0.60	$0.88	$2.77
Average number of shares used in diluted
calculation	559	541	522	518	537
Dividends declared per common share	$0.115	$0.115	$0.15	$0.15	$0.53

     Annual amounts may not sum due to rounding.

Notes to Consolidated Financial Statements, Concluded

	Quarter
2011	First (16 Weeks)	Second (12 Weeks)	Third (12 Weeks)	Fourth (12 Weeks)	Total Year (52 Weeks)
Sales	$27,461	$20,913	$20,594	$21,406	$90,374
Merchandise costs, including advertising,
warehousing, and transportation,
excluding items shown separately below	21,624	16,555	16,358	16,957	71,494
Operating, general, and administrative	4,335	3,353	3,318	4,339	15,345
Rent	192	143	141	143	619
Depreciation and amortization	499	374	372	393	1,638
Operating profit (loss)	811	488	405	(426)	1,278
Interest expense	138	97	99	101	435
Earnings (loss) before income tax
expense (benefit)	673	391	306	(527)	843
Income tax expense (benefit)	252	108	108	(221)	247
Net earnings (loss) including
noncontrolling interests	421	283	198	(306)	596
Net earnings (loss) attributable to
noncontrolling interests	(11)	2	2	1	(6)
Net earnings (loss) attributable to The Kroger Co	$432	$281	$196	$(307)	$602
Net earnings (loss) attributable to The Kroger Co.
per basic common share	$0.71	$0.47	$0.33	$(0.54)	$1.01
Average number of shares used in basic calculation.	608	596	583	565	590
Net earnings (loss) attributable to The Kroger Co.
per diluted common share	$0.70	$0.46	$0.33	$(0.54)	$1.01
Average number of shares used in
diluted calculation	612	600	586	565	593
Dividends declared per common share	$0.105	$0.105	$0.115	$0.115	$0.44

     Annual amounts may not sum due to rounding.

18. Subsequent Event

     In February 2013, the Company made a $100 contribution to the Company-sponsored defined benefit pension plans and does not expect to make additional contributions in 2013.

     Kroger has a variety of plans under which employees may acquire common shares of Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

Computershare Plan Managers
P.O. Box 43021
Providence, RI 02940
Phone 800-872-3307

Questions regarding Kroger’s 401(k) plans should be directed to the employee’s Human Resources Department or 1-800-2KROGER. Questions concerning any of the other plans should be directed to the employee’s Human Resources Department.

SHAREOWNERS: Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., is Registrar and Transfer Agent for Kroger’s Common Shares. For questions concerning payment of dividends, changes of address, etc., individual shareowners should contact:

Wells Fargo Shareowner Services
P. O. Box 64854
Saint Paul, MN 55164-0854
Toll Free 1-855-854-1369

Shareholder questions and requests for forms available on the Internet should be directed to: www.shareowneronline.com.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including Kroger’s most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. Information also is available on Kroger’s corporate website at ir.kroger.com.

Executive Officers

Kathleen S. Barclay
Senior Vice President

Robert W. Clark
Group Vice President

Geoffrey J. Covert
Senior Vice President

David B. Dillon
Chairman of the Board and
Chief Executive Officer

Michael J. Donnelly
Senior Vice President

Kevin M. Dougherty
Group Vice President

Michael L. Ellis
Senior Vice President

Paul W. Heldman
Executive Vice President,
Secretary and General Counsel

Scott M. Henderson
Vice President and Treasurer

Christopher T. Hjelm
Senior Vice President and
Chief Information Officer

Calvin J. Kaufman
Group Vice President
President – Manufacturing

Lynn Marmer
Group Vice President

W. Rodney McMullen
President and
Chief Operating Officer

M. Marnette Perry
Senior Vice President

J. Michael Schlotman
Senior Vice President and
Chief Financial Officer

M. Elizabeth Van Oflen
Vice President and Controller

R. Pete Williams
Senior Vice President

Operating Unit Heads

Paul L. Bowen
Jay C

William H. Breetz, Jr.
Southwest Division

Timothy F. Brown
Delta Division

Jeffrey D. Burt
Central Division

Jay Cummins
Mid-Atlantic Division

Russell J. Dispense
King Soopers

Peter M. Engel
Fred Meyer Jewelers

Joseph E. Fey
QFC

Jon C. Flora
Fry’s

Donna Giordano
Ralphs

Rick Going
Michigan Division

Joseph A. Grieshaber, Jr.
Dillon Stores

Lynn T. Gust
Fred Meyer Stores

John P. Hackett
Mid-South Division

Bryan H. Kaltenbach
Food 4 Less

Bruce A. Lucia
Atlanta Division

Bruce A. Macaulay
Columbus Division

Sukanya Madlinger
Cincinnati Division

Gary Millerchip
Kroger Personal Finance

Jeffrey A. Parker
Kwik Shop

Darel Pfeiff
Turkey Hill Minit Markets

Mark W. Salisbury
Tom Thumb

Arthur Stawski, Sr.
Loaf ‘N Jug

Ron Stewart
Quik Stop

Michael J. Stoll
The Little Clinic

Van Tarver
Convenience Stores and
Supermarket Petroleum

Mark C. Tuffin
Smith’s

The Kroger Co. • 1014 Vine Street • Cincinnati, Ohio 45202 • (513) 762-4000

THE KROGER CO.
1014 VINE STREET
CINCINNATI, OH 45202

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M60306-P39832	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE KROGER CO.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:		For	Against	Abstain

	1a.	Reuben V. Anderson	☐	☐	☐

	1b.	Robert D. Beyer	☐	☐	☐

	1c.	David B. Dillon	☐	☐	☐

	1d.	Susan J. Kropf	☐	☐	☐

	1e.	John T. LaMacchia	☐	☐	☐

	1f.	David B. Lewis	☐	☐	☐

	1g.	W. Rodney McMullen	☐	☐	☐

	1h.	Jorge P. Montoya	☐	☐	☐

	1i.	Clyde R. Moore	☐	☐	☐

	1j.	Susan M. Phillips	☐	☐	☐

	1k.	Steven R. Rogel	☐	☐	☐

	1l.	James A. Runde	☐	☐	☐

	1m.	Ronald L. Sargent	☐	☐	☐

	1n.	Bobby S. Shackouls	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Advisory vote to approve executive compensation.	☐	☐	☐

3.	Approval of PricewaterhouseCoopers LLP, as auditors.	☐	☐	☐

The Board of Directors recommends that you vote AGAINST proposals 4, 5, 6 and 7.		For	Against	Abstain

4.	A shareholder proposal, if properly presented, to publish a report on human rights risks in the supply chain.	☐	☐	☐

5.	A shareholder proposal, if properly presented, to adopt a policy that the Board’s chairman be an independent director.	☐	☐	☐

6.	A shareholder proposal, if properly presented, to issue a report regarding extended producer responsibility for post-consumer package recycling.	☐	☐	☐

7.	A shareholder proposal, if properly presented, to adopt and implement a comprehensive palm oil policy.	☐	☐	☐

NOTE: All as set forth in the Proxy Statement accompanying this Notice. Holders of common shares of record at the close of business on April 30, 2013, will be entitled to vote at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.

M60307-P39832

THE KROGER CO.
Annual Meeting of Shareholders
June 27, 2013 11:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of DAVID B. DILLON, JOHN T. LAMACCHIA and BOBBY S. SHACKOULS or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR all nominees listed, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5, 6 and 7.

If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The Proxy Committee cannot vote the shares unless you vote your proxy by Internet or telephone, or sign and return this card.

Only shareholders and persons holding proxies from shareholders may attend the meeting. If you are attending the meeting, please bring the notice of the meeting that was separately mailed to you or the top portion of your proxy card, either of which will serve as your admission ticket.

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THE PROXY AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website, ir.kroger.com, at 11 a.m., eastern time.

Continued and to be signed on reverse side